EXECUTION VERSION

Asset Purchase Agreement
by and between
Avient Corporation
and
Hilo Group Buyer, LLC
August 11, 2022

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EXHIBITS
Exhibit A    Transaction Accounting Principles
Exhibit B    Illustrative Calculation of Working Capital
Exhibit C    Form of Transition Services Agreement
Exhibit D    Forms of Local Transfer Agreements
        D-1 – Avient Puerto Rico, LLC
        D-2 – Avient de Mexico Distribution, S. de R.L. de C.V.
        D-3 – PolyOne Distribution Trading (Shanghai) Co. Ltd.
        D-4 – NewCo ULC
Exhibit E    Forms of Assignment Agreements
        E-1 – Trademark Assignment Agreement
        E-2 – Patent Assignment Agreement
        E-3 – Source Code Assignment Agreement

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Exhibit F    Form of Employee Lease Agreement
Exhibit G    First-tier Allocation Schedule

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of August 11, 2022, is made by and between Avient Corporation, an Ohio corporation (“Seller”), and Hilo Group Buyer, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    In addition to its other businesses (including the Retained Businesses), Seller is engaged, directly and indirectly through certain of its Subsidiaries, in the Distribution Business.
B.    Seller wishes to sell, and Purchaser wishes to purchase, the Purchased Assets on the terms and subject to the conditions set forth in this Agreement. In addition, Purchaser wishes to assume, and Seller wishes for Purchaser to assume, the Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Certain Defined Terms. The following terms, when used in this Agreement and other documents delivered in connection herewith, have the meanings set forth or referenced below:
“Action” means any action, charge, arbitration, mediation, audit, investigation, suit or proceeding by or before any Governmental Authority, whether civil, criminal, regulatory, or otherwise.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“After-Acquired Business” has the meaning set forth in Section 5.17(a).
“Agreement” means this Asset Purchase Agreement, dated as of August11, 2022, between Seller and Purchaser, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 10.08.
“Allocation Schedules” has the meaning set forth in Section 2.12(b).
“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement, Local Transfer Agreements, Trademark Assignment Agreement, Patent Assignment Agreement, Source Code Assignment Agreement and Employee Lease Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, and anti-money laundering Laws applicable to the Distribution Business or its respective operations from time to time.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third-Parties), whether real, personal, or mixed, tangible or intangible, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.05(d).
“Assumed Contracts” has the meaning set forth in Section 2.01(a)(v).
“Assumed Liabilities” has the meaning set forth in Section 2.01(c).
“Assumed Permits” has the meaning set forth in Section 2.01(a)(viii).
“Balance Sheet Date” means May 31, 2022.
“Bill of Sale” has the meaning set forth in Section 2.05(c).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the Cleveland, Ohio are required or authorized by Law to be closed.
“Business Employee” means the individuals set forth on Section 1.01(a) of the Disclosure Schedule (such list shall be updated immediately prior to Closing to reflect any additions or removals in the Ordinary Course of Business, subject to Section 5.01(e)).
“Business Intellectual Property” means all Intellectual Property (other than Excluded Intellectual Property) that is owned by the Seller Group and is primarily used in the Distribution Business.
“Business Partner” has the meaning set forth in Section 5.17(b).
“Carve-Out Financial Statements” has the meaning set forth in Section 3.04(a).
“Cash and Cash Equivalents” means cash and cash equivalents determined in accordance with GAAP (including cash on hand and deposits in transit), checks, money orders, marketable securities, short-term investments, bank and other depository accounts, certificates of deposits, time deposits, negotiable instruments, securities and brokerage accounts, or funds in time and demand deposits net of any uncleared checks or drafts, excluding, in each case, restricted cash and any item included in Working Capital, as calculated pursuant to the terms of this Agreement. For purposes of this definition, and without limiting the obligations under Section 5.11, “restricted cash” shall mean any cash held as security deposits with third parties (other than security deposits with lessors) or as collateral for outstanding letters of credit.
“Closing” has the meaning set forth in Section 2.03.
“Closing Adjustment” has the meaning set forth in Section 2.07(d).
“Closing Date” has the meaning set forth in Section 2.03.
“Closing Legal Impediment” has the meaning set forth in Section 7.01(b).
“Closing Notice” has the meaning set forth in Section 2.07.
“Closing Payment” has the meaning set forth in Section 2.07(e).

“Code” means the United States Internal Revenue Code of 1986.
“Collateral Source” has the meaning set forth in Section 9.05(a).
“Collateral Source Proceeds” has the meaning set forth in Section 9.05(a).
“Competing Transactions” has the meaning set forth in Section 5.16.
“Competition and Investment Laws” means all applicable supranational, national, federal, state, provincial, local or foreign Laws designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition or (b) review investments by foreign investors, to the extent applicable to the purchase and sale of the Purchased Assets and the other Transactions, including the HSR Act, the Investment Canada Act (Canada) and other similar competition or antitrust Laws of any foreign jurisdiction and other similar investment Laws of any foreign jurisdiction.
“Condition Date” means the date on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that are to be satisfied at the Closing, but subject to their satisfaction at the Closing) is satisfied or waived by the applicable Party or Parties entitled to the benefit of such condition.
“Confidentiality Agreement” has the meaning set forth in Section 5.04(a).
“Consultation Period” has the meaning set forth in Section 2.10(b).
“Contracting Parties” has the meaning set forth in Section 10.17.
“Contracts” means all contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other written instruments, arrangements or understandings of any kind that are binding on any Person or any part of its property under applicable Law, other than any Seller Benefit Plan.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller of any Purchased Entity or (b) which together with Seller or any Purchased Entity is treated as a single employer under Section 414 of the Code.
“Controlling Party” has the meaning set forth in Section 9.03(d).
“Copyrights” means all registrations for copyrights and applications for registration thereof throughout the world.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolution thereof or related or associated virus, disease, pandemic, epidemic or endemic.
“Data Privacy or Security Laws” means all applicable Laws related to the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal, or disclosure regarding data (whether electronically or in any other form or medium). Additionally, Data Privacy or Security Laws means, where applicable, the Payment Card Industry Data Security Standards. For the avoidance of doubt, Data Privacy or Security Laws includes, as applicable, the

European Union’s General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Telephone Consumer Protection Act (TCPA).
“Debt Financing” means any debt financing that Purchaser may raise for the primary purpose of funding the Transactions.
“Debt Financing Parties” means (a) any Debt Financing Sources and (b) Affiliates or Representatives of the Persons identified in clause (a), in each case, in their respective capacities as such; provided, however, that in no event shall Guarantor or any of its Affiliates constitute Debt Financing Parties.
“Debt Financing Sources” means any Persons, including the lenders, financial institutions, institutional investors and other financing sources that have committed to provide or arrange any Debt Financing in connection with the Transactions, including the parties named in any debt commitment letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto; provided, however, that in no event shall Guarantor or any of its Affiliates constitute Debt Financing Sources.
“Determination Period” has the meaning set forth in Section 2.10(c).
“Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, delivered by Seller to Purchaser.
“Distribution Agreement” means the distribution agreement, dated July 1, 2022, between Fiber-Line, LLC, a Delaware limited liability company, as supplier, and Seller, as distributor, as amended by the Amendment to Distribution Agreement, dated August 3, 2022.
“Distribution Business” means the Seller Group’s distribution business of buying polymer materials from seller parties and selling the same materials (without processing) to other Persons as described in Seller’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021 and relevant subsequent filings (including the business reflected in the Carve-Out Financial Statements and Working Capital calculation and including the Purchased Entities) but shall in any case exclude (i) the resale of surplus polymers (with or without processing) and (ii) the sale of polymer materials (with or without processing), in each case, by the “Color, Additives and Inks” and “Specialty Engineered Materials” segments of the Seller Group (as such segments are described in such Annual Report on Form 10-K) and which are not reflected in the Carve-Out Financial Statements and Working Capital calculation.
“Effect” means any change, event, occurrence, fact, condition, development, circumstance or effect.
“Employee Lease Agreement” has the meaning set forth in Section 2.05(p).
“Employee Personal Data” means any information relating to an identified or identifiable natural person that (a) is obtained by Purchaser or its Subsidiaries from the Seller Group or any of its Representatives, (b) is processed by Purchaser or its Subsidiaries on behalf of the Seller Group, or (c) pertains to the personnel of the Seller Group.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preferential transfer and similar Laws affecting creditors’ rights generally from time to time in effect and general equitable principles.

“Environmental Law” means any Law relating to pollution or protection of or prevention of harm to the environment, including the transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of harm to worker health and safety in respect of exposure to Hazardous Materials, in effect as of the Closing.
“Environmental Permits” means all permits, licenses or other authorizations of any Governmental Authority required pursuant to applicable Environmental Law.
“Equipment Buy-Out Expense” has the meaning set forth in Section 2.02(c).
“Equity Commitment Letter” has the meaning set forth in Section 4.06.
“Equity Financing” has the meaning set forth in Section 4.06.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Equipment Buy-Out Expense” has the meaning set forth in Section 2.07(c).
“Estimated Indebtedness” has the meaning set forth in Section 2.07(c).
“Estimated Remaining Cash” has the meaning set forth in Section 2.07(b).
“Estimated Working Capital” has the meaning set forth in Section 2.07(a).
“Exchange Act” has the meaning set forth in Section 3.04(c).
“Excluded Assets” has the meaning set forth in Section 2.01(b).
“Excluded Employee Records” has the meaning set forth in Section 2.01(b)(x).
“Excluded Intellectual Property” has the meaning set forth in Section 2.01(b)(vi).
“Excluded Liabilities” has the meaning set forth in Section 2.01(d).
“Extended Leave” means short- and long-term disability leave.
“Excluded Benefits” has the meaning set forth in Section 6.01(c).
“Final Post-Closing Statement” has the meaning set forth in Section 2.10(c).
“Financing” has the meaning set forth in Section 5.09(a).
“First‐tier Allocation Schedule” has the meaning set forth in Section 2.12(a).
“Foreign Antitrust Laws” has the meaning set forth in Section 5.05(b).
“Former Business Employee” means an individual whose employment with the Seller Group has terminated but who, when last employed by the Seller Group, would have been considered a Business Employee under this Agreement if his or her last full day of employment had been on the Closing Date.

“Fraud” means with respect to the making of the representations and warranties expressly set forth in ARTICLE III or any Transaction Agreement other than the Transition Services Agreement, Supply Agreement or Distribution Agreement (as modified by the Disclosure Schedule), an actual common law fraud (excluding fraud based on a theory of recklessness or any form of constructive fraud).
“Fundamental Representations” means the representations and warranties of Seller set forth in the first and second sentence of Section 3.01 (Organization, Standing and Power), Section 3.02 (Authorization), clause (i) of Section 3.03(a) (No Conflict; Consents) and Section 3.24 (Brokers).
“Funds” has the meaning set forth in Section 4.06.
“GAAP” means the generally accepted accounting principles used in the United States consistently applied, as of the date hereof.
“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the U.S. Customs regulations; the U.S. Foreign Trade Regulations; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); all relevant regulations made under any of the foregoing; and other economic sanctions, export control, and customs Laws applicable to the Distribution Business.
“Governmental Approval” means any notices, reports, approvals, consents, registrations, permits, orders, clearances, certificates, waivers, terminations or expirations of waiting periods, to be made with, or obtained from, as applicable, any Governmental Authority.
“Governmental Authority” means any federal, state, provincial, local, foreign, or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, verdict, determination, decision or award entered by or with any Governmental Authority.
“Guarantor” means H.I.G. Middle Market LBO Fund IV, L.P., a Delaware limited partnership.
“Hazardous Materials” means any chemical, material or substance defined in, or regulated as toxic, hazardous, a pollutant or contaminant or words of similar effect under any Environmental Law, and includes petroleum, refined petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Improvements” has the meaning set forth in Section 3.18(b).
“Indebtedness” means, with respect to any Person and without duplication, all obligations in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes or debentures; (c)  letters of credit and bankers’ acceptances, bank guarantees, performance bonds or other similar instruments, in each case, solely to the extent drawn, and any amounts payable to terminate such arrangement (regardless of whether such arrangement is drawn or undrawn); (d) interest, premium, penalties, fees, prepayment premiums, breakage costs, related expenses, commitment and other fees, reimbursements and other amounts owing in respect of the items described in the foregoing clauses (a) through (c); (e) “earn-out”

obligations and other obligations for the deferred purchase price of property, goods or services (other than accounts payable incurred in the Ordinary Course of Business and determined in accordance with GAAP), conditional sale obligations, obligations under any title retention agreements, (f) all Liabilities of such Person to the applicable counterparty to settle interest rate and currency swap, cap, forward and any other arrangements designed to provide protection against fluctuations in any price or rate, in each case including any amounts payable to terminate such arrangements (in each case valued at the termination cost thereof), (g) in respect of leases that have been recorded or should have been recorded as capital leases by such Person in accordance with GAAP (excluding all lease obligations classified by such Person as an operating lease balance sheet liability in accordance with GAAP), (h) any accrued but unpaid litigation claims or settlements in accordance with GAAP, (i) with respect to a Purchased Entity, unpaid income Taxes for taxable periods (or portions thereof) ending at or before the Valuation Time (which amount shall be determined in a manner consistent with past custom and practice of such Purchased Entity (to the extent such past custom and practice are consistent with applicable Tax Law) as if the Tax year of such Purchased Entity ended as of the Valuation Time and assuming an interim closing of the books as of such time of such Purchased Entity, and, for the avoidance of doubt, taking into account estimated income Tax payments and other prepayments of such income Taxes), (j) unpaid Taxes to the extent directly arising or directly resulting from the Restructuring Activities, (k) any out-of-pocket fees and expenses (whether or not yet invoiced), incurred by or to be paid by, any Purchased Entity or included as an Assumed Liability, in either case in connection with the negotiation, preparation or execution of this Agreement, any other Transaction Agreement or any other documents or agreement contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, in each case, to the extent unpaid as of the Closing, and (l) any guaranty by such Person of any indebtedness of any Third-Party described in clauses (a) through (k).
“Indemnified Party” has the meaning set forth in Section 9.03(a).
“Indemnifying Party” has the meaning set forth in Section 9.03(a).
“Independent Accounting Firm” has the meaning set forth in Section 2.10(c).
“Initial Post-Closing Statement” has the meaning set forth in Section 2.09(a).
“Intellectual Property” means, collectively, (i) Copyrights, Software, database rights and any other rights in Software or other Technology, (ii) Patents, (iii) Trademarks, (iv) trade secrets and proprietary know-how, and confidential information, (v) social media accounts and handles, and internet domain names, (vi) any registrations, applications arising under Law or Contract relating to any of the foregoing, and (vii) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
“Inventory” means all inventory, raw material, work-in-process, finished products and other inventory, in each case, owned by Seller or its Affiliates to the extent held for use in or used exclusively in the Distribution Business, as reflected in the Carve-Out Financial Statements or Working Capital.
“IRS” means the Internal Revenue Service.
“IT Assets” means any and all computers, computer software, firmware, middleware, databases, servers, workstations, routers, hubs, switches, data communications lines and other information technology, network and communications equipment owned by Seller or any Affiliate of Seller and any related licenses to operate the foregoing, including all intangible rights in and to the foregoing, and reference and source material and all associated documentation relating thereto.

“Knowledge of Seller” means, in the case of Seller, the actual knowledge of the individuals set forth on Section 1.01(b) of the Disclosure Schedule as of the date of the representation, which shall be deemed to include the knowledge any such individual should have had as of the date of the representation after reasonable consultation with all of such individual’s direct reports who would reasonably be expected to have knowledge of the applicable matters.
“Latest Balance Sheet” has the meaning set forth in Section 3.04(a).
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority.
“Leased Real Property” means all leased, subleased, licensed or otherwise occupied real property leased by the Seller Group as set forth in Section 1.01(c) of the Disclosure Schedule.
“Liability” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, in each case regardless of when asserted or by whom and regardless of whether the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, right of way, easement or encroachment or charge of any kind.
“Local Transfer Agreements” has the meaning set forth in Section 2.05(g).
“Losses” means all losses, damages, Taxes costs, penalties, fines, Actions, judgments, Liabilities, awards or expenses (including reasonable attorneys’ fees); provided, however, that “Losses” will not include any punitive, exemplary, or similar damages, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
“Material Adverse Effect” means any Effect that, individually or in the aggregate, has, had, is having or would reasonably be expected to have a material adverse effect on the Purchased Assets, Distribution Business, Assumed Liabilities or the results of operations or financial condition of the Distribution Business, taken as a whole, other than, any Effect to the extent that it results from, arises out of or is attributable or related to, any of the following (and the extent of such Effects will not be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or may be, a Material Adverse Effect): (a) general economic conditions (including changes in (i) financial or market conditions, (ii) currency exchange rates, (iii) prevailing interest rates or credit markets or (iv) the price or availability of commodities or raw materials applicable in countries, jurisdictions or markets in which the Distribution Business operates or does business (or the securities, syndicated loan, credit or financial markets globally or in any such economies, countries, jurisdictions or markets)); (b) changes in the legal, Tax, regulatory or political conditions (including changes in Law or in the interpretation or application of Law with respect to tariffs or otherwise) applicable in countries, jurisdictions or markets in which the Distribution Business operates or does business on or after the date hereof; (c) changes in GAAP or other applicable accounting standards or the interpretations or applications thereof on or after the date hereof; (d) conditions in or affecting the industries in which the Distribution Business operates or does business; (e) conditions resulting from natural disasters, earthquakes, hurricanes, tsunamis, floods, fires, storms, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, cyclones, arctic frosts, mudslides, wildfires, manmade disasters, acts of God, pandemics, endemics, epidemics or diseases outbreak (including COVID-19) or other weather-related or natural conditions, or the commencement, occurrence, continuation or intensification of any geopolitical conditions, war (whether or not declared), sabotage, armed hostilities, civil unrest, military attacks or acts of terrorism (including cyberattack or otherwise) or declaration of national emergency; (f) any failure by the Distribution Business to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying causes of the failure to meet such budgets, plans, projections or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred); (g) the negotiation, execution, announcement, pendency or consummation of this Agreement, the Transactions or by any of the Transaction Agreements, the identity of Purchaser or any of its Affiliates or any acts or omissions of Purchaser or its Affiliates or any communication by Purchaser or any of its Affiliates, including in respect of its plans or intentions (including in respect of the Transferred Employees) with respect to the Distribution Business, including the impact thereof on relationships, contractual or otherwise, with customers, Unions, suppliers, distributors, partners or employees (provided, that the exception set forth in clause (g) shall not apply in connection with any representation or warranty herein expressly addressing the pendency of the transactions contemplated hereby, or any condition as it relates to such representation or warranty); (h) without limiting clause (g) above, any action taken by Seller or its Affiliates as required by this Agreement or at the express written consent of Purchaser, except in the case of the foregoing clauses (a) through (e), to the extent such matter has a disproportionate impact on the Distribution Business, taken as a whole, including the Purchased Entities, the Purchased Assets and the Assumed Liabilities, relative to the other participants in the geography, business and industry as that in which the Distribution Business operates.
“Material Contract” means any Assumed Contract (other than a Contract related to a Seller Benefit Plan, the Distribution Agreement and the Supply Agreement) that is:
(a)    a Contract with a Material Customer or Material Supplier, other than purchase or sales orders entered into, in the Ordinary Course of Business;
(b)    each lease (each a “Real Property Lease” and, collectively, the “Real Property Leases”) with respect to the Leased Real Property;
(c)    a Contract involving the sale or license of any material Purchased Asset other than inventory or obsolete or excess equipment sold, licensed or disposed of in the Ordinary Course of Business;
(d)    a Contract pursuant to which any Purchased Entity (i) has acquired the right to use any Intellectual Property that is material to the Distribution Business, (ii) has granted to any third party a license to use any Business Intellectual Property, other than non-exclusive licenses granted to customers in the Ordinary Course of Business, or (iii) exclusively licenses Intellectual Property from any third party;
(e)    a Contract (i) relating to Indebtedness, (ii) relating to any obligation to purchase, redeem, retire or otherwise acquire for value any equity interests of any other Person (other than Purchased Entities), (iii) under which any Purchased Entity has permitted any of its assets to become subject to a Lien (other than a Permitted Lien) or (iv) relating to any loans or investments to any Person, in each case, other than intercompany Indebtedness, loans or investments among Purchased Entities;
(f)    a Contract containing (i) a covenant not to compete or other restriction on freely engaging in any business anywhere in the world, (ii) a “most favored nations” provision, or (iii) an exclusivity covenant, in each case, granted by a member of the Seller Group in favor of a Third-Party that materially impairs or restricts the Distribution Business;

(g)    a Contract relating to a material Purchased Asset and containing (i) any right of first refusal, right of first offer or similar right with respect to such material Purchased Asset or (ii) any take or pay, requirements, arrangement or minimum purchase obligation, in each case, granted by a member of the Seller Group in favor of a Third-Party;
(h)    a Contract with any Transferred Employees or other individual service providers who provides services primarily to the Distribution Business providing for (i) payments in excess of $150,000 per annum and not terminable by Seller upon notice of 30 calendar days or less without incurring any severance obligations or other Liability or (ii) any transaction bonus or change in control payment, or other compensation that would become payable solely by reason of this Agreement or the Transactions;
(i)    a collective bargaining agreement or other Contract with any Union;
(j)    a Contract governing any joint venture, partnership or sharing of profits or other similar strategic alliance;
(k)    a Contract between any member of the Seller Group (other than the Purchased Entities), on the one hand, and any Purchased Entity, on the other hand, that will not be terminated at or prior to the Closing;
(l)    a Contract involving any resolution or settlement of any actual or Threatened Action involving any member of the Seller Group with outstanding payment obligations in excess of $500,000 or any material ongoing restrictions; and
(m)    a Contract relating to any acquisition or disposition of any business, equity interests, assets, rights or properties (whether by merger, stock or asset purchase or otherwise, and including any option to acquire) pursuant to which any member of the Seller Group has (i) any unfulfilled obligation to pay any purchase price thereunder in excess of $500,000, (ii) any deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation or (iii) any material indemnification obligations outstanding.
“Material Customers” has the meaning set forth in Section 3.15.
“Material Permits” has the meaning set forth in Section 3.08.
“Material Suppliers” has the meaning set forth in Section 3.15.
“New Contract” has the meaning set forth in Section 2.02(d).
“NewCo ULC” means the Canadian limited liability company formed under the Laws of British Columbia, Canada, in connection with the Restructuring Activities.
“Non-Assignable Asset” has the meaning set forth in Section 2.02(a).
“Nonparty Affiliates” has the meaning set forth in Section 10.17.
“Notice of Disagreement” has the meaning set forth in Section 2.10(a).

“Online Program Source Code” means the software source code used to execute the customer-facing web-based program referred to, as of the date of this Agreement, as “Avient Now”, as it exists at the Closing but excluding any domain names and Seller Marks associated therewith.
“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is materially consistent in nature, scope and magnitude with the past practices of such Person through the date hereof and is taken in the ordinary course of the normal operations of such Person.
“Organizational Document” has the meaning set forth in Section 3.03(a).
“Patent Assignment Agreement” has the meaning set forth in Section 2.05(i).
“Patents” means patents and statutory invention registrations issued or granted by any Governmental Authority, reexaminations thereof and applications for any of the foregoing (including reissues, divisionals continuations and continuations-in-part).
“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith in accordance with applicable Laws and for which appropriate reserves have been established on the Seller’s books in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, builders, construction workers, materialmen, workmen, repairmen and similar Liens arising in the Ordinary Course of Business and for sums not yet due and payable or are being contested in good faith and for which appropriate reserves have been established on the Seller’s books in accordance with GAAP; (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security that are not yet due and payable or are being contested in accordance with applicable Laws; (d) imperfections of title which are not material in character, amount or extent and which do not materially detract from the value of, or materially impair the existing use of, the Purchased Assets affected by such Lien; (e) Liens created at or following the Closing by the Purchaser or its Affiliates; (f) Liens arising out of or under any Transaction Agreements; (g) Liens evidenced by (1) any security agreement, financing statement, purchase money agreement, conditional sales Contract or capital lease, in each case secured only by equipment, fixture or other personal property and provided that no member of the Seller Group is in default thereunder and no condition exists which, with the passage of time and/or giving of notice, constitutes a default thereunder or (2) by any license, coexistence agreement, undertaking, declaration, limitation of use or consent to use which do not materially detract from the value of, or materially impair the existing use of, the Purchased Assets affected by such Lien; (h) all matters that may be shown by a current, accurate survey or physical inspection of the Leased Real Property, none of which interfere in any material respect with the present use of or occupancy of the affected Leased Real Property; (i) applicable Laws, including building and zoning Laws, relating to the Leased Real Property provided the same does not prohibit the current use of any Leased Real Property; (j) any subsisting reservations or exceptions contained in the original grants from a Governmental Authority of any land or interest therein which do not materially detract from the value of, or materially impair the existing use of, the Purchased Assets affected by such Lien; (k) Liens that affect the underlying fee interest of any of the Leased Real Property; (l) imperfections of title, encumbrances, encroachments, and restrictions recorded against the Leased Real Property (including easements, covenants, rights-of-way, restrictions and reservations) provided the same does not materially affect the current use of any Leased Real Property; and (m) Liens created in connection with any Indebtedness of the Seller Group provided that such Liens are terminated and released no later than the Closing.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Data” means (a) all data that identify an individual or, in combination with any other information or data available to the Seller Group, are capable of identifying or locating an individual, and (b) all data defined as “Personal Information,” “Personally Identifiable Information,” “Personal Data,” “Protected Health Information,” or equivalent under any Data Privacy or Security Law.
“Post-Closing Adjustment” has the meaning set forth in Section 2.08.
“Post-Closing Difference” has the meaning set forth in Section 2.08.
“Pre-Closing Occurrences” has the meaning set forth in Section 5.06.
“Privileged Communications” has the meaning set forth in Section 10.16(a).
“Purchase Price” has the meaning set forth in Section 2.04.
“Purchased Assets” has the meaning set forth in Section 2.01(a).
“Purchased Entities” has the meaning set forth in Section 2.01(a)(xii).
“Purchased Entity Plan” has the meaning set forth in Section 6.01(g).
“Purchased Interests” has the meaning set forth in Section 2.01(a)(xii).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Confidential Information” has the meaning set forth in Section 5.04(c).
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.01(a).
“Purchaser Portion” means, with respect to any Shared Contract, the rights, and obligations under such Shared Contract and any purchase or sales orders in connection therewith to the extent in respect of the Distribution Business; provided, that, for the avoidance of doubt, in no event shall any Seller Portion of a Shared Contract be deemed to constitute a Purchaser Portion of such Shared Contract.
“Purchaser Welfare Plan” has the meaning set forth in Section 6.02(a).
“Purchaser’s Flexible Spending Account Plan” has the meaning set forth in Section 6.02(f).
“Purchaser’s Savings Plans” has the meaning set forth in Section 6.02(d).
“R&W Insurer” has the meaning set forth in Section 5.10.
“R&W Policy” has the meaning set forth in Section 5.10.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or other release of any Hazardous Material into the environment.
“Remaining Cash” means all Cash and Cash Equivalents held by the Purchased Entities as of the Valuation Time; provided, however, that the calculation of “Remaining Cash” shall, as applicable,

be reduced by any amounts of Cash and Cash Equivalents distributed out of the Purchased Entities, or otherwise used by the Purchased Entities to repay Indebtedness, after the Valuation Time but prior to the Closing.
“Remaining Purchase Price” has the meaning set forth in Section 2.12(b).
“Representative” of a Person means the directors, officers, employees, advisors, agents, attorneys, consultants, accountants, investment bankers or other representatives of such Person.
“Restricted Party” means any Person (a) included on one or more of the Restricted Party Lists; (b) located, organized, or ordinarily resident in a country, territory, or region that is the subject of a comprehensive sanctions program administered by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine); (c) owned, 50% or more, or controlled by, or acting on behalf of, any of the foregoing; or (d) with whom U.S. persons are otherwise prohibited from transacting under Global Trade Laws.
“Restricted Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, and other sanctioned parties lists administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and the HM Treasury Consolidated List of Financial Sanctions Targets in the UK.
“Restricted Period” has the meaning set forth in Section 5.17(a).
“Restructuring Activities” has the meaning set forth in Section 5.12.
“Retained Businesses” means all businesses of the Seller Group other than the Distribution Business.
“Retained Policies” has the meaning set forth in Section 5.06.
“Second‐tier Allocation Schedule” has the meaning set forth in Section 2.12(b).
“Section 338(g) Election” has the meaning set forth in Section 2.12(b).
“Security Breach” means any unauthorized access to or, acquisition of, or processing of, modification, or destruction of Personal Data or trade secrets of the Seller Group or unauthorized access to any Systems or databases of the Seller Group or a service provider to the Seller Group that contain Personal Data or trade secrets of the Seller Group.
“Seller Acquisition Transaction” shall mean an acquisition or merger of Seller or any successor thereto by or with another Person by means of any transaction or series of related transactions (including any stock purchase, tender offer, reorganization, merger, consolidation or similar business combination transaction), so long as in either case the Seller’s stockholders of record immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold less than fifty percent (50%) of the economic ownership or voting power of the surviving or acquiring entity.

“Seller Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other bonus, fringe benefit, employment (including offer letters), consulting, individual independent contractor, incentive, equity or equity-based compensation (including phantom stock), deferred compensation, change in control, retention, commission, termination or severance, sick leave, vacation and other time off, disability, hospitalization, health, welfare, dental, life, disability, retiree medical or life insurance, retirement, pension, cafeteria, employee loan, profit-sharing, or any other benefit or compensation plan, program, policy, contract, agreement, practice or arrangement, whether written or unwritten, funded or unfunded, insured or self-insured, registered or unregistered, that is sponsored, maintained, contributed to, or required to be contributed to by Seller or its Affiliates and in which one or more Business Employee (or any beneficiary thereof) participated, participates, or is eligible to participate.
“Seller Confidential Information” has the meaning set forth in Section 5.04(b).
“Seller Group” means, collectively, Seller its Subsidiaries and controlled Affiliates, including, prior to the Closing, the Purchased Entities and any predecessors thereof.
“Seller Guarantees” has the meaning set forth in Section 5.11.
“Seller Indemnified Parties” has the meaning set forth in Section 9.02(a).
“Seller Marks” has the meaning set forth in Section 5.14(b).
“Seller Portion” means, with respect to any Shared Contract, all rights and obligations under such Shared Contract and any purchase or sales orders in connection therewith other than the Purchaser Portion of such Shared Contract.
“Seller Software” has the meaning set forth in Section 3.10(a).
“Seller Welfare Plan” has the meaning set forth in Section 6.02(a).
“Seller’s Flexible Spending Account Plan” has the meaning set forth in Section 6.02(f).
“Shared Contract” means any Contract set forth on Section 1.01(e) of the Disclosure Schedule.
“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor. For the avoidance of doubt, Software includes the “Avient Now” source code, subject to Section 5.15.
“Source Code Assignment Agreement” has the meaning set forth in Section 2.05(j).
“Specified Excluded Contracts” has the meaning set forth in Section 2.01(b)(ii).
“Statement of Estimated Indebtedness and Equipment Buy-Out Expense” has the meaning set forth in Section 2.07(c).
“Statement of Estimated Remaining Cash” has the meaning set forth in Section 2.07(b).
“Statement of Estimated Working Capital” has the meaning set forth in Section 2.07(a).

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least 50% of the board of directors or other governing body or (b) at least 50% of the equity interests therein.
“Supply Agreement” means the supply agreement, dated July 1, 2022, between Fiber-Line, LLC, a Delaware limited liability company, as customer, and Seller, as supplier as amended by the Amendment to Supply Agreement, dated August 3, 2022.
“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Seller Group in the Distribution Business.
“Tax” or “Taxes” means all federal, state, provincial, local and foreign income, earnings, excise, gross receipts, ad valorem, sales, use, capital, corporate, business, goods and services, harmonized sales, wage, employment, unemployment, customs duty, occupancy, alternative minimum, withholding, franchise, license, profits, gains, property, value added, transfer, stamp, payroll, employer health, social services, severance, occupation, utility, premium, windfall, intangibles or other taxes, charges, customs, duties, levies, fees or assessments in the nature of a tax, together with any interest, penalties or additions to tax imposed by any Governmental Authority with respect thereto, including those based upon, measured by, or referred to as health insurance, Canada and other government pension plan premiums, workers' compensation levies, retirement contributions, including those imposed by any taxing authority, and including any deemed overpayment of Taxes in respect of the Canada Emergency Wage Subsidy or the Temporary Wage Subsidy.
“Tax Returns” means all returns, reports, elections, designations, notices, forms, claims for refund or similar statements (including declarations, schedules, estimates and information returns) supplied or required to be supplied to any Governmental Authority relating to Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), information technology systems, computer software and code, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret Law, or otherwise, and all documents and other materials recording any of the foregoing.
“Termination Date” has the meaning set forth in Section 8.01(e).
“Third-Party” means any Governmental Authority or Person other than Seller, Purchaser or any of their respective Affiliates.
“Third-Party Claim” has the meaning set forth in Section 9.03(a).
“Third-Party Rights” has the meaning set forth in Section 2.02(b).
“Threatened” means that a demand or claim, or notice of the commencement of an Action in respect thereof, has been made in writing or, if not in writing, to the Knowledge of Seller.

“Trademark Assignment Agreement” has the meaning set forth in Section 2.05(h).
“Trademarks” means trademarks, service marks, trade dress, logos and trade names (whether registered or unregistered) and, for any of the foregoing, any registrations and applications for registration thereof throughout the world and all goodwill associated therewith.
“Transaction Accounting Principles” means the transaction accounting principles set forth on Exhibit A and, to the extent not set forth on Exhibit A, GAAP applied in a manner consistent with past practices.
“Transaction Agreements” means this Agreement and each of the Ancillary Agreements and any other certificate or document delivered pursuant hereto or thereto (including, for the avoidance of doubt, the Supply Agreement and the Distribution Agreement).
“Transaction Transfer Taxes” has the meaning set forth in Section 5.07(b).
“Transactions” means the transactions contemplated by the Transaction Agreements other than the Financing.
“Transferred Employees” has the meaning set forth in Section 6.01(a).
“Transition Services Agreement” has the meaning set forth in Section 2.05(e).
“U.S. Transferred Employee” has the meaning set forth in Section 6.01(a).
“Union” means any labor union, works council, trade union or other employee representative body.
“Valuation Time” means 12:01 a.m. Eastern time on the Closing Date.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, local or provincial Law.
“Working Capital” means, as of any date or time of determination, an amount, calculated on a combined basis in accordance with the Transaction Accounting Principles, equal to (a) the current assets of the Distribution Business as of such date or time (excluding any Excluded Asset but including intercompany trade receivables with any member of the Seller Group (other than the Purchased Entities) entered into in the Ordinary Course of Business), minus (b) the current liabilities of the Distribution Business as of such date or time (excluding any Excluded Liability but including any intercompany trade payables with any member of the Seller Group (other than the Purchased Entities) entered into in the Ordinary Course of Business), solely to the extent of a type of current asset or current liability specified and designated as “Included” on the Illustrative Calculation of Working Capital set forth as Exhibit B. For the avoidance of doubt, no amount paid by Purchaser to Seller in relation to any item or category of current assets or current liabilities shall be included in Working Capital to the extent it is specified and designated as “Excluded” on the Illustrative Calculation of Working Capital set forth on Exhibit B.
Section 1.02.    Rules of Construction. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two calendar days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday) and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;
(b)    any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;
(c)    the provision of a Table of Contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and unless otherwise specified all references in this Agreement to any “Article,” “Section,” “Disclosure Schedule,” “Annex” or “Exhibit” are to the corresponding Article, Section, Disclosure Schedule, Annex or Exhibit of or to this Agreement;
(d)    unless otherwise specified, references to any Law or other statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such Law or other statute, rule, regulation or form as amended, modified, supplemented, replaced or interpreted from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any Section of any statute, rule, regulation or form include any successor to such section;
(e)    words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to any particular section or provision of this Agreement;
(f)    the word “including” and any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;
(g)    the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if;”
(h)    the word “covenant” means “covenant and agreement;”
(i)    the use of the words “or,” “either,” or “any” shall not be exclusive;
(j)    all references to any period of days are to the relevant number of calendar days unless otherwise specified;
(k)    each Party and its Representatives have participated in the drafting of this Agreement, which each Party acknowledges is the result of negotiations between the Parties, and consequently, this Agreement shall be interpreted without reference to any Laws to the effect that any ambiguity in a document be construed against the drafter;
(l)    all references to a document or item of information having been “made available” will be deemed to include (i) with respect to Purchaser, providing such document or item of information to Purchaser, Purchaser’s counsel or Purchaser’s financial advisor at least 24 hours prior to the date hereof or (ii) the posting of such document or item of information in an electronic data room accessible by Purchaser or any of its Representatives at least 24 hours prior to the date hereof; and
(m)    all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE
Section 2.01.    Purchase and Sale of Assets.
(a)    Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries to, sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, except for Permitted Liens, and Purchaser shall purchase, acquire and accept from the Seller Group, the following Assets owned by the Seller Group (collectively, but excluding the Excluded Assets, the “Purchased Assets”):
(i)    the Seller Group’s leasehold interest in all Leased Real Property set forth on Section 2.01(a)(i) of the Disclosure Schedule together with the Seller Group’s right, title and interest in, to and under all facilities, buildings, structures, improvements and fixtures thereon (and any planned or contemplated improvements or fixtures, including any Contracts, documents or plans related thereto), all easements and rights of way pertaining thereto or accruing to the benefit thereof, and all other appurtenances pertaining thereto;
(ii)    the Seller Group’s right, title and interest in, to and under (A) all machinery, equipment, furniture, tangible personal property (other than IT Assets) and interests therein, and (B) all vehicles (other than forklifts), in each case, to the extent located on or used in connection with the Leased Real Property or used or held for use primarily in the Distribution Business;
(iii)    the Seller Group’s right, title and interest in, to and under (A) all of the IT Assets located at any location listed on Section 2.01(a)(iii) of the Disclosure Schedule, (B) laptop computers issued to Business Employees as of the Closing to the extent that any leasehold interest in such laptop computers can be assigned, or such laptop computers have been “bought-out”, as contemplated in Section 2.02(c), and (C) forklifts that are located on or used in connection with the Leased Real Property or used or held for use primarily in the Distribution Business to the extent that any leasehold interest in such forklifts can be assigned, or such forklifts have been “bought-out”, as contemplated in Section 2.02(c);
(iv)    all Inventory;
(v)    (A) all Contracts (and all rights thereunder) that primarily relate to the Distribution Business including the Distribution Agreement and the Supply Agreement and those Contracts listed on Section 2.01(a)(v) of the Disclosure Schedule and (B) the Purchaser Portions of the Shared Contracts (collectively, the “Assumed Contracts”), but excluding, for the avoidance of doubt, all Specified Excluded Contracts;
(vi)    all causes of action, claims and rights with or against Third-Parties primarily relating to the Distribution Business, any Purchased Asset or Assumed Liability, including unliquidated rights under manufacturers’ and vendors’ warranties specifically related thereto and all claims and rights under sales Contracts, statements of work, purchase orders and other similar commitments in connection therewith;
(vii)    all rights, title and interest in the Business Intellectual Property (other than a 50% joint ownership interest in the Online Program Source Code);

(viii)    all governmental qualifications, registrations, franchises, licenses, permits, approvals or authorizations used primarily in the conduct of the operation of the Distribution Business to the extent transferrable by applicable Law (the “Assumed Permits”);
(ix)    all Assets assumed by, and rights transferred to, Purchaser expressly in accordance with ARTICLE VI;
(x)    all goodwill to the extent in respect of the Distribution Business or related to any Purchased Assets;
(xi)    all Assets to the extent reflected in the Final Post-Closing Statement;
(xii)    the issued and outstanding capital stock or other equity interests of the Persons set forth on Section 2.01(a)(xii) of the Disclosure Schedule (the “Purchased Interests,” and such Persons, the “Purchased Entities”);
(xiii)    other than any Excluded Assets of the types described in Section 2.01(b)(x), Section 2.01(b)(xi) or Section 2.01(b)(xvi) below, all books, records, files and papers of the Seller Group, whether in hard copy or computer format, relating to, used, or held for use primarily in the Distribution Business, including any Contracts, financial and accounting records, marketing plans and market research, sales and promotional literature, manuals and data, sales and purchase correspondence, payroll, personnel and employment records of Transferred Employees (including, for the avoidance of doubt, copies of Forms I-9 of U.S. Transferred Employees), to the extent such records can be transferred under applicable Law (provided that if any records of Transferred Employees cannot be transferred under applicable Law, copies of such records shall be included as Purchased Assets and transferred to Purchaser);
(xiv)    a 50% joint ownership interest in the Online Program Source Code;
(xv)    any other assets (whether tangible or intangible, but excluding forklifts and IT Assets) primarily used in the conduct of the operation of the Distribution Business; and
(xvi)    all Purchased Entity Plans and any trusts, vendor contracts or other assets related thereto.
(b)    Excluded Assets. The “Excluded Assets” means all Assets of Seller and its Affiliates other than the Purchased Assets (but, notwithstanding anything to the contrary, no Assets of the Purchased Entities are included as an Excluded Asset), including the following Assets of the Seller Group:
(i)    all owned real property, leaseholds and other interests in real property, including any right, title and interest in, to and under any plants, facilities, buildings, structures, improvements and fixtures thereon, all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, other than the Leased Real Property or any of the foregoing related to the Leased Real Property;
(ii)    all Contracts (and all rights thereunder) that are not Assumed Contracts nor Seller Benefit Plans, including (A) the Contracts listed on Section 2.01(b)(ii) of the

Disclosure Schedule (such Contracts, the “Specified Excluded Contracts”), and (B) the Seller Portions of the Shared Contracts;
(iii)    any claim, right or interest in or to any refund, rebate, abatement or other recovery for Taxes that are not Assumed Liabilities, together with any interest due thereon or penalty rebate arising therefrom;
(iv)    all Seller Benefit Plans and other employee benefit plans, programs, arrangements, agreements (including retirement benefit and post-retirement health benefit plans) and policies, and any trusts, vendor Contracts or other assets related thereto, except as otherwise specifically provided in ARTICLE VI;
(v)    all policies of or agreements for insurance and interests in insurance pools and programs, including any claims thereunder or proceeds thereof other than eligible claims relating to the Distribution Business;
(vi)    all Intellectual Property, other than Business Intellectual Property, owned by the Seller Group and the Seller Marks (the “Excluded Intellectual Property”);
(vii)    all causes of action (including counterclaims) and defenses against Third-Parties relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto;
(viii)    all Cash and Cash Equivalents of the Distribution Business other than Remaining Cash;
(ix)    (A) all loans or advances by a member of the Seller Group to any of the Purchased Entities and (B) all loans or advances by any of the Purchased Entities to any other member of the Seller Group (other than, in the case of clause (A) or (B), a loan or advance or other similar intercompany balance solely between Purchased Entities);
(x)    other than any Purchased Assets of the type described in Section 2.01(a)(xiii) above with respect to the Transferred Employees, personnel and employment records for employees and former employees of the Seller Group required to be retained by Law (including, for the avoidance of doubt, copies of Forms I-9 of U.S. Transferred Employees), personnel and employment records for all employees of the Seller Group who are not Transferred Employees, and, to the extent prohibited by Law, any medical information for any current or former employees, consultants or contractors of the Distribution Business (it being understood and agreed that no such medical information shall be provided or disclosed to Purchaser or any of its Affiliates in connection with the Transactions) (the “Excluded Employee Records”);
(xi)    (A) all corporate minute books (and other similar corporate records) and stock records of the Seller Group, other than of the Purchased Entities, (B) any books and records to the extent relating to the Excluded Assets or Retained Business, (C) all Tax Returns and other Tax records (including workpapers) of the Seller Group, other than of the Purchased Entities, or (D) any books, records or other materials that the Seller Group (1) is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser), (2) reasonably believes are necessary to enable it to prepare or file Tax Returns or for the administration of any Seller Benefit Plans (copies of which will be made available to Purchaser), or (3) is prohibited by Law from delivering to Purchaser;
(xii)    the Assets listed in Section 2.01(b)(xii) of the Disclosure Schedule;
(xiii)    all machinery, equipment, furniture, tangible personal property and interests therein located at 33587 Walker Rd, Avon Lake, Ohio 44012;
(xiv)    all rights to receive, and all rights with respect to the delivery of, corporate-level services of the type provided prior to the date hereof to the Distribution Business (i.e. the services to be provided pursuant to the Transition Services Agreement and any other services of a nature customarily provided in support of operating units by corporate headquarters and back office operations), including assets used or held for use by the Seller Group in connection with such corporate level services;
(xv)    all shares of capital stock of, or other equity interests in, the Seller Group or any other Person, other than the Purchased Interests;
(xvi)    all Assets, properties, and claims primarily related to the Retained Businesses;
(xvii)    (A) all records and reports prepared or received by the Seller Group in connection with the sale of the Distribution Business and the Transactions, including all analyses relating to the Distribution Business or Purchaser so prepared or received (but excluding any such records, reports or analyses provided to Purchaser by the Seller Group) and (B) all non-disclosure agreements with prospective purchasers of the Distribution Business or any portion thereof and all bids and expressions of interest received from Third-Parties with respect thereto;
(xviii)    all other Assets, properties, rights, Contracts and claims that are not expressly described in Section 2.01(a), wherever located, whether tangible or intangible, real, personal or mixed that are not Purchased Assets;
(xix)    all IT Assets other than those specifically referenced in Section 2.01(a)(iii); and
(xx)    a 50% joint ownership interest in the Online Program Source Code and all domain names associated therewith.
(c)    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees, effective as of the Closing, to assume and to timely pay, discharge and perform in accordance with their terms, all Liabilities of the Seller Group (A) to the extent arising out of or relating to the Purchased Assets or (B) to the extent primarily used in or primarily related to the operation of Distribution Business, and, in either case, irrespective of whether the same shall arise prior to, on or following the Closing Date (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”). Without limiting the generality of the foregoing, the Assumed Liabilities shall include the following:
(i)    all Liabilities arising under any of the Assumed Contracts;

(ii)    all Indebtedness of the Purchased Entities and all Liabilities, in each case, to the extent reflected in the Final Post-Closing Statement (it being understood that Indebtedness of the Purchased Entities will be taken into account in the calculation of the Purchase Price as set forth herein);
(iii)    all Liabilities for (A) Taxes attributable to the ownership and operation of the Distribution Business and the Purchased Assets after the Closing (other than Taxes of the Purchased Entities) determined in accordance with the principles of Section 5.07(a) (to the extent described therein), (B) Taxes of the Purchased Entities, and (C) 50% of the Transaction Transfer Taxes;
(iv)    all Liabilities (other than for Taxes) with respect to any return, warranty or similar Liabilities exclusively relating to products of the Distribution Business that were sold on or prior to the Closing Date or that were held as Inventory on or prior to the Closing Date including any product liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by or on behalf of the Distribution Business with respect to any Purchased Asset, or by reason of any actual or alleged improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold or any service performed by or on behalf of the Distribution Business with respect to any Purchased Asset and any recall, design defect, breach of warranty or similar claims relating to any products manufactured or sold or any service performed by or on behalf of Distribution Business with respect to any Purchased Asset;
(v)    all Liabilities attributable to the ownership and operation of the Distribution Business and the Purchased Assets prior to the Closing, excluding any Liabilities attributable to the ownership and operation of the Retained Business, Excluded Assets or Excluded Liabilities prior to the Closing;
(vi)    all Liabilities reflected in the Carve-Out Financial Statements or Working Capital;
(vii)    all Liabilities expressly assumed by Purchaser as set forth in ARTICLE VI;
(viii)    all Liabilities associated with or relating to the Labor Condition Application addressed in Section 6.01(f); and
(ix)    all Liabilities with respect to Transferred Employees, except as specifically assumed or retained by the Seller Group pursuant to ARTICLE VI, the Transition Services Agreement or the Employee Lease Agreement; and
(x)    all Liabilities arising from claims asserted by Business Employees for acts or omissions occurring on or before the Closing Date (including with respect to any collective bargaining agreement), except as specifically assumed or retained by the Seller Group pursuant to Article VI.
(d)    Excluded Liabilities. The “Excluded Liabilities” means any of the following Liabilities, irrespective of whether the same shall arise prior to, on, or following the Closing Date, which Seller and other members of the Seller Group (other than the Purchased Entities) shall remain responsible for:

(i)    all Liabilities relating to any transaction bonus, retention payment, change-in-control payment, severance payment or other similar payment (or any Contract relating to the foregoing) entered into on or prior to Closing by the Seller Group and due in connection with this Agreement or the Transactions, including the employer portion of Taxes arising therefrom;
(ii)    all Liabilities arising out of the employment or engagement of any Former Business Employees at and prior to the Closing;
(iii)    all Liabilities for severance amounts paid, payable or otherwise owing to any Business Employee or other service provider to the Distribution Business who does not become a Transferred Employee;
(iv)    any (A) Indebtedness of the Seller Group (other than the Purchased Entities) that is outstanding prior to the Closing and (B) accounting, transaction, legal, brokerage or other fees or expenses of Third-Party advisors to the Seller Group (other than the Purchased Entities) relating to or arising from the negotiation and consummation of the Transaction;
(v)    Liabilities of the Seller Group to the extent relating to or arising out of any Excluded Asset or the Retained Business;
(vi)    Liabilities for Taxes attributable to the ownership and operation of the Distribution Business and the Purchased Assets prior to the Closing (other than Taxes of the Purchased Entities) determined in accordance with the principles of Section 5.07(a) (to the extent described therein) and Liabilities for Taxes of the Seller Group (other than Taxes that are Assumed Liabilities);
(vii)    any and all Liabilities of Seller Group arising out of, or relating to, any Transaction Agreement; and
(viii)    Liabilities for 50% of the Transaction Transfer Taxes.
Section 2.02.    Non-Assignable Assets; Shared Contracts.
(a)    No Agreement to Transfer. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, assign or deliver any Purchased Asset if an attempted sale, transfer, assignment or delivery thereof (without the consent, approval or waiver of a Third-Party), would constitute a default under or breach of any Contract or violate any applicable Law, without first obtaining all such necessary approvals, consents and waivers of such Third-Parties (each such Purchased Asset to the extent such consent, approval or waiver has not been obtained prior to the Closing in accordance with Section 5.08(a), a “Non-Assignable Asset”), and if such necessary approvals, consents and waivers of such Third-Parties are not obtained prior to the Closing, this Agreement shall not be deemed to constitute a sale, assignment, transfer or delivery or attempted sale, assignment, transfer or delivery thereof and the applicable provisions of this Section 2.02 shall apply in regard to all such Non-Assignable Assets.
(b)    Treatment of Certain Non-Assignable Assets. (i) With respect to the Purchaser Portion of any Shared Contract relating to any leased personal property that is a Non-Assignable Asset, following the Closing, Purchaser will promptly reimburse Seller for any costs or expenses reasonably incurred by the Seller Group to purchase and convey title to such Non-Assignable Asset to Purchaser pursuant the terms of the applicable Shared Contract and this Agreement on or as promptly as possible after the Closing Date, and (ii) with respect to all other Non-Assignable Assets and the Non-Assignable Assets subject to Section 2.02(b)(i) until purchased and conveyed pursuant to the terms thereof, to the extent permitted by applicable Law, in the event that any applicable approval, consent or waiver to the sale, assignment, transfer or delivery of any Non-Assignable Asset has not been obtained prior to the Closing, Seller (or the applicable member of the Seller Group) shall hold, or cause to be held, such Non-Assignable Asset, as of and from the Closing for a period of 12 months, in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken, at Purchaser’s expense, such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets and to enforce for the benefit of Purchaser and at the expense of Purchaser any and all rights against a Third-Party arising under such Non-Assignable Asset (“Third-Party Rights”), and Seller shall promptly pay, or cause to be paid, to Purchaser all money or other consideration received by it in respect of all Non-Assignable Assets.
(c)    Efforts to Obtain Consents to Assign. Seller shall use commercially reasonable efforts to obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer and conveyance of any Non-Assignable Asset (provided, that Seller shall not be required to compensate any Third-Party, other than compensation for which Purchaser agrees to reimburse Seller, or commence or participate in any litigation against any Third-Party to obtain any such consent or approval and nothing in this Section 2.02(c) shall in any way limit Section 2.02(b)(i)). If and when such necessary approvals, consents and waivers are obtained after the Closing to effect the sale and conveyance of a Non-Assignable Asset, Seller shall cause such sale and conveyance to be reasonably promptly effected in accordance with the terms of this Agreement for no additional consideration from Purchaser; and for the avoidance of doubt, as of the time such approval, consent or waiver is obtained, such Non-Assignable Asset shall be an Purchased Asset hereunder. With respect to any Purchased Assets that are leased personal property subject to an equipment lease pursuant to which the Seller Group leases assets related to the Retained Business, (i) prior to the Closing, the Parties will each use their reasonable best efforts to obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer and conveyance of the leasehold interest of such Purchased Asset at the Closing, (ii) if it becomes reasonably apparent to Seller that the necessary approvals, consents and waivers to effect the sale, assignment, transfer and conveyance of any such leasehold interest of such Purchased Asset at the Closing will not be obtained prior to the Closing, (A) Seller may exercise any “buy-out” or “purchase” right pursuant to the applicable Shared Contract to the extent necessary to sell, assign, transfer or convey title to such Purchased Asset to Purchaser and (B) Purchaser shall reimburse Seller for any costs, expenses (including any prepayment penalties) and fees incurred as a result thereof (such amount, the “Equipment Buy-Out Expense”), and (iii) if such leasehold interest of such Purchased Asset cannot be sold, assigned, transfer and conveyed to Purchaser as of the Closing, Seller’s obligations under this Section 2.02 shall automatically terminate and such Purchased Asset shall be, and be deemed, an Excluded Asset and Seller will be provide the benefit of such Excluded Asset through the Transition Services Agreement on terms (including with respect to pricing) reasonably agreed by the Parties.
(d)    Treatment of Shared Contracts. Upon Purchaser’s request and at Purchaser’s sole cost and expense, with respect to any Shared Contract, Seller and Purchaser shall use, and cause their respective Subsidiaries to use, commercially reasonable efforts to (i) cause the counterparties to any Shared Contracts to enter into new Contracts with Purchaser or its designee, on terms substantially similar to those contained in such Shared Contracts including with respect to pricing, in order for the Distribution Business and the business of Purchased Entities to receive the applicable benefits under such Shared Contracts (each such new Contract, a “New Contract”), or (ii) if practicable, assign to Purchaser or its designee the benefits and obligations under such Shared Contract as they relate to the business of the Distribution Business and Purchased Entities. If the Parties are not able to obtain a New Contract with a counterparty to any such

Shared Contract or assign such Shared Contract prior to the Closing, then for a period of one (1) year after the Closing Date (x) Purchaser, Seller and their respective Subsidiaries shall continue, following the Closing, to use their commercially reasonable efforts to cause such counterparty to enter into a New Contract or assign such Shared Contract, and (y) until such time as a New Contract is executed or a Shared Contract is assigned to Purchaser or its designee, Seller and Purchaser shall use and cause their respective Subsidiaries to use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to both Parties under which the business of the Distribution Business and Purchased Entities would, in compliance with applicable Law, obtain the benefits associated with the applicable Shared Contract. For the avoidance of doubt, in no event shall Seller or Purchaser or any of their respective Affiliates be required to pay any consideration in connection with compliance with its obligations under this Section 2.02(d), or to commence, defend or participate in any litigation in connection therewith or to offer or grant any accommodation (financial or otherwise) to any third party in connection therewith.
Section 2.03.    Closing. The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) held at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other place as Seller and Purchaser may agree in writing or remotely via the exchange of executed documents and closing deliverables, following the Condition Date on the earlier of (a) the first Business Day of the first month following the month in which the Condition Date occurs and (b) the Business Day that is the Termination Date (as may be extended pursuant to the terms hereof); provided that, notwithstanding the foregoing, the Closing shall not occur prior to the later of (i) October 1, 2022 and (ii) the date that is five (5) Business Days following the satisfaction or waiver of the condition set forth in Section 7.01(a) (the “Inside Date”) without the prior written consent of the Purchaser (it being understood that the Closing occurring on any date prior to the Inside Date may be conditioned on the simultaneous closing of any Debt Financing) (the date of such Closing, the “Closing Date”). For accounting and tax purposes, the Closing shall be deemed to occur and be effective as of 12:01 a.m. Eastern time on the Closing Date.
Section 2.04.    Purchase Price. The aggregate cash purchase price for the Purchased Assets shall be an amount in cash equal to $950,000,000 (the “Purchase Price”). The Purchase Price shall be subject to the adjustments described in Section 2.07 and the Post-Closing Adjustment, as provided in Section 2.08, which shall be treated as adjustments to the Purchase Price for federal (and applicable state, local and foreign) income Tax purposes, unless, and then only to the extent, otherwise required by applicable Law.
Section 2.05.    Closing Deliveries by Seller. At the Closing (or such earlier date specified below), Seller shall deliver or cause to be delivered to Purchaser all of the following instruments (each duly executed by Seller or those of its Subsidiaries that are parties thereto, as applicable):
(a)    the certificate referenced in Section 7.03(a);
(b)    from Seller and each other member of the Seller Group that is a “United States person” (within the meaning of Code Section 7701(a)(30)) transferring Purchased Assets to Purchaser at the Closing, a duly executed IRS Form W-9;
(c)    a bill of sale in a form reasonably acceptable to Purchaser and Seller and customary for transactions of this nature (the “Bill of Sale”);
(d)    an assignment and assumption agreement in a form reasonably acceptable to the Parties and customary for transactions of this nature (the “Assignment and Assumption Agreement”);
(e)    a transition services agreement substantially in the form attached as Exhibit C (the “Transition Services Agreement”);

(f)    resignations or evidence of removals of each of the individuals who serve as an officer or director of the Purchased Entities in their capacity as such, in each case, other than any individuals who will be Transferred Employees;
(g)    a local transfer agreement for the Purchased Interests of each of the Purchased Entities substantially in the applicable form attached as Exhibit D (the “Local Transfer Agreements”);
(h)    a trademark assignment agreement substantially in the form attached as Exhibit E-1 (the “Trademark Assignment Agreement”);
(i)    a patent assignment agreement substantially in the form attached as Exhibit E-2 (the “Patent Assignment Agreement”);
(j)    a source code assignment agreement substantially in the form attached as Exhibit E-3 (the “Source Code Assignment Agreement”);
(k)    customary releases of all Liens set forth on Section 2.05(k) of the Disclosure Schedule with respect to the Purchased Assets and Purchased Interests;
(l)    all ownership certificates representing the Purchased Interests, and all equity assignments and powers sufficient to transfer the Purchased Interests to Purchaser;
(m)    at least two (2) Business Days prior to the Closing, the Seller will have delivered to the Purchaser customary evidence, in form and substance reasonably satisfactory to the Purchaser, that, upon the consummation of the Closing, (i) the Purchased Entities will be automatically released from their obligations with respect to all Indebtedness set forth on Section 2.05(m) of the Disclosure Schedule, including any guarantee provided thereby to the relevant holders of such Indebtedness and (ii)  all Liens (other than Permitted Liens) related to such Indebtedness on the Purchased Assets (including the equity of any Purchased Entity) will be automatically released and terminated at Closing (including an executed consent to such release from the relevant holders of such Indebtedness secured by such Liens), together with such release documents as are necessary to effect such release, including authorization to file all UCC termination statements;
(n)    an assignment by and assumption agreement, in a form reasonably acceptable to the Parties, pursuant to which, effective as of the Closing, (i) Seller will assign its rights and obligations and Purchaser will assume such rights and obligations under the Supply Agreement and (ii) Fiber-Line, LLC will assign its rights and obligations and Seller (or its designee) will assume such rights and obligations under the Supply Agreement (the “Supply Agreement Assignment”);
(o)    an assignment by and assumption agreement, in a form reasonably acceptable to the Parties, pursuant to which, effective as of the Closing, (i) Seller will assign its rights and obligations and Purchaser will assume such rights and obligations under the Distribution Agreement and (ii) Fiber-Line, LLC will assign its rights and obligations and Seller (or its designee) will assume such rights and obligations under the Distribution Agreement (the “Distribution Agreement Assignment”); and
(p)    an employee lease agreement substantially in the form attached as Exhibit F (the “Employee Lease Agreement”).
Section 2.06.    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller all of the following items (each, duly executed by Purchaser or those of its Affiliates that are parties thereto, as applicable):

(a)    the Closing Payment, as specified in the Closing Notice, by wire transfer in immediately available funds, to an account or accounts as directed by Seller in the Closing Notice;
(b)    the Bill of Sale;
(c)    the Assignment and Assumption Agreement;
(d)    the Transition Services Agreement;
(e)    the Local Transfer Agreement;
(f)    the Trademark Assignment Agreement, the Patent Assignment Agreement, and the Source Code Assignment Agreement;
(g)    true, correct and valid resale and other certificates or forms contemplated by Section 5.07(b); and
(h)    the certificate referenced in Section 7.02(a);
(i)    the Supply Agreement Assignment;
(j)    the Distribution Agreement Assignment; and
(k)    the Employee Lease Agreement.
Section 2.07.    Closing Adjustment; Closing Notice. Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall provide Purchaser with a notice (the “Closing Notice”) that includes the following:
(a)    a “Statement of Estimated Working Capital,” prepared in accordance with the Transaction Accounting Principles and in the format set forth on Exhibit B that contains the same line items, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies as the Illustrative Calculation of Working Capital set forth as Exhibit B, setting forth Seller’s estimate of the amount of the Working Capital as of the Valuation Time (“Estimated Working Capital”);
(b)    a “Statement of Estimated Remaining Cash,” setting forth Seller’s estimate of the amount of Remaining Cash (“Estimated Remaining Cash”); provided, that at (and conditioned upon the occurrence of) the Closing, Purchaser may, at its option, use any or all of the Cash and Cash Equivalents as of the Closing to satisfy any of its payment obligations under this ARTICLE II or to pay any other fees and expenses in connection with the Transaction Agreements (it being understood that any such use of such Cash and Cash Equivalents shall not impact the calculation of Remaining Cash hereunder);
(c)    a “Statement of Estimated Indebtedness and Equipment Buy-Out Expense,” setting forth Seller’s estimate of the (i) Indebtedness of the Purchased Entities as of the Closing (“Estimated Indebtedness”) and the (ii) amount of any Equipment Buy-Out Expense incurred as of the Closing but not paid by Purchaser to Seller (“Estimated Equipment Buy-Out Expense”);
(d)    Seller’s determination of the “Closing Adjustment,” which shall equal (i) the amount of Estimated Working Capital set forth in the Statement of Estimated Working Capital less $206,596,581 (expressed either as a positive or negative number, as applicable), plus (ii) the amount of Estimated

Remaining Cash set forth in the Statement of Estimated Remaining Cash, minus (iii) the amount of Estimated Indebtedness set forth in the Statement of Estimated Indebtedness and Equipment Buy-Out Expense, plus (iv) the amount of the Estimated Equipment Buy-Out Expense set forth on the Statement of Estimated Indebtedness and Equipment Buy-Out Expense;
(e)    the amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”), which shall equal (i) (A) the Purchase Price plus (B) the Closing Adjustment, if the Closing Adjustment is a positive amount, or (ii) (A) the Purchase Price less (B) the absolute value of the Closing Adjustment, if the Closing Adjustment is a negative amount; and
(f)    the account or accounts to which Purchaser shall pay the Closing Payment pursuant to Section 2.06(a).
Prior to the Closing, Seller shall, and shall cause the other members of the Seller Group and their respective officers, employees, consultants, accountants and agents to (i) cooperate fully with Purchaser and its accountants and agents in connection with its review of the Closing Notice (including by providing Purchaser with reasonable access to the employees of the Distribution Business who are knowledgeable about the information contained in, and the preparation of, the Closing Notice) and (ii) provide any books, records and other information reasonably requested by Purchaser and its accountants in connection therewith. Seller shall consider in good faith any comments to the Closing Notice and the calculations therein delivered by Purchaser and shall deliver an updated Closing Notice no later than one (1) Business Day prior to the Closing Date taking into account any comments it accepts (acting in good faith), which shall set forth the definitive Closing Payment for all purposes hereunder.
Section 2.08.    Post-Closing Adjustment. The “Post-Closing Difference” means an amount (expressed as a positive or negative number, as applicable) equal to (a)(i) the amount of Working Capital as of the Valuation Time less $206,596,581 (expressed either as a positive or negative number, as applicable), plus (ii) the amount of the Remaining Cash, minus (iii) the amount of Indebtedness of the Purchased Entities as of the Closing, plus (iv) the amount of the Equipment Buy-Out Expense, in each case, as set forth in the Final Post-Closing Statement, less (b) the amount of the Closing Adjustment. If the Post-Closing Difference is a positive number, then Purchaser shall pay in cash to Seller the amount of the Post-Closing Difference. If the Post-Closing Difference is a negative number, then Seller shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Difference. Any such payment (the “Post-Closing Adjustment”) shall be made within three Business Days after the Final Post-Closing Statement becomes such.
Section 2.09.    Post-Closing Statements.
(a)    Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller a certified statement setting forth Purchaser’s good faith calculation of the Working Capital as of the Valuation Time, the Remaining Cash, the amount of Indebtedness of the Purchased Entities as of the Closing and the amount of the Equipment Buy-Out Expense (the “Initial Post-Closing Statement”), which shall be prepared in accordance with the Transaction Accounting Principles. Purchaser’s calculation of Working Capital as reflected in the Initial Post-Closing Statement shall be prepared in accordance with the Transaction Accounting Principles and in the format set forth on Exhibit B and shall contain the same line items, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies as the Illustrative Calculation of Working Capital set forth as Exhibit B.
(b)    During the period of time from and after the Closing until the Final Post-Closing Statement becomes final and binding, Purchaser and Seller shall each provide reasonable access during reasonable business hours to Seller and its Representatives to all books, records and working papers of Seller and its Representatives relevant to the Initial Post-Closing Statement.
(c)    Purchaser agrees that, following the Closing through the date that the Final Post-Closing Statement becomes final and binding, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Initial Post-Closing Statement is based or on which the Final Post-Closing Statement is to be based that are inconsistent with the past practice of the Distribution Business or that are intended to impede or delay the determination of the amount of Working Capital as of the Valuation Time, the amount of Remaining Cash, the amount of Indebtedness of the Purchased Entities as of the Closing, the amount of the Equipment Buy-Out Expense or the preparation of the Notice of Disagreement or the Final Post-Closing Statement in the manner and utilizing the methods required by this Agreement.
Section 2.10.    Reconciliation of Post-Closing Statements.
(a)    The Initial Post-Closing Statement shall become final and binding upon the Parties for purposes of this Agreement on the 45th day following Seller’s receipt thereof, unless Seller delivers written notice of its disagreement with any specific item in the Initial Post-Closing Statement (a “Notice of Disagreement”) to Purchaser before such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.
(b)    During the 30 days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. Any such differences resolved in writing between Seller and Purchaser during the Consultation Period shall be final and binding upon the Parties for purposes of this Agreement.
(c)    If, at the end of the Consultation Period, Seller and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Seller and Purchaser shall submit to Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing (the “Independent Accounting Firm”), for expert determination of any and all matters that remain in dispute as specified in the Notice of Disagreement (along with a copy of the Initial Post-Closing Statement marked to indicate those line items that were not disputed in the Notice of Disagreement or have otherwise been resolved). Seller and Purchaser shall request that the Independent Accounting Firm render a final written and reasoned determination, binding on the Parties to this Agreement, within 30 Business Days after the selection of the Independent Accounting Firm (the “Determination Period”) of the matters submitted to the Independent Accounting Firm, solely in accordance with the terms and provisions of this Agreement. The Independent Accounting Firm shall not consider any issues not raised in the Initial Post-Closing Statement or the Notice of Disagreement. The determination of the Independent Accounting Firm shall not be an arbitration within the meaning of the Federal Arbitration Act or any other applicable Law. With respect to each disputed item, any such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Initial Post-Closing Statement or Seller in the Notice of Disagreement with respect to such disputed item. For the avoidance of doubt, the Independent Accounting Firm shall not have the authority to resolve issues relating to (i) claims of breach of representations, warranties, covenants or agreements, or (ii) other claims that are not within the scope of the disputed items in the Initial Post-Closing Statement. The Working Capital, Remaining Cash, the amount of Indebtedness of the Purchased Entities as of the Closing, and the amount of the Equipment Buy-Out Expense, each as determined through agreement of the Parties pursuant to Section 2.10(a) or Section 2.10(b) or through the action of the

Independent Accounting Firm pursuant to this Section 2.10(c), will be final and binding on the Parties and is referred to as the “Final Post-Closing Statement.”
(d)    The fees and expenses of the Independent Accounting Firm will be payable by Purchaser and Seller, which fees and costs of the Independent Accounting Firm will be allocated between Seller on the one hand and Purchaser on the other hand inversely proportional to the percentage of the contested amount which the Independent Accounting Firm concludes is in each Party’s favor. For example, if the adjustment to the Estimated Working Capital, Estimated Remaining Cash, Estimated Indebtedness and Estimated Equipment Buy-Out Expense based on Seller’s calculation included in the Closing Notice is $1,000 greater than the amount determined by Purchaser, and Purchaser only contests $500 of the amount claimed by Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 ÷ 500) to Purchaser and 40% (i.e. 200 ÷ 500) to Seller. All other fees and expenses incurred by Purchaser or Seller in connection with the preparation, review or certification of the Initial Post-Closing Statement or the Notice of Disagreement shall be borne by the Party incurring such fees and expenses. During the review by the Independent Accounting Firm, Purchaser and Seller and their respective accountants will each make available to the Independent Accounting Firm such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.10(c); provided, however, that the accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
Section 2.11.    Payments and Computations. Each Party shall make each payment due to the other Party under this Agreement on the day when due (provided, that the Closing Payment shall be paid at the Closing). All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated by the Party receiving such payment. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
Section 2.12.    Allocation of Purchase Price.
(a)    The allocation of the portion of the Purchase Price to each of the Purchased Interests is attached as Exhibit G (the “First-tier Allocation Schedule”).
(b)    For federal (and applicable state, local and foreign) income Tax purposes, the Parties agree that the purchase price (for Tax purposes) less the portion allocable, pursuant to the First-tier Allocation Schedule, to the Purchased Interests (the “Remaining Purchase Price”) shall be allocated among the Purchased Assets (other than the Purchased Interests), and the portion of such purchase price that is allocable, pursuant to the First-tier Allocation Schedule, to the Purchased Interests of each Purchased Entity that is disregarded as a separate entity for U.S. federal income Tax purposes (or with respect to which an election under Section 338(g) of the Code is made (a “Section 338(g) Election”)) shall be allocated among the assets of such Purchased Entity, as set forth in this Section 2.12(b). Within the later of 180 days after the Closing Date or 90 days after the date that the Final Post-Closing Statement has become final and binding, Seller shall prepare and deliver to Purchaser a schedule (the “Second-tier Allocation Schedule” and, together with the First-tier Allocation Schedule, the “Allocation Schedules”) setting forth Seller’s proposed allocation of the Remaining Purchase Price (and any other relevant amounts for applicable Tax purposes) among the Purchased Assets (other than the Purchased Interests) and, with respect to each Purchased Entity that is disregarded as a separate entity for federal income Tax purposes (or with respect to which a Section 338(g) Election is made), Seller’s proposed allocation of the purchase price that is allocable to the Purchased Interests of such Purchased Entity (and any other relevant amounts for applicable Tax purposes) among the assets of such Purchased Entity. The Second-tier Allocation Schedule shall be prepared in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser shall have 45 days after receipt of the draft Second-tier Allocation Schedule to submit to Seller a written notice of objection, setting forth in reasonable detail the basis for such objection and Purchaser’s proposed allocation of the Remaining Purchase Price (and any other relevant amounts for applicable Tax purposes) among the Purchased Assets (other than the Purchased Interests) or, with respect to each Purchased Entity that is disregarded as a separate entity for federal income Tax purposes (or with respect to which a Section 338(g) Election is made), Purchaser’s proposed allocation of the purchase price that is allocable to the Purchased Interests of such Purchased Entity (and any other relevant amounts for applicable Tax purposes) among the assets of such Purchased Entity. If Purchaser does not timely submit such a notice of objection, then the draft Second-tier Allocation Schedule as prepared by Seller shall become final and binding on the Parties. If Purchaser does timely submit such a notice of objection, then Seller and Purchaser shall negotiate in good faith to resolve the dispute. If Purchaser and Seller are unable to resolve any such dispute within the 45 day period following Seller’s receipt of Purchaser’s notice of objection, then Purchaser and Seller shall submit all unresolved disputed items to the Independent Accounting Firm (or, if the Independent Accounting Firm is not available or otherwise unwilling or unable to resolve the dispute, another nationally recognized independent public accounting firm mutually agreeable to the Parties) in a manner consistent with the procedures set forth in Section 2.10(c).
(c)    The Second-tier Allocation Schedule, as finally determined pursuant to Section 2.12(b), and the First-tier Allocation Schedule shall be final and binding on the Parties and the Parties will not, nor will they cause or permit their Affiliates to, take any position inconsistent with the Allocation Schedules on any Tax Return or before any Governmental Authority in any audit, examination or other proceeding related to Taxes, unless, and then only to the extent, otherwise required by applicable Law.
Section 2.13.    Withholding. Notwithstanding any provision contained herein to the contrary, Purchaser and any applicable withholding agent shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to or contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of the Code or applicable Tax Law. If Purchaser determines that an amount is required to be deducted or withheld (other than in respect of compensatory amounts), Purchaser shall: (a) as early as practicable, provide written notice to the Seller at least ten (10) Business Days before the payment relevant to such deduction or withholding is to be made; (b) reasonably cooperate in good faith with Seller to reduce or eliminate the deduction or withholding of such amount to the extent possible under applicable Law; and (c) provide Seller a reasonable opportunity to provide forms or documentation that would exempt such payment from withholding.  Any such withheld amounts shall be paid to the appropriate Governmental Authority in the manner required by Law, and such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule (to the extent set forth in Section 10.09), Seller hereby represents and warrants to Purchaser as follows:
Section 3.01.    Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the Laws of Ohio and each Purchased Entity is duly organized, validly existing and in good standing (or foreign equivalent) under the applicable Laws of its jurisdiction of formation, incorporation or organization, as applicable. The Seller Group has all requisite power and authority necessary to enable it to own, lease or otherwise hold the Purchased Assets, satisfy the Assumed Liabilities and to carry on the Distribution Business as presently conducted by it. Each member of the Seller Group is duly qualified and in good standing to do business in each jurisdiction in which the current conduct or nature of its business or ownership, leasing or holding of its properties with respect to the Distribution Business, the Purchased Assets and the Assumed Liabilities makes such qualification necessary, except where the failure to be so qualified or in such good standing would not be material to the Distribution Business, Purchased Assets or Assumed Liabilities, taken as a whole.
Section 3.02.    Authorization. The Seller Group has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to be executed by a member of the Seller Group and to perform their respective obligations hereunder and thereunder and to consummate the Transactions. This Agreement and each other Transaction Agreement to be executed by a member of the Seller Group has been duly authorized, and this Agreement has been duly executed and delivered and, at the Closing, such member of the Seller Group will have duly executed and delivered each other Transaction Agreement to which Seller or any of its Subsidiaries is specified to be a party. This Agreement constitutes Seller’s legal, valid and binding obligation, and each other Transaction Agreement to which it or any of its Subsidiaries is specified to be party will, as of the Closing, constitute Seller’s or its applicable Subsidiary’s legal, valid and binding obligation, enforceable against Seller or its applicable Subsidiary in accordance with its terms, in each case subject to the effect of any Enforceability Limitations.
Section 3.03.    No Conflict; Consents.
(a)    Provided that all consents, declarations, orders, approvals, authorizations, actions, filings and notifications described in Section 3.03(b) have been obtained or made and except as set forth on Section 3.03(a) of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement does not, the execution, delivery and performance by Seller or its Subsidiaries of the Transaction Agreements to which it or its applicable Subsidiary is specified to be a party will not, and the consummation of the Closing by Seller will not (i) violate or conflict with the certificate of incorporation, bylaws or similar organizational documents, including in each case, any amendments thereto (each an “Organizational Document”) of any member of the Seller Group, (ii) conflict with or violate any Law or Governmental Order applicable to the Distribution Business or the Purchased Assets, or (iii) conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, result in a loss of any benefit under, or result in the creation or imposition of a Lien (other than Permitted Liens) upon the Purchased Assets pursuant to, require the consent under, or require notice under or pursuant to, or require the payment of any additional fee, penalty or amount under, any Material Contract or Material Permit, or give any Person any right of termination, amendment, acceleration or cancellation of, any Purchased Asset or Assumed Permit, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults as (x) would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities and (y) would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements or consummate the Transactions.
(b)    The execution, delivery and performance by Seller of this Agreement does not, the execution, delivery and performance by each applicable member of the Seller Group of the Ancillary Agreements will not, and the consummation of the Closing by Seller will not require any consent, declaration, order, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (i) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and any other applicable Competition and Investment Laws or (ii) where the failure to obtain such consent, declaration, order, approval, authorization or action or to make such filing or notification (x) would not reasonably be expected to be material to the Distribution Business,

Purchased Assets, or Assumed Liabilities and (y) would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements or consummate the Transactions.
Section 3.04.    Financial Information; No Undisclosed Liabilities.
(a)    Section 3.04(a) of the Disclosure Schedule sets forth, with respect to the Distribution Business, the unaudited balance sheet and statement of income as of and for the 12-month periods ended December 31, 2020 and December 31, 2021 and an unaudited balance sheet and statement of income for the five-month period ended on May 31, 2022 (the balance sheet for such period, the “Latest Balance Sheet”) (collectively, the “Carve-Out Financial Statements”).  The Carve-Out Financial Statements (i) were derived from the books and records of Seller maintained in the Ordinary Course of Business, (ii) have been prepared in good faith with the same level of skill and care as that utilized in the standard procedures of the Distribution Business and of the Seller Group, and (iii) were prepared in accordance with the Transaction Accounting Principles and, having regard for the purposes for which they were prepared, fairly present in all material respects the financial condition and results of operations of the Distribution Business.
(b)    The Distribution Business does not have any Liabilities that would have been required to be reflected in, reserved against or otherwise described in the Carve-Out Financial Statements in accordance with GAAP, consistently applied in accordance with past practice and the Transaction Accounting Principles, and that were not so reflected or on the face thereof, other than Liabilities (i) incurred in the Ordinary Course of Business after the Balance Sheet Date (other than a Liability resulting from, arising out of, relating to, arising under or caused by any breach of Contract, relationships with former service providers, breach of warranty, tort, infringement, misappropriation, violation of Law, Environmental Law or Action and relating to the operation of the Distribution Business prior to the Closing), (ii) incurred under this Agreement or in connection with the Transactions, (iii) that are Assumed Liabilities, and (iv) arising under executory provisions of Contracts entered into in the Ordinary Course of Business (other than a Liability resulting from, arising out of, relating to, or caused by any breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of Law, environmental matter or Action).
(c)    Except as set forth on Section 3.04(c) of the Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no (i) Taxes attributed to the Purchased Entities or (ii) Liabilities with respect to any return, warranty or representation (express or implied), recall or defect made by or on behalf of the Distribution Business or any Purchased Asset.
(d)    No member of the Seller Group has any “off-balance sheet arrangements” (as such term is defined in Item 303(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the Distribution Business.
(e)    All accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable arising subsequent to the date of the Latest Balance Sheet and on or prior to the date hereof, (i) have arisen in the Ordinary Course of Business, (ii) represent legal, valid, binding and enforceable obligations owed to Sellers, subject only to consistently recorded reserves for bad debts set forth on the Carve-Out Financial Statements and (iii) are not subject to any contests, claims, counterclaims or setoffs.
Section 3.05.    Absence of Certain Changes or Events.

(a)    Except as set forth in Section 3.05(a) of the Disclosure Schedule, from the Balance Sheet Date through the date hereof, the Distribution Business has been conducted in the Ordinary Course of Business in all material respects.
(b)    Since December 31, 2021, there has not been a Material Adverse Effect.
Section 3.06.    Absence of Litigation; Governmental Orders. Except as set forth on Section 3.06 of the Disclosure Schedule, (a) as of the date of this Agreement, there is no Action pending or, to the Knowledge of Seller, Threatened against any member of the Seller Group or affecting any of its property or assets, (b) during the last three (3) years preceding the date of this Agreement, there has been no Action pending in which the Seller Group is the plaintiff or claimant, in the case of clause (a) and (b), in respect of the Distribution Business, the Purchased Entities, the Purchased Assets or the Assumed Liabilities, that, if determined adversely to the Seller Group, (i) would reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities, or (ii) would reasonably be expected, individually or in the aggregate, to prevent or materially delay the ability of Seller to perform its obligations under this Agreement or consummate the Transactions. There are no outstanding Governmental Orders against or affecting the Distribution Business, Purchased Assets or Assumed Liabilities that (x) would reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities, or (y), as of the date of this Agreement, would reasonably be expected, individually or in the aggregate, to prevent or materially delay the ability of Seller to perform its obligations under this Agreement or consummate the Transactions. Section 3.06 of the Disclosure Schedule contains a complete and accurate list setting forth a general description of material settlements entered into during the three (3) years preceding the date of this Agreement regarding actual or Threatened Actions binding on or involving any member of the Seller Group with outstanding payment obligations in excess of $500,000 or any material ongoing restrictions.
Section 3.07.    Compliance with Laws; Contracts. During the past three (3) years, the Distribution Business has not been and is not currently being, conducted in violation of any applicable Law or the terms of any Assumed Contract, except for any violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation by any Governmental Authority with respect to the Distribution Business is pending, nor has any Governmental Authority indicated in writing an intention to conduct the same, except for those the outcome of which would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities. No member of the Seller Group has received, as of the date hereof, any written notice of any Action against it alleging any failure to comply with any applicable Laws with respect to the Distribution Business, Purchased Assets or Assumed Liabilities, except in each case, for any violation or possible violation that, individually or in the aggregate, would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities.
Section 3.08.    Governmental Licenses and Permits. The Seller Group has obtained and holds, and since January 1, 2019 has held, all qualifications, registrations, filings, franchises, licenses, permits, approvals, consent, accreditations, waivers, exemptions and authorizations from Governmental Authorities necessary to conduct the Distribution Business and the business of the Purchased Entities as presently conducted (collectively, “Material Permits”), except where the failure to obtain or hold any such qualification, registration, filing, franchise, license, permit, approval or authorization would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities. The Seller Group is in compliance with all of the Material Permits, except where the failure to comply with any such Material Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller Group has filed or caused to be filed all reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of the Material Permits in full force and effect, except in each case for any Material Permits the failure of which to be in full force and effect would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities.

Section 3.09.    Sufficiency of Assets; Title; Purchased Interests.

(a)    Except as set forth on Section 3.09(a) of the Disclosure Schedule, the Purchased Assets, after taking into account all Ancillary Agreements (including the services to be provided under the Transition Services Agreement) constitute all of the assets sufficient and necessary to conduct, in all material respects, the Distribution Business in the same manner following the Closing as conducted on the date hereof and during the preceding 12 month period, assuming receipt of all relevant consents, approvals and authorizations relating to the matters set forth in Section 3.03 of the Disclosure Schedule.
(b)    The Seller Group has good and valid title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens. The Seller Group has a valid leasehold interest in all of the Purchased Assets that are leased by the Seller Group, except where the failure to have a valid leasehold interest has not had and would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities. All tangible assets of the Distribution Business and the Leased Real Properties that are material to the operation of the Distribution Business as currently conducted have been maintained substantially in accordance with normal industry practice in all material respects and are, in all material respects, in good operating condition and repair (subject to normal wear and tear) as reasonably required for their use in the conduct of the operation of the Distribution Business.
(c)    The Purchased Interests constitute all the issued and outstanding equity interests of each Purchased Entity and are owned of record and beneficially by the member of the Seller Group as set forth in Section 3.09(c) of the Disclosure Schedule, free and clear of all Liens, other than Permitted Liens. There are no shares of capital stock, voting securities or other equity securities of any Purchased Entity issued, reserved for issuance or outstanding. Upon consummation of the Transactions, Seller will transfer, or will cause to be transferred, valid title to, and Purchaser will own, all the Purchased Interests, free and clear of all Liens other than those imposed by applicable securities Laws. All Purchased Interests are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, rights (including repurchase rights, rights of first refusal, redemption rights and “tag-along” and “drag-along” rights), stock-settled performance units, undertakings, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Purchased Interests or any capital stock equivalent or other nominal interest in any of the Purchased Entities pursuant to which such Purchased Entities are or may become obligated to (i) issue, deliver, redeem, acquire or sell, or caused to be issued, delivered, redeemed, acquired or sold, any shares of their capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or other equity interests or (ii) provide funds to or make any equity investment in any other Person. There is no outstanding Indebtedness that could convey to any Person the right to vote or that is convertible into or exercisable for any capital stock or other equity interests of any Purchased Entity. There are no voting trusts, stockholder agreements, proxies or other agreements or undertakings in effect with respect to the voting, dividend rights or transfer of any of the Purchased Interests. Seller has made available to Purchaser copies of the Organizational Documents with respect to each Purchased Entity, in each case as amended through the date hereof.
(d)    Except in connection with the Restructuring Activities, NewCo ULC does not own, and has never owned, any property or assets (real or otherwise). NewCo ULC has not, nor has ever had, any employees. NewCo ULC has no Liabilities (other than Taxes) which will not be paid before Closing or otherwise included in Working Capital.

Section 3.10.    Intellectual Property.
(a)    Section 3.10(a) of the Disclosure Schedule sets forth all Business Intellectual Property, including all such Intellectual Property that is (i) registered, issued or subject to a pending application for registration or issuance, including Patents, Trademarks, service marks, Copyrights and internet domain names; (ii) social media accounts and handles, or (iii) Software developed by or on behalf of the Seller Group (the “Seller Software”), and for each such item set forth on Section 3.10(a) of the Disclosure Schedule the Seller Group is the owner of all rights, title interests in and to such Business Intellectual Property, free and clear of any Liens other than Permitted Liens. All items contained on Section 3.10(a)(i) of the Disclosure Schedule list the record owner (in the case of domain names, the registrant either directly or by proxy) of such Business Intellectual Property and all registrations of the foregoing are subsisting, valid and enforceable. The validity, enforceability, scope of, and the Seller Group’s title to, any Business Intellectual Property is not being challenged in any (x) outstanding ruling or order by a Governmental Authority, or (y) litigation or Action (including any opposition, cancellation, interferences, inter partes review, or re-examination), pending or Threatened, to which the Seller Group is a party.
(b)    The Business Intellectual Property, after taking into account all Ancillary Agreements and Third-Party Rights, constitutes all material Intellectual Property owned by or licensed to the Seller Group that is necessary to conduct the Distribution Business in substantially the same manner following the Closing as conducted on the date hereof.
(c)    The Seller Group has not, nor has the use of any of their respective products or services, infringed, misappropriated, or violated the Intellectual Property of any third party within the last three (3) years. To the Knowledge of Seller, no Person has engaged or is engaging in any activity that infringes upon, misappropriates or violates the Business Intellectual Property and the Seller Group has not brought any claim or sent any notice alleging any such infringement, misappropriation or violation in the last three (3) years.
(d)    Seller has not received any written claim or threat from any Person during the three (3) years prior to the date of this Agreement alleging that the operation of the Distribution Business by the Seller Group or any of the Business Intellectual Property infringes upon, misappropriates, or violates any Intellectual Property rights of any Third-Party in any manner.
(e)    The Seller Group lawfully owns, leases or licenses all Systems and all such Systems are sufficient in all material respects for the immediate needs of the Distribution Business. To the Knowledge of Seller, the Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (i) significantly disrupt or adversely affect the functionality or integrity of any System, or (ii) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any System that has caused a material disruption to the Seller Group. To the Knowledge of Seller, the Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data. The Seller Group is not in material breach of any of their Contracts relating to Systems.
(f)    No Seller Software is subject to any Contract or other contractual obligation, including any source code escrow agreements, that requires or would require the Seller Group to divulge to any Person any source code or trade secret that is part of such Seller Software. None of the Business Intellectual Property is used in a manner that (i) would require any portion thereof to be disclosed, delivered, distributed, licensed or otherwise made available to a Third-Party in source code form, (ii) limits the Seller Groups’

freedom to seek full compensation in connection with the marketing, licensing or distribution of any of the products or services of the Seller or Seller Group included in the Distribution Business, or (iii) allows a Third-Party to decompile, disassemble or otherwise reverse engineer any Business Intellectual Property.
(g)    Section 3.10(g) of the Disclosure Schedule identifies each item of material Business Intellectual Property (other than commercially available software products under standard end-user, shrink wrap, click-to-accept or similar object code license agreements) that any Third-Party owns and that the Seller Group uses pursuant to a license, sublicense, Contract, covenant not to sue or permission, in each case, in exchange for annual consideration of more than $200,000. The Seller Group has delivered or made available to Purchaser correct and complete copies of all such licenses, sublicenses, Contracts, covenants not to sue and permissions (as amended to date) with respect to such Business Intellectual Property. With respect to each item of Business Intellectual Property required to be identified in Section 3.10(g) of the Disclosure Schedule, to the Knowledge of Seller:
(i)    such license, sublicense, agreement, covenant not to sue or permission covering such item is legal, valid, binding, enforceable and in full force and effect in all material respects; and
(ii)    no party to such license, sublicense, Contract, covenant not to sue or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.
(h)    The Seller Group takes reasonable precautions to protect the confidential and trade secret information used in the operation of the Distribution Business. The Seller Group is not in material breach of and have not materially breached any material obligations or undertakings of confidentiality which they owe or have owed to any Third-Party related to the Distribution Business. All current and former employees and contractors who have developed or contributed to material Business Intellectual Property have executed written and enforceable Contracts that (i) confirm that all material Business Intellectual Property is or was a work made for hire authored and owned by the Seller Group, and (ii) should it not be a work made for hire, irrevocably assign to the Seller Group all of such Person’s rights relating to the material Business Intellectual Property.
Section 3.11.    Data Protection.
(a)    The Seller Group has materially complied with (i) all Data Privacy or Security Laws, (ii) their own privacy notices and other public representations regarding privacy and cybersecurity, and (iii) all Contracts relating to the use, handling, processing, storing, sharing, or modifying of Personal Data. The Seller Group has not received any written notice, allegation, complaint, or other communication related to, and there is no pending investigation by any Governmental Authority regarding, any actual or possible violation of any Data Privacy or Security Law by or with respect to the Distribution Business (or the Seller Group, to the extent that such matter would be adversely material to the Distribution Business). To the Knowledge of Seller, there is no reasonable basis to believe that such allegation, complaint, notice, or investigation may be forthcoming. With respect to each jurisdiction and customer base, the Seller Group has assessed its privacy and information security obligations and implemented procedures to reasonably assure compliance where a particular privacy or security statute is determined to apply in all material respects. All software development undertaken by or on behalf of the Seller Group has, in all material respects, followed industry best-practices (e.g., where applicable, fuzzing, static and dynamic code review, manual code review, etc.) to minimize the likelihood of bugs or vulnerabilities.

(b)    (i) In the past three (3) years the Seller Group has not been notified of a Security Breach, has not been required to notify any Person of any Security Breach, and has not been adversely affected by any malicious code or denial-of-service attacks on any of the Seller Group’s Systems or those of suppliers and vendors that process information on behalf of the Seller Group, and (ii) to the Knowledge of Seller has not suffered a Security Breach, in each case of (i) and (ii) except as would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities.
(c)    The Seller Group has (i) implemented and maintained commercially reasonable disaster recovery and business continuity plans; (ii) implemented and maintained commercially reasonable safeguards designed to protect the confidentiality, integrity and security of Personal Data against any reasonably likely loss, theft, misuse or unauthorized access, use, modification or disclosure in material conformance with applicable Data Privacy or Security Laws; and (iii) taken commercially reasonable measures designed to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Seller Group comply with applicable Data Privacy or Security Laws and take commercially reasonable steps to protect and secure Personal Data from loss, theft, misuse or unauthorized access, use, modification or disclosure.
Section 3.12.    Taxes.
(a)    The Seller Group has, to the extent related to the Distribution Business and the Purchased Assets, and each Purchased Entity has (i) duly and timely filed or caused to be filed all income and other material Tax Returns required to be filed by it with the appropriate taxing authorities (taking into account any extension of time to file granted or to be obtained); (ii) paid all material Taxes required to be paid whether or not shown to be payable on such Tax Returns; and (iii) made adequate provision in its financial statements for all material amounts of Taxes payable by it that are not due and payable. All such Tax Returns are complete and accurate in all material respects.
(b)    No material deficiencies related solely to the Distribution Business, the Purchased Assets, or any Purchased Entity for any Taxes have been assessed in writing that are still pending.
(c)    All monies required to be withheld or collected by (i) the Seller Group from employees of the Distribution Business for material amounts of income Taxes and social security and other payroll Taxes, and (ii) each Purchased Entity in respect of material amounts of Taxes, have been collected or withheld, and either paid to the respective taxing authorities or set aside in accounts for such purpose, in each case in compliance with applicable Tax Law in all material respects.
(d)    There are no material Liens for Taxes (other than Permitted Liens described in clause (a) of the definition thereof) upon any of the Purchased Assets or Assets of the Purchased Entities.
(e)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that would be binding on Purchaser or its Affiliates after the Closing have been entered into or issued by any Governmental Authority with or to any Purchased Entity.
(f)    There are no audits, examinations, investigations or other Actions relating to Taxes by any Governmental Authority against any Purchased Entity or with respect to the Distribution Business or the Purchased Assets, nor has any member of the Seller Group received any written notice of the institution of, or intent to institute, any such audit, examination, investigation or other Action.
(g)    No claim has ever been made by a Governmental Authority in a jurisdiction where any Purchased Entity or, with respect to the Distribution Business or the Purchased Assets, any other member of the Seller Group does not file Tax Returns, that such Person is or may be subject to taxation by or required to file Tax Returns in that jurisdiction with respect to the Purchased Assets, the Distribution Business or any Purchased Entity.
(h)    No Purchased Entity is (i) party to any contract relating to Tax sharing or Tax allocation, other than commercial agreements entered into in the Ordinary Course of Business the primary subject of which is not Taxes or (ii) has any Liability for the Taxes of any other Person as a transferee or successor or by contract, in each case that could result in an obligation of Purchaser or its Affiliates after the Closing.
(i)    No Purchased Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting prior to the Closing or the use of any improper method of accounting prior to the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) executed prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or non-U.S. Applicable Law) entered into or incurred prior to the Closing, or (v) any prepaid amount or deferred revenue received prior to the Closing.
(j)    The Seller Group, with respect to the Distribution Business and the Purchased Assets, and the Purchased Entities have no material liabilities under any applicable Law with respect to escheat or abandoned or unclaimed property.
(k)    Each Purchased Entity is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation) or been subject to Tax or required to file Tax Returns in any country other than its country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country.
(l)    The U.S. federal income tax classification of each Purchased Entity, and any changes to such classification of such Purchased Entity within the five-year period ending on the date hereof, is set forth in Section 3.12(l) of the Disclosure Schedule.
(m)    There are no circumstances which exist and would result in, or which have existed and resulted in, any of section 78 or sections 80 to and including section 80.04 of the Income Tax Act (Canada) applying to a Purchased Entity. The Purchased Interests do not constitute “taxable Canadian property” within the meaning of the Income Tax Act (Canada).
Section 3.13.    Material Contracts.
(a)    Section 3.13(a) of the Disclosure Schedule sets forth a true and correct list of each Material Contract in effect on the date of this Agreement. Seller has made available to Purchaser true, correct and complete copies of each such Material Contract (including amendments thereto).
(b)    Each Material Contract is a legal, valid and binding obligation of the Seller Group and each applicable member of the Seller Group and, to the Knowledge of Seller, each other party thereto, and is enforceable against the applicable member of the Seller Group and, to the Knowledge of Seller, each such other party in accordance with its terms, subject, in each case, to any Enforceability Limitations. The Seller Group is not, nor to the Knowledge of Seller, is any other party to a Material Contract in default or breach under a Material Contract and there does not exist any event, condition or omission that would constitute such a default or breach by the Seller Group (whether by lapse of time or notice or both), except for any such default or breach which would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities. None of the members of the Seller Group have given to or received from any other Person, any written notice regarding any material breach of, or material default under, any such Material Contract. No party to such a Material Contract has repudiated in writing any of the terms thereof or Threatened in writing to terminate, cancel or not renew any such Material Contract.
(c)    The pricing of the Distribution Agreement and Supply Agreement are materially similar to those historically in effect as between the Distribution Business and the Retained Business.
Section 3.14.    Labor, Employment and Employee Benefits Matters.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth a list of each material Seller Benefit Plan and specifies each Seller Benefit Plan that is a Purchased Entity Plan. With respect to each Purchased Entity Plan, Seller has made available to Purchaser, as applicable, (i) copies of the current plan document and all amendments thereto or, if unwritten, a written summary of its material terms, (ii) any trust agreements, custodial agreements, insurance policies and similar Contracts, funding and investment management or investment advisory Contracts, and other service provider agreements, (iii) the most recent summary plan description and each summary of material modification, (iv) any employee handbooks, (v) a copy of the most recent determination, advisory, or opinion letter from the IRS, and any pending request for such determination, (vi) a copy of the most recently filed Form 5500, including all schedules and attachments thereto, (vii) the most recent asset statements, financial statements and actuarial report, and (viii) any non-routine notices, letters or other correspondence from any Governmental Authority related to such Purchased Entity Plan received within the past three (3) years. For each material Seller Benefit Plan, Seller has made available to Purchaser the current plan documents or summaries of its material terms.
(b)    As of the date of this Agreement, there are no pending or, to the Knowledge of Seller, Threatened Actions with respect to any Purchased Entity Plan, other than routine claims for benefits by participants and beneficiaries. No Purchased Entity Plan is or, in the last three (3) years, has been the subject of an investigation, examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(c)    Except as would not reasonably be expected to result in any Liability to Purchaser after the Closing, neither (i) Seller nor any member of the Controlled Group has any Liability with respect to (A) a “defined benefit plan” as defined in Section 3(35) of ERISA that is subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code, (B) a “multiemployer plan” as defined in, and subject to, Section 3(37) of ERISA or Section 414(f) of the Code, (C) a “multiple employer welfare arrangement” within the meaning of, and subject to, Section 3(40) of ERISA, (D) a “multiple employer plan” (as defined in, and subject to, Section 210(a) of ERISA or Section 413(c) of the Code), (ii) no Purchased Entity Plan or Seller Benefit Plan is a “registered pension plan” or a “retirement compensation arrangement” as those terms are defined in the Income Tax Act (Canada) and no Purchased Entity Plan is intended to be, or has ever been found or alleged by a Governmental Authority to be, a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada); and (iii) no Purchased Entity Plan or Seller Benefit Plan provides health and welfare benefits to retired Business Employees or to the beneficiaries or dependents of retired Business Employees.
(d)    Each Purchased Entity Plan has been established, maintained, operated, registered, invested and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or other applicable Law has received a favorable determination letter from the IRS or other applicable Governmental Authority, or with respect to a prototype plan can rely on an opinion letter from the IRS to the prototype plan sponsor, that it is so qualified, and that each trust related thereto is exempt from U.S. federal income Tax under Section 501(a) of the Code or other applicable Law, and, to the Knowledge of Seller, no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be. All required contributions to and other Liabilities with respect to each Seller Benefit Plan have, with respect to all Business Employees and Former Business Employees, been made in all material respects in full on a timely basis, or properly accrued in accordance with GAAP, as of the Closing.
(e)    The execution and delivery by Seller of this Agreement does not, the execution and delivery by a member of the Seller Group of the Ancillary Agreements will not, and the consummation of the Closing by Seller will not (alone or in combination with any other event) (i)  result in any payment (whether of severance pay or otherwise) or forgiveness of Indebtedness becoming due under any Purchased Entity Plan to any Business Employee, (ii) result in any payment (whether of severance pay or otherwise) or the forgiveness of Indebtedness becoming due under any Seller Benefit Plan to any Business Employee or Former Business Employee, (iii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Business Employee, or Former Business Employee under any Purchased Entity Plan, (iv) require a contribution or funding by any Purchased Entity to any Seller Benefit Plan or the transfer or setting aside of assets by any Purchased Entity to fund any benefits under a Seller Benefit Plan, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Purchased Entity Plan following the Closing or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute a “parachute payment” within the meaning of Section 280G of the Code to any Business Employee.
(f)    There are no, and for the past three (3) years there have been no material Actions pending or, to the Knowledge of Seller, Threatened by or before any Governmental Authority against any member of the Seller Group concerning employment-matters or brought by or on behalf of any Business Employee, Former Business Employee, job applicant or independent contractor of the Distribution Business.
(g)    No member of the Seller Group is a party, or otherwise subject, to any collective bargaining agreement or other Contract with a Union applicable to any Business Employees, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Business Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the Knowledge of Seller, threatened to apply to be certified as the bargaining agent of the Business Employees, and no such Contracts are being negotiated by any member of the Seller Group. No Business Employees are represented by a Union with respect to his or her employment with any member of the Seller Group. There are no, and for the past three years there have been no, strikes, work slowdowns, walkouts, lockouts, concerted work stoppages, pickets, demand or petitions for recognition or other labor disputes or activities pending or, to the Knowledge of Seller, Threatened by any Business Employee or Former Business Employees or against any member of the Seller Group with respect to the Distribution Business. There is, to the Knowledge of Seller, no current effort to unionize any Business Employees, and there have been no such efforts with respect to the Distribution Business for the past three years. No notice, consent or consultation obligations with respect to any Business Employees, or any Union representing Business Employees, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.
(h)    No trade union has applied to have a member of the Seller Group declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Seller Group carries on business.
(i)    Seller has made available to Purchaser a complete and accurate list of all (A) Business Employees and (B) individual independent contractors who provide services primarily to the Distribution

Business, as of the date hereof, and sets forth for each such individual the following: (i) name or identification number, as applicable; (ii) title or position (including whether full or part time and whether treated as an employee or independent contractor); (iii) employing entity; (iv) hire or engagement date; (v) work location; (vi) current annual base compensation rate; (vii) target annual commission, bonus or other incentive-based compensation; (viii) leave status (and, if on leave, the anticipated return date, if known); (ix) visa status (if applicable); (x) benefits; and (xi) whether each individual is subject to a written employment or independent contractor agreement. To the Knowledge of Seller, each independent contractor disclosed in Section 3.14(i) of the Disclosure Schedule has been properly classified by the Seller Group as an independent contractor and no member of the Seller Group has received any notice from any Governmental Authority disputing such classification in the past three years. No executive who is a Business Employee (i) to the Knowledge of Seller, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Distribution Business within the twelve (12) month period following the date hereof or (ii) has been the subject of any sexual harassment, sexual assault, sexual discrimination or other discrimination or misconduct allegations during his or her tenure with any member of the Seller Group.
(j)    With respect to the Business Employees, Former Business Employees and the Distribution Business, the Seller Group is and has been for the past three (3) years, in compliance in all material respects with all applicable Laws relating to employment and employment practices and terms and conditions of employment, including any Law relating to wages and hours (including minimum wage, hours of work, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), background checks and drug testing, classification and payment of employees and independent contractors, pay equity, human rights, non-discrimination, non-harassment and non-retaliation in employment, disability rights, leaves of absence, occupational health and safety, workers’ compensation, the WARN Act (as it relates to U.S.-based Business Employees), and immigration.
(k)    There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Distribution Business.
(l)    There are no material charges pending under OHSA in respect of the Distribution Business or any Purchased Entity. The Seller Group has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.
(m)    Since March 1, 2020, no member of the Seller Group has incurred any Liability under the WARN Act involving any Former Business Employee.
(n)    Except as disclosed in Section 3.14(n) of the Disclosure Schedule, no Business Employee is employed pursuant to a work permit issued by Canada Immigration and Section 3.14(n) of the Disclosure Schedule discloses in respect of each Business Employee who is employed pursuant to a work permit (i) the expiry date of such work permit and (ii) whether any attempts have been made to renew such work permit.
(o)    Each member of the Seller Group has complied in all material respects with all obligations in accordance with any employment agreements between any member of the Seller Group and any Business Employees, collective bargaining agreements or any other labor related agreements to which the Seller Group is party, and is in material compliance with all obligations regarding social security, profit sharing and any and all other obligations derived from or related to any applicable labor, employment and social security Laws. The Seller Group has no material Liability for the payment of any wages, hours, benefits, compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with applicable Laws relating to the employment of the Business Employees.

(p)    Except as set forth on Section 3.14(p) of the Disclosure Schedule, no member of the Seller Group has any material Liability arising from claims asserted by (A) Business Employees or (B) Former Business Employees, in each case for acts or omissions occurring on or before the Closing Date.
(q)    As of the date hereof, Section 1.01(a) of the Disclosure Schedule includes all employees of the Seller Group who were providing services primarily to the Distribution Business as of immediately prior to the date hereof, except as would not be material to the Distribution Business, Purchased Assets or Assumed Liabilities, taken as a whole.
Section 3.15.    Customers and Suppliers. Section 3.15 of the Disclosure Schedule sets forth a list of the names of (a) the 10 largest customers (collectively, the “Material Customers”) and (b) the 10 largest suppliers (collectively, the “Material Suppliers”) (measured by dollar volume of purchases or sales in each case) of the Distribution Business during the 12 months ended on the Balance Sheet Date. As of the date of this Agreement, (i) the Seller Group is not engaged (and for the past twelve months, has not been engaged in) in any material dispute related to the Distribution Business with any Material Customer or Material Supplier, and (ii) no Material Customer or Material Supplier has notified the Seller Group in writing that it intends to terminate or materially alter its relationship with the Distribution Business.
Section 3.16.    Environmental Matters.
(a)    The Seller Group is and has been for the prior five (5) years in material compliance with all Environmental Laws applicable to the Distribution Business as currently conducted or applicable to the ownership and use of the Purchased Assets.
(b)    The Seller Group has obtained all material Environmental Permits required for the operation of the Distribution Business as currently conducted or for the ownership and use of the Purchased Assets. The Seller Group is in material compliance with all terms and conditions of the Environmental Permits.
(c)    As of the date of this Agreement: (i) there is no Action pending or, to the Knowledge of Seller, Threatened against any member of the Seller Group alleging a violation of or Liability under any Environmental Law, including with respect to any Release of Hazardous Materials, which such Action relates in any way to the operation of the Distribution Business or to the ownership, operation or use of the Purchased Assets; (ii) there are no outstanding Governmental Orders arising under Environmental Laws relating in any way to the operation of the Distribution Business or to the ownership, operation or and use of the Purchased Assets; and (iii) no member of the Seller Group is engaged in any environmental cleanup or remediation at any Leased Real Property or any other property as a result of or in relation to the operation of the Distribution Business, that in each case of clauses (i), (ii) or (iii) any material obligation remains outstanding.
(d)    Neither the Seller Group nor any Person controlled by the Seller Group, nor to the Knowledge of Seller, any Third-Party has Released any Hazardous Materials at the Leased Real Property or any other real property now or formerly owned, leased or operated in connection with the Distribution Business in a manner or to an extent such as has or would reasonably be expected to give rise to material Liabilities of the Seller Group under Environmental Laws.
(e)    The Seller Group has made available to Purchaser any and all material environmental reports, studies, audits, sampling data, site assessments and other similar documents prepared in the prior five (5) years in its possession and respecting the environmental condition of the Leased Real Property or the Purchased Assets or relating to the non-compliance or material Liabilities of the Distribution Business under Environmental Laws.

Section 3.17.    FDA Regulatory Matters. Since January 1, 2019, the Seller Group has been and currently is in material compliance with all Laws applicable to the storage, handling, marketing and distribution of products of the Distribution Business, including applicable Laws administered by the U.S. Food and Drug Administration.
Section 3.18.    Real Property.
(a)    A member of the Seller Group has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (other than Permitted Liens). A Purchased Entity has a valid leasehold interest in all Leased Real Property that is the subject of the Real Property Leases that are not U.S. Real Property Leases. The Distribution Business does not own (and the Purchased Entities have never owned), lease or sublease any real property, or otherwise use any real property, other than the Leased Real Property, and is not subject to any agreement or option to own or lease any real property or any interest in real property. Seller has not leased, subleased or otherwise granted, and, other than the Real Property Leases, there are no leases, subleases or other Contracts granting, any Person the right of use or occupancy of any portion of the Leased Real Property or any option to lease or purchase any portion of the Leased Real Property.
(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedule, all buildings, structures, fixtures and building systems and all components thereof included in the Leased Real Property (the “Improvements”) are reasonably sufficient for the operation of the Distribution Business as currently operated thereon and are, in all material respects, in good condition and repair, ordinary wear and tear excepted. To the Knowledge of Seller, there are no conditions affecting any of the Improvements or Leased Real Property that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Distribution Business as currently conducted thereon.
(c)    To the Knowledge of Seller, there is no condemnation, expropriation or other Action in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein. The Seller Group has not received written notice from any Governmental Authority of any injunction, decree, order, writ or judgment outstanding or any Action, pending or Threatened, that would impair the ownership, lease, use or occupancy of the Leased Real Property, or any portion thereof, or the operation of the Distribution Business as currently conducted thereon.
Section 3.19.    Related Party Transactions. Section 3.19 of the Disclosure Schedule sets forth all Contracts related to the Distribution Business between a member of the Seller Group, on the one hand, and the Purchased Entities, on the other hand, or under which Purchaser will have any Liability or any continuing obligations to any member of the Seller Group after the Closing. Except as set forth on Section 3.19 of the Disclosure Schedule, none of the members of the Seller Group or, to the Knowledge of Seller, its directors or officers (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than a member of the Seller Group) that is a material client, vendor, lessor, lessee or competitor of the Distribution Business, (b) owns any material property right, tangible or intangible, which is used by the Distribution Business, (c) currently or during the last three (3) years, has any material contractual or other claims, express or implied, against any member of the Seller Group. Ownership of 5% or less of the outstanding stock of any publicly traded corporation shall not be deemed to be a financial interest for purposes of this Section 3.19.
Section 3.20.    Insurance. Section 3.20 of the Disclosure Schedule lists each insurance policy maintained by or for the benefit of the Distribution Business (other than any group insurance policy that is part of a Seller Benefit Plan). With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (b) the Seller Group is not, and to the Knowledge of Seller no other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of Seller no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under the policy; and (c) to the Knowledge of Seller no party to the policy has repudiated any material provision thereof in each case, that would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities. Since January 1, 2019 until the date hereof, the Seller Group has not received any written communication regarding any actual or possible (i) cancellation, invalidation or nonrenewal or any such insurance policy, (ii) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any such insurance policy.
Section 3.21.    Inventory. The Inventory (a) consists, in all material respects, of a quality and quantity generally usable and salable in the Ordinary Course of Business and (b) had a book value as reflected on the Latest Balance Sheet as the lower of cost or net realizable value for such items as of the date hereof in accordance with the Transaction Accounting Principles. The quantities of each item of Inventory (i) are not in any material respect excessive, consistent with past practices of Seller Group, and (ii) are in all material respects adequate, consistent with past practices of Seller Group, to continue operations without creating backlogs in excess of customary levels for the Distribution Business. Notwithstanding anything to the contrary set forth above, net realizable value includes consideration of inventory sold through the CUPS program whereby vendor credits are applied to inventory purchases upon proof of sale.
Section 3.22.    Product Liabilities and Warranties.
(a)    (i) There are no pending or, to the Knowledge of Seller, Threatened Actions (and there have not been any Actions in the past three years) for any warranty obligations relating to any products or services of the Distribution Business that are, or were during such period, marketed or sold by or for the Seller Group from any particular customer or with respect to any particular product or service that has resulted in, or could reasonably be expected to result in, a Liability to the Seller Group of more than $100,000 individually or $1,000,000 in the aggregate, and (ii) no products or services sold, manufactured, developed, rendered and/or distributed by the Seller Group have been the subject of any recall or material product liability Action or similar material Action (including any Action undertaken by the Seller Group on a voluntary basis), in the case of (i) and (ii), except as would not reasonably be expected to be material to the Distribution Business, Purchased Assets, or Assumed Liabilities.
(b)    Except as set forth on Section 3.22(b) of the Disclosure Schedule, the Seller Group has not received any written notice from a customer, Governmental Authority or any other Person alleging that any of the products or services sold, manufactured, developed, rendered and/or distributed by the Seller Group have failed to comply in any material respect with the contractual commitments and warranties provided by the Seller Group in respect thereof and applicable Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.23.    Anti-Corruption and Global Trade Laws. During the prior five (5) years, neither the Distribution Business nor any director, officer, employee, or other Person acting on behalf of the Distribution Business (a) has offered, promised, provided, received, solicited, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to or from any Person to improperly influence official action or secure an improper advantage in violation of applicable Anti-Corruption Laws, or has otherwise violated any Anti-Corruption Law; (b) has made any false or fictitious records on the books and records of the Seller Group; (c) is or has been a Restricted Party, has engaged in any dealings or transactions (directly or knowingly indirectly) with or for the benefit of any Restricted Party in violation of applicable Global Trade Law, or has otherwise violated any Global Trade Law; or (d) has been party to any voluntary disclosures or actual, or to the Knowledge of Seller, threatened legal proceedings or enforcement actions by any Governmental Authority relating to any breach or suspected breach of Anti-Corruption Laws or Global Trade Laws.
Section 3.24.    Brokers. Except as set forth on Section 3.24 to the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller Group in connection with the sale of the Distribution Business based upon arrangements made by or on behalf of the Seller Group.
Section 3.25.    Investment Canada Act. The Distribution Business is not engaged in, and does not control, directly or indirectly, any entity that engages in, any business activity in Canada (a) identified under Section 14.1(6) of the Investment Canada Act as constituting a “cultural business”, or (b) prescribed by the Governor in Council under Section 15(a) of the Investment Canada Act or Schedule IV to the Investment Canada Act Regulations thereto as relating to Canada’s cultural heritage or national identity.
Section 3.26.    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedule) or in any Transaction Agreement, neither Seller nor any member of the Seller Group makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Seller Group or the Distribution Business, including any representation or warranty as to the accuracy or completeness of any information regarding the Distribution Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Purchaser and its Representatives (including any information, documents or materials made available to Purchaser in the data room (except for the representations and warranties expressly set forth in this ARTICLE III or in any Transaction Agreement, in each case, regarding certain information, documents or materials in the data room having been made available to Purchaser), management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Distribution Business, or any representation or warranty arising from statute or otherwise in Law, all of which are hereby disclaimed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 4.01.    Organization and Standing. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.
Section 4.02.    Authorization. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by Purchaser and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and each Ancillary Agreement to be executed by Purchaser has been duly authorized, and this Agreement has been duly executed and delivered and, at the Closing, Purchaser will have duly executed and delivered each Ancillary Agreement to which it is specified to be a party. This Agreement constitutes Purchaser’s legal, valid and binding obligation, and each Ancillary Agreement to which it is specified to be party will after the Closing constitute Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms, in each case subject to the effect of any Enforceability Limitations.

Section 4.03.    No Conflict; Consents.
(a)    Provided that all consents, declarations, orders, approvals, authorizations, actions, filings and notifications described in Section 4.03(b) have been obtained or made, the execution and delivery by Purchaser of this Agreement does not, the execution and delivery by Purchaser of the Ancillary Agreements to which it is specified to be a party will not, and the consummation of the Closing by Purchaser will not (i) violate or conflict with the certificate of formation of Purchaser, (ii) conflict with or violate any applicable Law or Governmental Order, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under any Contract to which Purchaser is party or permit held by Purchaser, or give any Person any right of termination, amendment, acceleration or cancellation of, any such Contract or permit, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults as would not reasonably be expected to prevent or materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement, to consummate the Transactions or to arrange or consummate the Equity Financing.
(b)    The execution and delivery by Purchaser of this Agreement does not, the execution and delivery by Purchaser of the Ancillary Agreements to which Purchaser is specified to be a party will not, and the consummation of the Closing by Purchaser will not require any consent, declaration, order, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (i) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and any other applicable Competition and Investment Laws, (ii) where the failure to obtain such consent, declaration, order, approval, authorization or action or to make such filing or notification would not reasonably be expected to prevent or materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement, to consummate the Transactions or to arrange or consummate the Financing, or (iii) as may result from any facts or circumstances relating to the Seller Group.
Section 4.04.    Absence of Litigation; Governmental Orders. As of the date of this Agreement, there is no Action pending or, to the knowledge of Purchaser, Threatened against Purchaser, nor is there any Action pending in which Purchaser is the plaintiff or claimant, that, if determined adversely to Purchaser, would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement, to consummate the Transactions or to arrange or consummate the Financing. There are no outstanding Governmental Orders against or affecting Purchaser that would, or would reasonably be expected, individually or in the aggregate, to, prevent or materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement, to consummate the Transactions or to arrange or consummate the Financing.
Section 4.05.    Compliance with Law. Purchaser is in compliance with all applicable Laws and Governmental Orders, except where the failure to comply with any such Law or Governmental Order would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement, to consummate the Transactions or to arrange or consummate the Financing.
Section 4.06.    Equity Financing. Purchaser has delivered to Seller a true, accurate and complete copy of an executed commitment letter, dated as of the date hereof (such commitment letter, together with all annexes, schedules and exhibits thereto and, to the extent permitted hereby, all amendments, restatements, modifications and supplements thereto, the “Equity Commitment Letter”), under which Guarantor has committed to provide to Purchaser the amount of equity financing set forth therein, subject solely to the terms and conditions set forth therein (the “Equity Financing”). The only condition precedent to the obligations of the parties under the Equity Commitment Letter is the satisfaction or the waiver of the conditions set forth in the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated. As of the date hereof, the Equity Commitment Letter is a legal, valid and binding obligation of Purchaser and, to the actual knowledge of Purchaser’s officers, the other parties thereto except as limited by the Enforceability Limitations. The Equity Commitment Letter expressly provides, and shall continue to expressly provide, that Seller is an intended Third-Party beneficiary thereof for the purposes set forth therein. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that would reasonably be expected to affect the availability, the amount or conditionality of the Equity Financing necessary to fund the Funds (as defined below), other than as expressly set forth in the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in ARTICLE VII on the Closing Date, Purchaser has no reason to believe that any event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Purchaser or, to the actual knowledge of Purchaser’s officers, any other parties to the Equity Commitment Letter under any term or condition of the Equity Commitment Letter or a failure of any condition to the Equity Financing or otherwise result in the Funds being unavailable on the Closing Date. The proceeds from the Equity Financing, together with other amounts available to Purchaser (including cash on hand and other available financing), are sufficient to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and to pay all of its fees and expenses in connection with the Transactions and the Equity Financing (sufficient proceeds, the “Funds”). In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any other financing be a condition to Purchaser’s obligation to consummate the Transactions.
Section 4.07.    Solvency. Assuming (i) the accuracy of the representations and warranties set forth in ARTICLE III, (ii) the satisfaction of the conditions set forth in Sections 7.01 and 7.03, (iii) the satisfaction of the Seller’s obligations, covenants and agreements required by this Agreement to be performed and complied with at or prior to the Closing, and (iv) estimates, projections and forecasts of the Distribution Business have been prepared in good faith based upon assumptions that were and continue to be true and correct, immediately following the Closing and after giving effect to the Transactions and the Equity Financing, the Purchaser and each of its Subsidiaries (including the Purchased Entities), shall, on a consolidated basis be Solvent. For purposes of this Section 4.07, “Solvent” means that, with respect to any Person and as of any date of determination (a)  the present fair saleable value (on a going concern basis) of such Person’s assets will not be less than the amount that will be required to pay Person’s on its existing debts as they become absolute and mature in the ordinary course; (b) such Person does not intend to incur, or believe or reasonably should believe that Purchaser would incur, debts beyond its ability to pay such debts as they become absolute and mature in the ordinary course and (c) such Person will not have an unreasonably small amount of capital with which to conduct its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries (including the Purchased Entities).
Section 4.08.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.
Section 4.09.    Investment Canada Act. The Purchaser is a Trade Agreement Investor or WTO Investor within the meaning of the Investment Canada Act, including any regulations promulgated thereunder.
Section 4.10.    Investigation; Investment Purpose.
(a)    Without limiting the specific representations and warranties expressly set forth in ARTICLE III (as modified by the Disclosure Schedule), any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder, Purchaser (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Assets, the Assumed Liabilities, the Distribution Business and the Transactions, and any other assets, rights or Liabilities to be transferred hereunder or pursuant hereto, and (ii) has been furnished with, or given adequate access to, such information about the Purchased Assets, the Assumed Liabilities, the Distribution Business and any other assets, rights or Liabilities to be transferred hereunder or pursuant hereto, as it has requested. Purchaser acknowledges and agrees that the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants and agreements made expressly by the Seller Group in the Transaction Agreements. Purchaser has not relied upon any other representations or other information made or supplied by or on behalf of the Seller Group or Representative of the Seller Group, including any information provided by or through management presentations, data rooms (virtual or otherwise) or other due diligence information, and Purchaser acknowledges and agrees that it will not have any right or remedy arising out of any such representation or other information and that any claims Purchaser may have for breach of a representation or warranty shall be based solely on the representations and warranties of Seller set forth in ARTICLE III (as modified by the Disclosure Schedule) or any Transaction Agreement.
(b)    Purchaser is acquiring the Purchased Entities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any securities in the Purchased Entities or in violation of any applicable securities Laws, or with any present intention of distributing or selling such securities in violation of any such Law. Purchaser acknowledges that the sale of such securities is not registered under any applicable securities Laws and that such securities may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the applicable securities Laws or an applicable exemption therefrom.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01.    Conduct of Business Prior to the Closing. Except as required by applicable Law, as expressly required by this Agreement, as otherwise necessary to complete the Restructuring Activities (on the terms set forth herein), for matters identified in Section 5.01 of the Disclosure Schedule, or to the extent solely related to any Excluded Assets, Excluded Liabilities or Retained Businesses, from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 8.01, unless Purchaser otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries and controlled Affiliates to use commercially reasonable efforts to (i) conduct the Distribution Business and business of the Purchased Entities in the Ordinary Course of Business and (ii) preserve the goodwill and current business relationships with customers, suppliers, employees, lenders, suppliers and regulators of the Distribution Business in all material respects. Without limiting the generality of the foregoing, except as required by applicable Law or expressly required by this Agreement, as otherwise necessary to complete the Restructuring Activities (on the terms set forth herein), for matters identified in the relevant subsection of Section 5.01 of the Disclosure Schedule, or to the extent solely related to any Excluded Assets, Excluded Liabilities or Retained Businesses, unless Purchaser otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall not, and shall cause its Subsidiaries and controlled Affiliates to not, in each case, solely with respect to the Distribution Business or the Purchased Entities, the Purchased Assets or Assumed Liabilities, as applicable:
(a)    grant any Lien (other than a Permitted Lien or a Lien that will be released as of the Closing) on any Purchased Asset;
(b)    declare, set aside or pay a non-cash dividend on, or make any other non-cash distribution (whether in stock or property) in respect of, the equity securities of the Purchased Entities;

(c)    sell, transfer, license, abandon, assign, allow to lapse, lease, sublease, or otherwise dispose (whether by merger, stock or asset sale or otherwise) of any Purchased Assets, other than inventory and obsolete or excess equipment not considered an IT Asset sold or otherwise disposed of in the Ordinary Course of Business, and, with respect to licenses of Business Intellectual Property, non-exclusive licenses granted in the Ordinary Course of Business;
(d)    grant to any Business Employee, or any independent contractor or other individual service provider who provides services primarily to the Distribution Business, any material increase in compensation (excluding any arrangements that do not involve payments extending past the Closing Date), other than (i) increases made in the Ordinary Course of Business in respect of the compensation of any Business Employee whose annual base compensation does not exceed $150,000 after giving effect to such increase or (ii) increases pursuant to any Contract or Seller Benefit Plan in effect on the date of this Agreement;
(e)    (i) hire, engage or terminate the employment or engagement of any Business Employee, or any independent contractor who provides services primarily to the Distribution Business, in each case with an annual base compensation in excess of $150,000, (ii) implement any layoffs affecting, place on furlough, or materially reduce the hours or weekly pay of, ten (10) or more Business Employees or (iii) transfer internally (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would affect whether such service provider is or is not classified as a Business Employee;
(f)    institute any material increase in any benefits provided to Business Employees pursuant to a Seller Benefit Plan (excluding any arrangements that do not involve payments extending past the Closing Date), other than (i) as required by any such plan terms as in effect on the date of this Agreement, (ii) any change generally applicable to similarly-situated employees of the Seller Group or (iii) in the Ordinary Course of Business;
(g)    make any material change in any method of accounting or accounting practice or policy used by the Distribution Business or any Purchased Entity in the preparation of the Carve-Out Financial Statements other than such changes as are consistent with the Transaction Accounting Principles or applicable Law;
(h)    enter into any Contract which would have been a Material Contract if in effect on the date hereof, other than in the Ordinary Course of Business;
(i)    negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with a Union in respect of the Business Employees;
(j)    amend or terminate any Real Property Lease or acquire any material interest in real property;
(k)    acquire, by merger or consolidation with, or by purchase of all or substantially all of the assets or equity of, any business or entity which is material to the Distribution Business (solely to the extent a substantial portion of the assets so acquired would constitute Purchased Assets), other than acquisitions of inventory in the Ordinary Course of Business;
(l)    amend the certificate of incorporation, bylaws or other governance documents of any Purchased Entity or any other member of the Seller Group which would impair such Person’s ability to consummate the transactions contemplated by any Transaction Agreement;

(m)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Purchased Entity;
(n)    settle or compromise any material Actions to the extent related to or arising out of the Distribution Business, other than settlements or compromises that do not (i) involve the payment by the Seller Group or the Distribution Business of monetary damages in excess of $1,000,000 in the aggregate, (ii) contain any admission of wrongdoing in respect of the Distribution Business, and (iii) impose any non-monetary obligations on the Seller Group or Distribution Business;
(o)    cancel or surrender any Material Permits or fail to use commercially reasonable efforts to renew any expiring Material Permits;
(p)    enter into any intercompany loan or similar arrangement between one or more Purchased Entities, on the one hand, and any member of the Seller Group, on the other hand, to the extent such loan or arrangement is not settled in full prior to or concurrently with the Closing (and, for the avoidance of doubt, excluding any intercompany loans or similar arrangements that are solely between Purchased Entities);
(q)    (i) issue, sell, transfer, pledge or dispose of any Purchased Interests or (ii) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any Purchased Interests, in each case other than the creation of Permitted Liens;
(r)    accelerate or delay any material accounts receivable or material accounts payables reflected in Working Capital in any manner that is inconsistent with the working capital management practices of the Distribution Business in the Ordinary Course of Business;
(s)    fail to use commercially reasonable efforts to maintain in effect the insurance policies listed on (or required to be listed on) Section 3.20 of the Disclosure Schedule (or fail to replace such insurance policies with comparable insurance coverage);
(t)    incur, assume or guarantee any Indebtedness, or repay, prepay, or otherwise discharge or satisfy any Indebtedness or waive, cancel or assign any claims or rights of substantial value, in each case, other than in the Ordinary Course of Business or to the extent such Indebtedness will be discharged in full at Closing; or
(u)    enter into any legally binding commitment with respect to any of the foregoing.
Notwithstanding any provision in this Section 5.01 to the contrary, without the consent of Purchaser, the Seller Group will be permitted in its sole discretion to (x) declare and pay dividends and distributions of, or otherwise transfer or advance to Seller or any of its Subsidiaries (other than non-cash dividends and distributions by the Purchased Entities), any Cash and Cash Equivalents or Excluded Assets, and (y) conduct their activities regarding cash management matters (including the collection and transfer of accounts receivable and disbursement of funds, or in connection with any “cash sweep” practices), including to settle intercompany payables and receivables and to effect intercompany funding in the Ordinary Course of Business. Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Distribution Business’s operations prior to the Closing.
Section 5.02.    Access to Information.
(a)    From the date of this Agreement until the Closing Date, upon reasonable prior notice Seller shall, and shall cause its Subsidiaries and Representatives to (i) afford to Purchaser and its Representatives reasonable access, during normal business hours, to Leased Real Property and the books and records described in Section 2.01(a)(xiii) at the sole risk of the Purchaser and shall make the officers and employees of the Seller Group available to Purchaser and its Representatives as Purchaser and its Representatives shall from time to time reasonably request, and (ii) furnish to Purchaser and its Representatives such information regarding the Distribution Business, Purchased Entities, Purchased Assets and Assumed Liabilities as Purchaser may from time to time reasonably request, in each case, for the purpose of consummating the Transactions; it being understood and agreed by the Parties that information received pursuant to this Section 5.02 may be shared by the Purchaser, their Affiliates and their respective Representatives with any Debt Financing Source and/or actual or prospective Debt Financing Sources in connection with any Debt Financing provided that such actual or prospective Debt Financing Sources are bound to the confidentiality obligations set forth in the Confidentiality Agreement as “Representatives” of Purchaser thereunder; provided, however, that (A) in no event shall Seller be obligated to provide any bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (B) prior to Closing, Purchaser shall not undertake, or permit or cause any Person to undertake, the taking of soil, groundwater, surface water, sediment, soil gas, indoor or outdoor air or building material samples or other invasive testing on any Leased Real Property, (C) such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller Group and (D) in no event shall Seller be required to create any new materials or information or furnish any information in any format other than as used in Seller’s Ordinary Course of Business. Prior to the Closing, without obtaining the prior written consent of Seller (not to be unreasonably withheld or conditioned), Purchaser shall not, and shall cause its Representatives not to, contact or engage in any discussions or otherwise communicate with, any customers or suppliers of the Distribution Business known to the Purchaser as such, regarding any of the transactions contemplated herein. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable discretion: (y) jeopardize any attorney-client or other privilege, or (z) contravene any applicable Law.
(b)    From and after the Closing Date, (i) upon reasonable prior notice that specifically identifies applicable Excluded Assets, Purchaser shall, and shall cause its Subsidiaries and its Representatives to afford the Seller Group reasonable access, during normal business hours and in accordance with reasonable procedures established by Purchaser, to the Leased Real Property to remove any Excluded Assets from the premises at the sole risk of Seller; provided, that such access shall not unreasonably interfere with the businesses or operations of the Purchaser or its Subsidiaries and (ii) upon reasonable prior notice that specifically identifies applicable Purchased Assets, Seller shall, and shall cause its controlled Affiliates and its and their employees to afford Purchaser and its Subsidiaries reasonable access, during normal business hours and in accordance with reasonable procedures established by Seller, to real property owned or leased by Seller or any of its controlled Affiliates at the sole risk of Purchaser (and provided that Purchaser shall indemnify Seller for any damage caused directly by such access by Purchaser or its Subsidiaries) to remove such specified Purchased Assets from the premises; provided, however, that such access shall not unreasonably interfere with any of the businesses or operations of Seller or its controlled Affiliates.
(c)    In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose (including the preparation of Tax Returns, claims relating to Excluded Liabilities or Assumed Liabilities (as applicable), the preparation of financial statements, United States Securities and Exchange Commission reporting obligations, or the determination of any matter relating to the rights or obligations of the Seller Group or Purchaser and its Affiliates, as applicable, under any of the Transaction Agreements), upon reasonable prior notice, and except as reasonably determined by Purchaser or Seller, as applicable, in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve the attorney-client privilege, or (iii) comply with any contractual confidentiality obligations, each Party shall, and shall cause its Subsidiaries and its Representatives to, (A) afford the other Party and its Subsidiaries and Representatives reasonable access, during normal business hours, to its and its Subsidiaries’ offices, properties, books and records in respect of the Distribution Business and the Purchased Assets (and related Liabilities) solely to the extent related to any period prior to Closing and (B) make available to the other Party and its Subsidiaries and Representatives those of its and its Subsidiaries’ employees whose assistance, expertise, testimony, notes and recollections or presence are necessary to assist the other Party, its Subsidiaries or their respective Representatives in connection with its inquiries for any of the purposes referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Purchaser or any of its Affiliates (with respect to access afforded by Purchaser and its Subsidiaries) or Seller or any of its Affiliates (with respect to access afforded by Seller and its Subsidiaries) and the Party receiving such access shall reimburse the Party affording such access for any costs and expenses reasonably incurred in connection with such access or availability of personnel and indemnify the Party affording such access for any damage caused directly by such access.
(d)    Notwithstanding anything in this Agreement to the contrary, Seller shall not be required, prior to the Closing (or, after the Closing, other than as specifically provided herein or to the extent related to the Purchased Assets, Assumed Liabilities or the Distribution Business or in any Ancillary Agreement), to disclose, or cause or seek to cause the disclosure of, to Purchaser or its Affiliates or its or their Representatives any confidential information of the Seller Group relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall Seller be required to permit or cause others to permit Purchaser or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Seller Group any documents, drawings or other materials that might reveal any such confidential information.
Section 5.03.    Preservation of Books and Records. The Seller Group shall have the right to retain a copy of all books and records of the Distribution Business constituting Purchased Assets to the extent relating to periods ending on or prior to the Closing Date. Purchaser and Seller shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Distribution Business in the possession of the applicable Person or its Subsidiaries for a period of seven years from the Closing Date. During such period, (i) the Seller Group and its Representatives or Purchaser and its Representatives, as applicable, shall, upon reasonable prior notice and for any reasonable business purpose (including the preparation of Tax Returns, claims relating to Excluded Liabilities, the preparation of financial statements or United States Securities and Exchange Commission reporting obligations (in each case, other than the determination of any matter relating to the rights or obligations of the Seller Group under any of the Transaction Agreements), and except as reasonably determined in good faith by the applicable Party after consultation with outside counsel to be necessary to (A) ensure compliance with any applicable Law or (B) preserve any applicable privilege (including the attorney-client privilege)), have access during normal business hours to examine, inspect and copy such books and records and (ii) the applicable Party shall provide, or cause to be provided to, the other Party and its Representatives, access to such books and records of the Distribution Business as the other Party reasonably requested in connection with any Action to which the applicable Party is a party (and to which neither the other Party nor any of its Affiliates is a party). After such seven-year period, before Purchaser or Seller or any of their respective Subsidiaries shall dispose of any of such books and records, the applicable Party shall give at least 60 days’ prior written notice of such intention to dispose to the other Party, and such other Party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect. Seller shall, and shall cause its controlled Affiliates to, preserve and keep, the Excluded Employee Records in the possession of the Seller Group in a manner consistent with the Seller Group’s past practices to the extent permitted by applicable Law. For so long as such records are preserved, Seller shall provide, or cause to be provided to, Purchaser and its Representatives, access to such Excluded Employee Records as Purchaser shall reasonably request for any reasonable business purpose (including in connection with any Action to which

Purchaser or its Subsidiaries (including the Purchased Entities), the Purchased Assets, the Assumed Liabilities or the Distribution Business are subject or in connection with the requirements of any Law applicable to the Distribution Business, the Purchased Assets or the Assumed Liabilities).
Section 5.04.    Confidentiality and Restricted Use.
(a)    The confidentiality obligations of that certain letter agreement, dated as of May 18, 2022 (the “Confidentiality Agreement”), by and between H.I.G. Middle Market, LLC and Seller are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Purchaser’s confidentiality obligations shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the Distribution Business that is the subject of the Transactions, and Purchaser’s other obligations under the Confidentiality Agreement shall continue in full force and effect in accordance with the terms thereof; provided, further, that information received pursuant to Section 5.02 may be shared by the Purchaser, its Affiliates and their respective Representatives with any Debt Financing Source and/or actual or prospective Debt Financing Sources in connection with any Debt Financing provided that such actual or prospective Debt Financing Sources are bound to the confidentiality obligations set forth in the Confidentiality Agreement as “Representatives” of Purchaser thereunder. If, for any reason, the sale of the Purchased Assets is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Purchaser hereby acknowledges and agrees that during their employment with the Seller Group certain Transferred Employees may have obtained or became aware of certain trade secrets, know-how, and other confidential information of the Seller Group (“Seller Confidential Information”), that were developed by the Seller Group through substantial expenditures of time, effort and money and are the Seller Group’s valuable and unique property. Purchaser agrees that Seller Confidential Information (solely to the extent relating to the Retained Business and excluding any Seller Confidential Information related to the Distribution Business) is an Excluded Asset and, in order to protect Seller’s Retained Businesses, Purchaser agrees not to, and to cause all Transferred Employees that are employed by Purchaser not to, use such Seller Confidential Information (solely to the extent relating to the Retained Business and excluding any Seller Confidential Information related to the Distribution Business) in any manner whatsoever.
(c)    Seller acknowledges that Seller and its controlled Affiliates are in possession of trade secrets, know-how, and other confidential information of the Distribution Business (including the Purchased Entities, the Purchased Assets, the Assumed Liabilities and the Excluded Liabilities) (the “Purchaser Confidential Information”). Seller agrees that the Purchaser Confidential Information is a Purchased Asset and, in order to protect the Distribution Business, Seller agrees to and to cause all of its controlled Affiliates to (i) treat confidentially and not disclose any Purchaser Confidential Information and (ii) not use such Purchaser Confidential Information in any manner that relates to the Distribution Business without Purchaser’s prior written consent, other than to enforce Seller’s rights under this Agreement or any other Transaction Agreement.
(d)    The Parties agree that the Online Program Source Code shall be considered Seller Confidential Information and Purchaser Confidential Information. Seller agrees to only use the Online Program Source Code in the Retained Business, and Purchaser agrees to only use the Online Program Source Code in the Distribution Business, and both Parties agree not to otherwise disclose the Online Program Source Code, except to the extent required by Law.
Section 5.05.    Regulatory and Other Authorizations; Consents.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions as promptly as practicable (and, in any event, prior to the Termination Date), including (i) preparing and filing with any Governmental Authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Governmental Approvals that are necessary to consummate the Transactions. In furtherance and not in limitation of the foregoing, the Purchaser and Seller shall not, and Seller shall cause the Seller Group to not, enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of both the Seller and Purchaser. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, agreements, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between any Party with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, agreements, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority during which any material or substantive matters are reasonably expected to be addressed, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(b)    In furtherance and not in limitation of the foregoing, each Party shall, and Seller shall cause each member of the Seller Group to, use reasonable best efforts to (i) make or cause to be made all filings required of such Party under the HSR Act with respect to the Transactions as promptly as practicable and, in any event, within 10 Business Days after the date hereof, (ii) make or cause to be made all filings required of such Party or any of its Subsidiaries under the other Competition and Investment Laws of the jurisdictions set forth in Section 5.05(b) of the Disclosure Schedule (the “Foreign Antitrust Laws”) within 15 Business Days after the date hereof, (iii) comply promptly with any request under the HSR Act or any other Foreign Antitrust Law for additional information, documents, or other materials received by such Party or any of its Affiliates from any Governmental Authority in respect of such filings or the Transactions, and (iv) cooperate with the other Party in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or any other Foreign Antitrust Law with respect to any such filing or the Transactions. Each Party shall use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to the HSR Act or any Foreign Antitrust Law. Either Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 5.05 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall promptly inform the other Party of any oral communication with any Governmental Authority. No Party shall independently participate in any meeting with any Governmental Authority (regardless of who initiated such meeting) during which any material or substantive matters are reasonably expected to be addressed in respect of the matters contained in this Section 5.05 without giving the other party prior notice of the meeting and, to the extent permitted by the Governmental Authority, the opportunity to attend or participate. Similarly, each Party shall provide copies of material written communications with any Governmental Authority regarding any such filings or the Transactions prior to submission with sufficient time for the remaining Parties to review and comment. Purchaser shall pay all filing fees in connection with all filings under the HSR Act and the Foreign Antitrust Laws.
(c)    In furtherance and not in limitation of the foregoing, Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act and other Foreign Antitrust Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of the HSR Act or any Foreign Antitrust Law, Purchaser shall use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, the Parties decide that litigation is not in their respective best interests. Each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the applicable waiting period under the HSR Act, and to obtain approvals, waivers, consents, or expirations of waiting periods under Foreign Antitrust Laws with respect to the Transactions as promptly as practicable after the execution of this Agreement (and, in any event, prior to the Termination Date).
(d)    In furtherance and not in limitation of the foregoing, Purchaser shall, and shall cause its Subsidiaries to use reasonable best efforts to take all actions necessary to procure, as promptly as reasonably possible (and in any event no later than the Termination Date) each waiver or consent from any Governmental Authority or any Governmental Approval required to satisfy the conditions set forth in Section 7.01(a) or to otherwise avoid termination of the Agreement under Section 8.01(e), or to avoid the entry of or have lifted, vacated or terminated any Closing Legal Impediment. If, at any time, either Party becomes aware of a fact or circumstance that is reasonably likely to prevent any of the conditions set forth in Section 7.01(a) from being satisfied, it shall promptly inform the other Party and keep the Party apprised of the status of matters relating thereto. For the avoidance of doubt, the Parties agree that Seller’s obligations under this Section 5.05 shall not include any obligation on the part of Seller or its Subsidiaries to commit to or effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses (including the Distribution Business) as may be required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing, materially delaying or limiting the consummation of the Transactions. In fulfillment of this covenant and without limiting the foregoing, Purchaser shall: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of the Distribution Business or of Purchaser or its Subsidiaries, or otherwise offer or offer to commit to any action, non-action, condition or conduct requirement (including those that limit Purchaser’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Distribution Business or of Purchaser or its Subsidiaries), (ii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Distribution Business or Purchaser or its Subsidiaries, (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of the Distribution Business or of Purchaser or its Subsidiaries, or (iv) enter or offer to enter into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii). For the avoidance of doubt, Purchaser’s obligations under the preceding sentence shall be absolute and not qualified by “reasonable best efforts.” With respect to any objection raised by any Governmental Authority with respect to the Foreign Antitrust Laws, Purchaser shall offer to, commit to and effect any action sufficient to resolve the objection within 15 Business Days of such objection being raised by any such Governmental Authority.

For the avoidance of doubt, the requirements of this Section 5.05(d) are limited to the Distribution Business and the Purchaser and its Subsidiaries and shall not apply to any parent or other Affiliate of Purchaser.
Section 5.06.    Insurance. Seller shall use commercially reasonable efforts to keep insurance policies currently maintained in respect of the Distribution Business, the Purchased Assets, Business Employees and Former Business Employees, as the case may be, or suitable replacements therefor, in full force and effect through the Closing. The Parties acknowledge that the Purchased Entities, as named insureds or otherwise with respect to the Distribution Business, may be entitled to the benefit of coverage under the current and historical insurance policies of Seller and its Subsidiaries (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”). From and after the Closing, Seller shall use commercially reasonable efforts not, and shall cause its Subsidiaries not to, take any action that would cause any Purchased Entity not to be eligible for coverage (or that would alter in any material manner the amount, availability or other terms of such coverage) under any Retained Policy in respect of Pre-Closing Occurrences. With respect to any Pre-Closing Occurrence, from and after the Closing and until the expiration of the applicable statute of limitations with respect to such Pre-Closing Occurrence, (x) Seller will, and will cause its Affiliates to, (i) direct the carriers of the Retained Policies to provide the Purchased Entities with access to such Retained Policies and (ii) reasonably cooperate with Purchaser and the Purchased Entities and take commercially reasonable actions as may be necessary or advisable to assist the Purchased Entities in submitting, and provide support with respect to, any claims to which such Retained Policies are responsive and (y) upon receipt of a written request by Purchaser, use commercially reasonable efforts to make a report on Purchaser’s and/or the applicable Purchased Entity’s behalf to the applicable insurance providers of Seller and its Subsidiaries to the extent permitted under the applicable Retained Policy. With respect to claims for Pre-Closing Occurrences made pursuant to the foregoing sentence (or pending as of the date of this Agreement), (A) Seller shall provide Purchaser with a copy of the applicable Retained Policy and Purchaser shall, and shall cause its Affiliates to, comply in all material respects with any applicable terms of such Retained Policy and (B) each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to the applicable Purchased Entity or its designee. Purchaser agrees to reimburse Seller promptly upon request for all reasonable, documented out-of-pocket costs or expenses incurred by Seller or its Affiliates in connection with the performance of Seller’s obligations under this Section 5.06, including any retroactive premium increases resulting from claims made under any Retained Policy following in the Closing in respect of a Pre-Closing Occurrence. Except as otherwise provide in this Section 5.06, Purchaser acknowledges and agrees that, from and after the Closing Date, the Distribution Business shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of the Seller Group’s insurance policies (including, for the avoidance of doubt, any self-insured program or captive insurance provider), and Purchaser shall be solely responsible for all insurance coverage and related risk of loss after the Closing Date with respect to all claims occurring on or after the Closing Date with respect to the Distribution Business, the Purchased Assets and Business Employees.
Section 5.07.    Taxes.
(a)    For purposes of this Agreement, with respect to any Tax period that begins on or before but ends after the day prior to the Closing Date, any real or personal property Taxes and other similar ad valorem or periodic obligations shall be apportioned to the portion of such Tax period up to but not including the Closing Date and the portion of such Tax period beginning on the Closing Date on a daily (per diem) basis, and, with respect to any such Taxes imposed on or with respect to the Purchased Assets (and not the Purchased Entities), the portion of any such Tax attributable to the portion of such Tax period up to but not including the Closing Date shall be an Excluded Liability and the portion of any such Tax attributable to the portion of such Tax period from and after the Closing Date shall be an Assumed Liability.

(b)    Except as provided in any Local Transfer Agreement or for any Tax attributable to the Restructuring Activities (which shall be borne 100% by Seller), each of Purchaser and Seller shall be responsible for and pay 50% of any federal, state, local or foreign sales, use, real property transfer, value-added, goods and services, documentary, recording, mortgage, stamp or similar Tax attributable to the sale or transfer of the Distribution Business, the Purchased Assets or the Assumed Liabilities pursuant to this Agreement (collectively, “Transaction Transfer Taxes”). The Parties agree to cooperate on a reasonable basis (i) to sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Taxes and (ii) to prepare and file Tax Returns for any such Taxes. In the event that Seller or any Affiliate of Seller is required to pay any such Taxes to the applicable taxing authority, then Purchaser shall remit to Seller (or, at Seller’s direction, an Affiliate of Seller) an amount equal to any such Tax not less than five days prior to the due date for such Taxes (or, if later, as soon as reasonably practicable following the earlier of (i) Purchaser becoming aware that Seller is required to pay such Taxes or (ii) Seller’s request to Purchaser).
(c)    Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any potential, pending or Threatened federal, state, local or foreign Tax audit, examination, investigation, claim, assessment, deficiency or other similar proceeding or Action relating to any Tax for which the Seller Group may be liable pursuant to this Agreement. Seller shall, with respect to Taxes that are Excluded Liabilities, have the right to control any such proceeding or Action and to employ counsel of Seller’s choice at Seller’s expense, provided that, with respect to any such proceeding or Action relating to non-income Taxes with respect to the Purchased Assets or the Distribution Business (other than assets of the Purchased Entities), (i) Purchaser shall be permitted to participate, on a reasonable basis, in any such proceeding or Action at its expense, and (ii) neither Purchaser nor Seller shall settle or compromise any such proceeding or Action without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.
(d)    Purchaser shall prepare or cause to be prepared any Tax Return for any Purchased Entity for any Tax period that ends on or before, or that includes, the Closing Date, in each case, the original due date of which is after the Closing. All such Tax Returns that are income Tax Returns shall be prepared in a manner consistent with past practices of the applicable Purchased Entity, except as otherwise required by applicable Law or this Agreement. Purchaser shall submit to Seller for Seller’s review and comment, in the case of income Tax Returns, at least 30 days (or in the event such Tax Returns are required to be remitted in less than 30 days following the end of the applicable Taxable period, as promptly as reasonably practicable after the end of the applicable Tax period) and, in the case of material non-income Tax Returns, at least 15 days prior to the due date (taking into account application extensions) for such Tax Return. Purchaser shall consider in good faith all reasonable comments submitted in writing by Seller at least five days prior to the due date (taking into account applicable extensions) for such Tax Return. If Purchaser does not agree with any of Seller’s reasonable comments on any such Tax Return, and the Parties cannot come to a mutually acceptable resolution prior to the due date (taking into account applicable extensions) for such Tax Return, Purchaser shall file or cause to be filed such Tax Return as prepared by Purchaser, and the dispute shall be submitted to the Independent Accounting Firm for resolution in accordance with analogous procedures and covenants as those set forth in Section 2.10. Purchaser shall file or cause to be filed, or, in the case of any Tax Return initially filed as prepared by Purchaser pursuant to the preceding sentence, shall amend or cause to be amended, all such Tax Returns as finally prepared pursuant to this Section 5.07(d). Purchaser’s obligations pursuant to this Section 5.07(d) shall expire upon the finalization of the Post-Closing Adjustment.
(e)    All Tax refunds (or credits in lieu of Tax refunds) that are Excluded Assets shall be for the account of Seller and, in the event that Purchaser or any Subsidiary of Purchaser (including, after the Closing, any Purchased Entity) receives such a refund (or uses such a credit to offset a Tax liability), Purchaser shall pay an amount equal to such refund (or credit), net of any Taxes and other reasonable out-

of-pocket costs incurred by the Purchaser or its Affiliates in obtaining such a Tax refund (or credit), to Seller within 10 days. Purchaser shall, and shall cause its Subsidiaries to, at Seller’s cost and expense, cooperate as reasonably requested by Seller to file for, prosecute a claim for, or otherwise obtain any such Tax refund (or credit).
(f)    Purchaser and its Subsidiaries (including, after the Closing, the Purchased Entities) shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, (i) initiate discussions, examinations or other Actions with any taxing authority regarding Taxes or make any voluntary disclosures, in each case, with respect to Taxes for any Tax period (or portion thereof) that ends on or prior to the Closing Date with respect to the Distribution Business and the Purchased Assets, (ii) make any entity classification election pursuant to the Treasury Regulations under Section 7701 of the Code for any Purchased Entity effective on or before the Closing Date or (iii) with respect to any Purchased Entity, make any election pursuant to Section 336 or 338 of the Code (or any similar election under state, local or non-U.S. Tax Law) or any other election that could reasonably be expected to affect Taxes of the Seller Group, in the case of clauses (ii) and (iii), subject to Section 5.07(h).
(g)    After the Closing, each of Seller and Purchaser shall (and cause their respective Subsidiaries to), at the expense of the requesting Party:
(i)    provide the other Party at its request any information relating to the Distribution Business or the Purchased Assets necessary for such other Party to prepare any Tax Returns relating to the Distribution Business or the Purchased Assets which such other Party is responsible for preparing and filing;
(ii)    cooperate at the request of a Party and on a reasonable basis in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns to the extent relating to the Distribution Business or the Purchased Assets;
(iii)    make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Distribution Business or the Purchased Assets;
(iv)    provide timely notice to the other in writing of any pending or Threatened Tax audits or assessments relating to Taxes of the Distribution Business or the Purchased Assets for taxable periods for which the other may have a liability under this Agreement; and
(v)    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request relating solely to the Distribution Business or the Purchased Assets with respect to any taxable period for which the other may have liability under this Agreement.
(h)    Unless otherwise agreed in writing by the Parties:
(i)    Purchaser shall make a Section 338(g) Election with respect to the purchase and sale pursuant to this Agreement of the Purchased Interests of each of Avient de Mexico Distribution, S. de R.L. de C.V. and Avient Puerto Rico, LLC. At least 30 days prior to the Closing Date, Purchaser shall deliver to Seller a draft IRS Form 8023 (and any applicable forms for state or local Tax purposes) with respect to each such Section 338(g) Election for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed); at or prior to the Closing, Purchaser shall deliver to Seller duly executed copies of each such IRS Form 8023 (and any applicable forms for state and local Tax purposes); and, within 10 days after the Closing Date, Purchaser shall duly submit each such IRS Form 8023 (and any applicable forms for state or local Tax purposes) to the IRS (and any applicable state or local taxing authority) and provide Seller with as-filed copies of all such Tax Returns, including proof of mailing.
(ii)    Prior to the Closing, Seller shall file, or cause to be filed, an entity classification election on IRS Form 8832 for each of NewCo ULC and PolyOne Distribution Trading (Shanghai) Co. Ltd. to elect to be classified as a disregarded entity for U.S. federal income Tax purposes with an effective date that is on or prior to the Closing Date. At least 30 days prior to the Closing Date, Seller shall deliver to Purchaser a draft of each such IRS Form 8832 for Purchaser’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed); prior to the Closing, Seller shall duly submit to the IRS each such IRS Form 8832; and, at or prior to the Closing, Seller shall provide Purchaser with an as-filed copy of each such IRS Form 8832, including proof of mailing.
(iii)    Notwithstanding anything to the contrary, with respect to each Purchased Entity, either (A) such Purchased Entity shall be a disregarded entity for U.S. federal income tax purposes as of the beginning of the Closing Date or (B) Purchaser shall make a Section 338(g) Election.
Section 5.08.    Further Action.
(a)    Each of Seller and Purchaser shall (i) execute and deliver, or shall cause to be executed and delivered, such documents and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions, including by using commercially reasonable efforts to seek to obtain any approvals, consents or waivers to effect the sale, assignment, transfer and conveyance of all Purchased Assets (including those listed on Section 5.08(a) of the Disclosure Schedules), (ii) refrain from taking any actions that would reasonably be expected to materially impair, materially delay or materially impede the Closing, and (iii) without limiting the foregoing, use its reasonable best efforts to cause all of the conditions to the obligations of the other Party to consummate the Transactions to be met as promptly as practicable; provided, however, nothing in this Section 5.08(a) shall be applicable to any action required or contemplated by Section 5.05, nor require Seller or any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, to pay money (to the extent not reimbursed by the other Party) to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any Third-Party.
(b)    Each of Seller and Purchaser shall keep each other reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the satisfaction of the conditions set forth in ARTICLE VII. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and other similar instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party.
Section 5.09.    Debt Financing Cooperation; Equity Financing.
(a)    Prior to the Closing, Seller shall use its reasonable best efforts, and Seller shall cause its Subsidiaries to use their reasonable best efforts, to provide (and to cause their Representatives to provide) Purchaser such customary cooperation reasonably requested by Purchaser, at Purchaser’s sole expense, in connection with arrangement (and consummation) of any Debt Financing (and together with the Equity Financing, the “Financing”), including the satisfaction of the conditions precedent to the extent within its control to any Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the business or operation of Seller or any of its respective Affiliates or Representatives), including using their reasonable best efforts to take the following actions: (i) (x) provide any Debt Financing Source with the Carve-Out Financial Statements and any other information reasonably necessary for the completion of any Debt Financing or the assembly of marketing materials customary for financings of such type and (y) furnish other customary financial information as reasonably requested by Purchaser to enable Purchaser to prepare pro forma financial statements, in each case to the extent customary and reasonably required pursuant to any Debt Financing and to the extent reasonably available; (ii) cause the Distribution Business’s and the Seller Group’s management teams, with appropriate seniority and expertise, at reasonable times and upon reasonable notice, to participate in a limited number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for any Debt Financing and actual or prospective lenders and senior management and Representatives, with appropriate seniority and expertise, of the Distribution Business), presentations, conference calls, drafting sessions, due diligence sessions (including accounting due diligence sessions) and similar presentations to and with any Debt Financing Source and any rating agency; (iii)(A) assist with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing and syndication materials required or reasonably requested by any Debt Financing Source in connection with any Debt Financing; provided, however, that any such customary marketing and syndication materials shall contain disclosure and pro forma financial statements reflecting Purchaser as the obligor; and (B) execute and deliver customary authorization and representation letters relating to any Debt Financing; (iv) facilitate the granting of a security interest (and perfection thereof) in collateral and, subject to and conditioned on the occurrence of the Closing, the execution and delivery of guarantees, mortgages and other customary certificates or other documents and instruments relating to the foregoing as may be reasonably requested by the Purchaser as necessary and customary in connection with any Debt Financing, (v) assist with obtaining surveys, appraisals, title insurance and insurance certificates and endorsements at the expense of and as reasonably requested by the Purchaser on behalf of any Debt Financing Source, (vi) deliver to the Purchaser at least three (3) Business Days prior to the Closing Date all documentation and information as is reasonably requested in writing by any Debt Financing Source at least eight (8) Business Days prior to the Closing Date that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230, (vii) assist in the preparation, execution and delivery of one or more credit agreements, purchase agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Purchaser (including providing information relating to the Purchased Assets to be included in any schedules thereto or in any perfection certificate), and (viii) provide documents (including payoff letters, lien releases and instruments of termination or discharge) reasonably requested by the Purchaser relating to the repayment of the Indebtedness to be paid off at Closing and the release of related guarantees and Liens. Subject to Purchaser’s indemnification obligations under Section 5.09(b), Seller hereby consents to the use of the Distribution Business’s and the Seller Group’s logos in connection with any Debt Financing; provided, however, that such logos are used solely in a manner that is neither intended, nor reasonably likely, to harm or disparage the Seller Group or the reputation or goodwill of the Seller Group and its respective marks.
(b)    Purchaser shall (i) promptly as reasonably practicable reimburse Seller and any of its respective Affiliates and Representatives for all of the documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Seller and any of its Affiliates and Representatives in connection with Section 5.09(a) and (ii) indemnify and hold harmless Seller and any of its Affiliates and Representatives from and against all claims, losses, damages, injuries, Liabilities, judgments, awards, penalties, fines, Taxes, costs (including cost of investigation), expenses (including documented out-of-

pocket attorneys’ fees) or settlement payments suffered or incurred by any of them in connection with (A) the arrangement of the Debt Financing and any information used in connection therewith, including providing the cooperation contemplated by Section 5.09(a), except to the extent that arising or resulting from the gross negligence, fraud, bad faith or willful misconduct of Seller or any of its Affiliates or Representatives, as determined in a final non-appealable judgment by a court of competent jurisdiction (provided that Purchaser shall have provided written notice of any gross negligence, fraud, bad faith or willful misconduct of Seller or any of its Affiliates or Representative, and Seller was afforded a reasonable opportunity to cure such behavior), and (B) any misuse of the logos or marks of the Seller Group.
(c)    Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its respective Affiliates or Representatives shall under Section 5.09(a) (i) be required to pay any commitment or other fee or reimburse any expenses in connection with any Debt Financing prior to the Closing (other than expenses promptly reimbursed by the Purchaser); (ii) be required to incur any liability or give any indemnity in connection with any Debt Financing prior to the Closing; (iii) be required to take any action in connection with any Debt Financing that would require any director, officer or employee of the Seller Group to execute, or be required to enter into, any document, agreement, certificate or instrument (other than with respect to any authorization or representation letter described in Section 5.09(a)) in connection with any Debt Financing except as may be effective at or after the Closing; (iv) be required to take any action in connection with any Debt Financing that would unreasonably interfere with the ongoing business or operation of Seller or any of its respective Affiliates or Representatives; (v) result in Seller or any of its Affiliates incurring any Liability with respect to any Debt Financing or cause any director, officer or employee of the Seller Group to incur any personal liability in connection with any Debt Financing; (vi) provide, in connection with any Debt Financing, any information the disclosure of which is prohibited or restricted under Law or is legally privileged; (vii) with respect to the pre-Closing board of directors of Seller and the directors, managers and general partners of Seller’s Subsidiaries be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Debt Financing is obtained or be required to take any other corporate action prior to the Closing to permit the consummation of any Debt Financing; or (viii) be required to provide (it being understood that the Purchaser shall be solely responsible for the preparation of such materials), (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of any Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes,” (C) projections, risk factors or other forward-looking statements relating to all or any component of any Debt Financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K or (F) any solvency certificate or similar certification or representation.
(d)    Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.03(a), as it applies to Seller’s obligations under this Section 5.09, shall be deemed satisfied, except to the extent that (w) Purchaser shall have provided written notice of a breach of this Section 5.09, (x) Seller was afforded a reasonable opportunity to cure such breach, (y) such breach arises or results from the gross negligence, fraud, bad faith or willful misconduct of Seller or any of its Affiliates or Representatives, as determined in a final non-appealable judgment by a court of competent jurisdiction, and (z) and such breach has resulted in the Debt Financing not being obtained.
(e)    Purchaser shall not permit any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, or assignment of, the Equity Commitment Letter or the definitive agreements with respect thereto, including any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (i) reduce the aggregate amount of the Equity Financing or (ii) impose any new or additional conditions or contingencies, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Equity Financing. In addition to the foregoing, Purchaser shall not release or consent to the termination of the Equity Commitment Letter (except as permitted thereby). Purchaser shall, as promptly as reasonably practicable after obtaining knowledge thereof, give Seller written notice of any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in any portion of the Equity Financing contemplated by any Equity Commitment Letter to be unavailable for the Equity Financing purposes at the time of the Closing.
Section 5.10.    Representation and Warranty Insurance. Purchaser (or a Subsidiary thereof) may conditionally bind a buyer-side representation and warranty insurance policy in connection with the Transactions (the “R&W Policy”). Purchaser will cause any such R&W Policy to provide that each applicable insurer (the “R&W Insurer”) shall have no right of subrogation against the Seller Group (except in the case of Fraud), and the R&W Insurer has waived any such right of subrogation (except in the case of Fraud). Prior to the Closing, Seller shall reasonably assist Purchaser and any Subsidiary thereof to obtain the R&W Policy, including by making available due diligence material reasonably requested by Purchaser or such Subsidiary consistent with Seller’s obligations under Section 5.02. For the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Policy is not a condition to Closing. Purchaser’s failure to obtain the R&W Policy shall in no way alter or increase any of Seller’s obligations hereunder, including with respect to indemnification pursuant to ARTICLE IX.
Section 5.11.    Release of Guarantees. Purchaser shall use its reasonable best efforts to cause the Seller Group to be fully and irrevocably released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds, or collateral obtained or given by the Seller Group relating to the Distribution Business, any Purchased Asset or any Assumed Liability set forth on Section 5.11 of the Disclosure Schedule (including as a result of the Seller Group’s remaining directly or indirectly liable for, or otherwise having credit exposure with respect to, any Assumed Liabilities) (collectively, the “Seller Guarantees”). If Purchaser is not able to release any such Seller Guarantee, Seller shall or shall cause the applicable member of the Seller Group to maintain such Seller Guarantee in full force and effect until the earlier of twelve (12) months and such time as such Seller Guarantee is released, and Purchaser shall indemnify the Seller Indemnified Parties against any and all payments required to be made by the applicable member of the Seller Group under such Seller Guarantee after the Closing Date. Without limiting the foregoing, after the Closing Date, Purchaser shall not, and shall cause its Subsidiaries not to renew, extend, amend or supplement any Contract or Liability that is covered by a Seller Guarantee without providing Seller with evidence reasonably satisfactory to it that the Seller Guarantee has been released. Any cash or other collateral posted by the Seller Group in respect of any Seller Guarantee shall be delivered to Seller except to the extent that it was included in the calculation of the Closing Adjustment.
Section 5.12.    Restructuring Activities. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to complete the restructuring activities provided in the steps set forth on Section 5.12 of the Disclosure Schedule (the “Restructuring Activities”), pursuant to the agreements, documents or other instruments reasonably acceptable to Purchaser, to the extent relating to the Purchased Assets or the Purchased Entities. Following completion of the Restructuring Activities, Seller shall promptly provide Purchaser with documentation reasonably demonstrating the completion of the Restructuring Activities, to the extent relating to the Purchased Assets or the Purchased Entities. Seller shall be responsible for, and shall pay, all costs and expenses related to the Restructuring Activities.
Section 5.13.    Misdirected Funds; Transfer of Excluded Assets and Liabilities.
(a)    From and after the Closing Date: (i) in the event Purchaser or any of its Subsidiaries receives any payment, remittance or amount in respect of any Excluded Asset, Excluded Liability or Retained Business (including the Seller Portion of any Shared Contract), Purchaser shall remit, or cause to be remitted, such amount to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller as promptly as reasonably practicable; and (ii) in the event Seller or any of its Affiliates receives any payment, remittance or amount in respect of any Purchased Asset, Assumed Liability or the Distribution Business (including the Purchaser Portion of any Shared Contract), Seller shall remit, or cause to be remitted, such amount to Purchaser by wire transfer in immediately available funds to the account or accounts designated by Purchaser as promptly as reasonably practicable.
(b)    Prior to the Closing, (i) Seller will cause any applicable Purchased Entity to transfer and convey to Seller or a Subsidiary of Seller (other than a Purchased Entity) any Excluded Assets that it owns, leases or has any right to use, and Seller will accept from such Purchased Entity, and will cause an applicable Subsidiary of Seller (other than a Purchased Entity) to accept from such Purchased Entity, all such respective right, title and interest in and to any and all of such Excluded Assets and (ii) Seller will cause any applicable Purchased Entity to assign any Excluded Liability to Seller or a Subsidiary of Seller (other than a Purchased Entity), and Seller will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Seller (other than a Purchased Entity) to assume, perform and fulfill when due and, to the extent applicable, comply with, all of such Excluded Liabilities in accordance with their respective terms. Any activities of Seller or its controlled Affiliates under this Section 5.13(b) shall be considered “Restructuring Activities” for all purposes under this Agreement and any Liability of a Purchased Entity to the extent arising out of any of the foregoing shall be an Excluded Liability for all purposes under this Agreement.
Section 5.14.    Seller Marks.
(a)    Within 120 days following the Closing, Purchaser shall file such documents and shall take, or cause to be taken, such necessary and reasonable actions, to file with competent Governmental Authorities to change the names of the Purchased Entities as set forth in Section 5.14(a) of the Disclosure Schedule. Except as set forth in the Transaction Agreements, it is expressly understood that the purchase of Purchased Assets, Purchased Interests and Purchased Entities does not entitle Purchaser to have any rights in and to, nor the ability to use, any Seller Marks (as defined below).
(b)    With respect to any Leased Real Property, Purchaser will either (i) remove all interior and exterior signage with respect to such Leased Real Property or bearing the “PolyOne” or “Avient” name (including Avient Now), tradenames or Trademarks (collectively, the “Seller Marks”) or (ii) cover such signage with temporary signage or other opaque materials not bearing any Seller Mark so that no part of the underlying signage is visible, in either case no later than 120 days after the Closing.
(c)    After the Closing, Purchaser and its Subsidiaries will have the right, and the Seller Group hereby grants to Purchaser and its Subsidiaries a limited, royalty-free, non-sublicensable, non-exclusive right to use and display the Seller Marks to (i) sell or otherwise dispose of the existing inventory, and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Seller Marks until such inventory and other existing materials have been exhausted following the Closing; provided, that (A) neither Purchaser nor any of its Subsidiaries will take any action that would impair the value of the Seller Marks; (B) when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser will use reasonable efforts to make clear to all other applicable parties that Purchaser or its Subsidiaries, rather than Seller or any of its Subsidiaries, is the party entering into or conducting the contractual relationship; and (C) personnel of Purchaser or its Subsidiaries using the above items will not, and will have no authority to, hold themselves out as officers, employees or agents of the Seller Group or any of its Affiliates. Purchaser and its Subsidiaries will comply with all applicable Laws in all material respects in any use of packaging or labeling containing the Seller Marks.

(d)    With respect to Section 5.14(c), Purchaser will use reasonable best efforts to use or dispose of such inventory and materials as soon as reasonably possible, and, in any event, will cease using the Seller Marks on fixed assets as soon as practicable after the Closing.
(e)    Purchaser may use the Seller Marks indefinitely for historical factual purposes (e.g., to indicate that the Purchased Entities were previously affiliated with the Seller Group) and where such use constitutes “fair use.”
Section 5.15.    Joint Ownership in Online Program Source Code. The Parties agree that after the Closing each Party will hold a joint undivided interest in the Online Program Source Code. Each Party will have the right to use and otherwise fully exploit, exercise, alienate, sell, dispose of, and to license, sub-license the Online Program Source Code and the Intellectual Property therein, without the consent of, or accounting to, the other Party. Each Party shall be entitled to bring any Actions to enforce its Intellectual Property in the Online Program Source Code against any third party without the prior written consent of the other Party. Each Party shall be the sole owner of any improvements or derivative works that are developed, created, made, conceived or reduced to practice by, for or on behalf of the respective Party (whether by its employee or contractors) and relate to, incorporate, embody, are based upon, have embedded or instantiated therein or are otherwise derived from the Online Program Source Code, and any and all Intellectual Property in or to any of the foregoing.
Section 5.16.    Exclusivity. From the date hereof to the Closing, neither the Seller nor any member of the Seller Group shall, either directly itself or indirectly through any Representative or other Person, (a) solicit, initiate, continue, encourage or engage in discussions, negotiations or transaction with, or provide any information to, any Person (other than Purchaser and its Representatives) concerning any sale, transfer or other disposition of all or any portion of the Distribution Business (other than Inventory in the Ordinary Course of Business) by the Seller Group, whether directly or indirectly through a sale, transfer or other disposition of any one or more members of the Seller Group itself, whether by way of merger, consolidation, share exchange, stock sale, asset sale, spin-off or otherwise (a “Competing Transaction”); or (b) participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or facilitate any effort or attempt by any Person to effect or assist in evaluating, a Competing Transaction. The Seller shall, and shall cause all Persons acting on behalf of it to immediately cease and terminate any existing solicitations, activities, discussions and negotiations with any Persons with respect to any of the foregoing. For the avoidance of doubt, but without limitation to Section 5.05(a), a Seller Acquisition Transaction shall not be deemed to be a Competing Transaction.
Section 5.17.    Restrictive Covenants.
(a)    Seller Non-Competition. For a period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), each member of the Seller Group shall not, directly or indirectly (whether as owner, partner, member, manager, investor, co-venturer or otherwise) engage in (other than on behalf of Purchaser) or compete with all or any portion of the Distribution Business or the business of the Purchased Entities in any geographic area in which the Distribution Business or the business of the Purchased Entities is conducted as of the Closing Date; provided, however, that the following shall not, solely by reason thereof, be deemed a violation of this Section 5.17(a): (x) passive ownership of less than three (3%) of the outstanding stock of any publicly traded entity; (y) continued operation of the Retained Businesses as such Retained Businesses are operated as of the Closing Date, and (z) the acquisition, ownership and operation of any assets, entities or businesses that compete with the Distribution Business (an “After-Acquired Business”), solely to the extent that (I) such After-Acquired Business is acquired by Seller after the Closing and is acquired in connection with a larger stock sale, asset sale, merger, consolidation or other business combination transaction in which the revenues generated in the last full twelve (12) calendar months by the After-Acquired Business is no more than ten percent (10%) of the total revenues of the business acquired by Seller during the same time period and (II) the ownership and operation of any acquired assets, entities or business that compete with the Distribution Business remains consistent with the ordinary course of business past practice of such After-Acquired Business for the twelve (12) calendar month period prior to the consummation of such acquisition by the Seller Group.
(b)    Seller Non-Solicitation. For a period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, each member of the Seller Group shall not, directly or indirectly through another Person, (i) hire or engage, recruit or solicit for hiring or engagement any Transferred Employee, or (ii) solicit or encourage any independent contractor who provides services to the Distribution Business or Purchased Entities as of the Closing or who provided services to the Distribution Business or Purchased Entities at any time within the twelve (12)-month period immediately preceding the Closing Date to terminate or diminish in any material respect his, her or its relationship with Purchaser or any of its Affiliates. Notwithstanding the foregoing, the following shall not, solely by reason thereof, be deemed a violation of Section 5.17(b): (A) the use of general advertisements or solicitations that are not specifically targeted or focused on any Transferred Employee, or (B) the solicitation or hiring of any employee from and after the date that is six (6) months after the date that such employee ceases to be employed by the Purchaser or its Subsidiaries.
(c)    Purchaser Non-Solicitation. For a period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly through another Person, (i) hire, recruit or solicit for hiring any employee of the Seller or other member of the Seller Group that is not a Transferred Employee, (ii) solicit any independent contractor who provides services to the Retained Business as of the Closing or who provided services to the Retained Business at any time within the twelve (12)-month period immediately preceding the Closing Date to terminate or diminish in any material respect his, her or its relationship with any member of the Seller Group. Notwithstanding the foregoing, the following shall not, solely by reason thereof, be deemed a violation of this Section 5.17(c): (A) the use of general advertisements or solicitations that are not specifically targeted or focused on any member of the Seller Group or on any of its employees, or (B) the solicitation or hiring of any employee from and after the date that is six (6) months after the date that such employee ceases to be employed by any member of the Seller Group.
(d)    Enforcement of Restrictive Covenants. Each member of the Seller Group, Seller and Purchaser covenants and agrees that (i) its agreement to the covenants contained in this Section 5.17 are a material condition of each Party’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, (ii) the covenants contained in this Section 5.17 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Distribution Business, the Purchased Entities, Seller and Purchaser, and any breach of such covenants would result in irreparable damage to the other Party, (iii) in addition and not in the alternative to any other remedies available to it, Purchaser and Seller, as applicable, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Purchaser, any member of the Seller Group or Seller of any such covenants, without having to post a bond or other security, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (iv) the Restricted Period applicable to Purchaser, each member of the Seller Group and Seller shall be tolled, and shall not run, during the period of any breach by such Person of any such covenants, (v) no breach of any provision of this Agreement shall operate to extinguish any Seller’s or Purchaser’s obligation to comply with this Section 5.17, and (vi) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 5.17 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by applicable Law.

Section 5.18.    SAMR Registration. As soon as reasonably practicable following the Closing Seller will provide Purchaser an original copy of the business license of PolyOne Distribution Trading (Shanghai) Co. Ltd. or other customary certification reflecting the completion of the registration with State Administration for Market Regulation of the PRC (or its competent local counterparts) of the sale and purchase of the Purchase Interests of PolyOne Distribution Trading (Shanghai) Co. Ltd.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.01.    Employees and Offers of Employment.
(a)    Transfer of Business Employees. Not later than ten (10) Business Days prior to the anticipated Closing Date, Purchaser shall, or will cause one of its Subsidiaries to, make an offer of employment, to be effective as of immediately following the Closing, to each Business Employee who is not employed by a Purchased Entity. Subject to applicable Law, Seller and Purchaser shall reasonably cooperate in connection with the presentation of such employment offers and terms and conditions of employment to the Business Employees, including with respect to the timing thereof. Each Business Employee who continues employment or accepts employment with Purchaser or one of its Subsidiaries (including the Purchased Entities) immediately following the Closing is referred to herein as a “Transferred Employee.” Each Transferred Employee who is based in the United States is referred to as an “U.S. Transferred Employee.” Purchaser agrees to and shall comply in all material respects with any and all applicable Laws governing employment maters, including employment discrimination and employment relations, in connection with its hiring processes and procedures for Transferred Employees. Effective as of the Closing, the applicable member of the Seller Group shall terminate the employment of each Transferred Employee who is not employed by a Purchased Entity.
(b)    Notwithstanding anything to the contrary in Section 6.01(a) and subject to applicable Law, any Business Employee who is not employed by a Purchased Entity and who is not actively at work on the Closing Date by reason of Extended Leave will become an employee of Purchaser or its Subsidiary (and will become a Transferred Employee) upon such Business Employee’s return to active employment (the date of such return the “Transfer Date”), provided, such Business Employee returns to active employment within six (6) months following the Closing Date (or such longer date where required by applicable Law). To the extent a Business Employee does not commence employment with Purchaser or its Subsidiary on the Closing Date due to this Section 6.01(b), the applicable member of the Seller Group shall retain any financial responsibility for each such Business Employee until the earlier of (i) the date that is six (6) months following the Closing Date and (ii) the Transfer Date.
(c)    For the 12-month period commencing on the Closing Date (or, if shorter, the applicable Transferred Employee’s period of employment) or for such longer period as required by applicable Law, Purchaser shall, or shall cause its Subsidiaries to, provide to each Transferred Employee: (i) with respect to each Transferred Employee based in Canada, a position with duties and responsibilities that are no less favorable than those that applied to such Transferred Employee immediately prior to the Closing Date; (ii)a principal place of employment at a location no more than 50 miles from the job location to which such Transferred Employee reports immediately prior to the Closing Date and for Transferred Employees based in Canada, a principal place of employment at a location that adds no more than 30 minutes to such Transferred Employee’s one-way commute time compared to the Transferred Employee’s principal work location immediately prior to the Closing; provided, however, that Purchaser may offer a Transferred Employee the option to work from home and (iii) subject to the additional requirements of any employment contract or collective bargaining agreement, in each case as applicable, (A) the base salary or hourly base wage rate that is no less favorable than the rate in effect for such Transferred Employee immediately prior to the Closing Date; (B) an annual cash target bonus opportunity that is no less favorable than the annual cash target bonus opportunity in effect for such Transferred Employee immediately prior to the Closing Date, subject to terms and conditions substantially similar to those in effect for similarly situated employees of Purchaser and its Subsidiaries; (C) employee benefits (including retirement benefits) that are substantially similar in the aggregate (including plan design and employee cost and the value of any equity-based compensation but excluding, unless prohibited by applicable Law, any defined benefit, retiree medical, U.S. non-qualified deferred compensation, equity incentive or equity-based compensation, or transaction, retention or change-in-control bonus or similar benefit plan, policies, and arrangements (the “Excluded Benefits”)) to the employee benefits (excluding the Excluded Benefits) made available to such Transferred Employee by the Seller Group immediately prior to the Closing Date; (D) severance benefits that are no less favorable than the policy in effect for such Transferred Employee immediately prior to the Closing Date; and (E) credit for such Transferred Employee’s prior service with the Seller Group for all employment purposes. In addition, Purchaser shall, or shall cause its Subsidiaries to, offer each Transferred Employee such other terms and conditions as are necessary to ensure that the Seller Group will not incur any Liability whatsoever under WARN Act (as applies to U.S. Transferred Employees) and applicable Law. At the Closing, Seller will provide to Purchaser a list of the names and sites of employment of any employees of any member of the Seller Group who have experienced or will experience an employment loss or layoff (as defined in the WARN Act) within 90 days prior to the Closing and who are located at a site of employment where Transferred Employees will be located following the Closing, along with the date of the employment loss or layoff.
(d)    Purchaser shall cause all plans and programs of Purchaser and its Subsidiaries to recognize all service of the Transferred Employees with the Seller Group or any of their predecessors to the same extent and for the same purposes thereunder as such service was counted under similar benefit plans of the Seller Group or any of their predecessors for all purposes (except that, with respect to benefit accrual, such service will not be counted to the extent that it would result in a duplication of benefits or for any purpose where service credit for the applicable period is not provided to participants generally, and will not be counted for purposes of benefit accrual with respect to any Excluded Benefits, subject to Section 6.02 below).
(e)    To the extent necessary for any Transferred Employee to perform services in connection with such Transferred Employee’s employment with Purchaser or its Subsidiaries, and except as provided in Section 5.04(b) of this Agreement, Seller or any of its Affiliates (including any member of the Seller Group) shall, and does hereby automatically, (x) release each Transferred Employee from any existing non-competition, non-solicitation or confidentiality obligation each with respect to any confidential information of the Distribution Business owed to Seller or any of its Affiliates (including any member of the Seller Group) and (y) to the extent permitted under applicable Law, transfer and assign such non-competition, non-solicitation or confidentiality obligations (to the extent necessary and/or permitted by Law) to Purchaser or its Subsidiaries.
(f)    Immediately upon Closing, Purchaser shall assume all obligations, Liabilities and undertakings arising from or under attestations made in, each certified and still effective Labor Condition Application filed by Seller or one of its Affiliates, within the meaning of 20 C.F.R. Section 655.730(e), with respect to any U.S. Transferred Employee who becomes an employee of Purchaser or its Subsidiaries upon Closing and who was employed by Seller or one of its Affiliates under an H-1B visa immediately prior to the Closing.
(g)    The Purchased Entities shall be responsible and liable for all Liabilities relating to all Seller Benefit Plans that are maintained by a Purchased Entity (a “Purchased Entity Plan”).
(h)    Effective on the Closing Date, except as otherwise permitted under the Transition Services Agreement, Seller shall cause all employees or contractors of the Seller Group other than Transferred

Employees to vacate the Leased Real Property, and such persons shall have no further right to the use or occupancy thereof, in each case except as contemplated by the Transition Services Agreement.
Section 6.02.    Employee Benefits.
(a)    Purchaser shall take commercially reasonable actions to cause, (i) any welfare benefit plan of Purchaser and its Subsidiaries, including after the Closing, the Purchased Entity Plans, (a “Purchaser Welfare Plan”) to not include with respect to any Transferred Employee or his or her covered dependents any waiting periods, restrictions or limitations with respect to pre-existing condition exclusions, or evidence of insurability or actively-at-work requirements (except to the extent such restrictions or limitations were applicable to such Transferred Employee as of the Closing (or, if later, such Transferred Employee’s Transfer Date) under any similar welfare benefit plans of Seller or any of its Affiliates, including prior to the Closing, the Purchased Entity Plans (a “Seller Welfare Plan”)), and (ii) any eligible expenses incurred by any Transferred Employee or his or her covered dependents during the portion of the plan year of such Seller Welfare Plan ending on the date such Transferred Employee’s participation in such Purchaser Welfare Plan begins to be taken into account under the Purchaser Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Welfare Plan.
(b)    Subject to, and in accordance with, the Transition Services Agreement or Employee Lease Agreement, coverage for all Transferred Employees and their spouses and dependents under the Seller Welfare Plans (other than the Purchased Entity Plans) shall cease to be effective immediately prior to the Closing Date. The Seller Welfare Plans shall provide coverage for all eligible Business Employees and their spouses and dependents with respect to claims incurred under the Seller Welfare Plans prior to the Closing Date. Purchaser shall take all actions necessary so that, effective as of the Closing Date, the Purchaser Welfare Plans will provide welfare benefit plan coverage, including group medical benefits, to each Transferred Employee and his or her spouse and dependents who were covered under a corresponding Seller Welfare Plan immediately prior to the Closing Date. Purchaser and the Purchaser Welfare Plans shall be liable for all claims incurred under the Purchaser Welfare Plans on and after the Closing Date (or, if later, the relevant Transferred Employee’s Transfer Date) and for all short-term disability or other salary continuation benefits claims incurred on or after the Closing Date, in each case with respect to Transferred Employees and their spouses and dependents. A claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs or reoccurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs). For the avoidance of doubt, the Purchaser is responsible for all severance and termination Liabilities for any termination of a Transferred Employee post-Closing.
(c)    Purchaser shall cooperate with Seller and take all commercially reasonable actions necessary to, effective as of or as soon as administratively practicable following the Closing Date: (x) establish a retirement savings plan sponsored by NewCo ULC that is no less favorable than the Avient Canada ULC Retirement Savings Program, and (y) facilitate a transfer of assets of the Avient Canada ULC Retirement Savings Program with respect to each Business Employee working in Canada to the corresponding retirement savings plan sponsored by NewCo ULC.
(d)    Effective as of or as soon as administratively practicable following the Closing Date, Purchaser shall cover (or cause to be covered) each U.S. Transferred Employee under one or more Tax-qualified defined contribution plans and trusts that qualify under Section 401(a) of the Code (the “Purchaser’s Savings Plans”). In addition, Purchaser shall, subject to applicable Law, take all commercially reasonable action necessary to cause one or more of Purchaser’s Savings Plans to accept a direct rollover of, or an eligible rollover of, any distribution of the account balance, including any outstanding loan from the Avient Corporation Retirement Savings Plan of each U.S. Transferred Employee.
(e)    Purchaser shall, or shall cause its Subsidiaries to, credit each Transferred Employee with the unused, accrued vacation, sick leave, sick bank carry-over time, paid time off or personal days to which the Transferred Employee is entitled through the Closing Date; provided, that if Seller or any of its Affiliates will be required by applicable Law to pay any Business Employee the cash value of his or her unused, accrued vacation, sick leave, sick bank carry-over time, paid time off or personal days described in this Section 6.02(e), then Purchaser will not be required to honor such vacation, sick leave, sick bank carry-over time, paid time off or personal days. With respect to any Transferred Employee on approved pregnancy/parental leave as of the Closing Date, Purchaser will permit such Transferred Employee to remain on pregnancy/parental leave for the duration of such leave under the same terms and conditions, including level of compensation and eligibility for employee benefits, as applied to such leave under Seller’s applicable policy as in effect immediately prior to the Closing Date.
(f)    Effective as of or as soon as administratively practicable following the day following the Closing Date, Purchaser shall maintain or establish a flexible spending account plan (“Purchaser’s Flexible Spending Account Plan”) providing for medical and dependent care flexible spending account arrangements for the benefit of U.S. Transferred Employees which will recognize the elections that such U.S. Transferred Employees had in effect for purposes of the plan year in which the Closing Date occurs under the medical and dependent care flexible spending account arrangements under the flexible spending account plan of Seller (“Seller’s Flexible Spending Account Plan”). Purchaser’s Flexible Spending Account Plan shall (i) assume the obligations of Seller’s Flexible Spending Account Plan with respect to U.S. Transferred Employees as of, or as soon as administratively practicable following, the Closing Date (or, if later, the relevant U.S. Transferred Employee’s Transfer Date) and (ii) provide the same level of medical and dependent care flexible spending account benefits as those provided under Seller’s Flexible Spending Account Plan at least through the end of the plan year in effect as of such date. As soon as practicable after the Closing, (A) Seller shall transfer to Purchaser in cash an amount equal to the excess, if any, of (1) the total amount that U.S. Transferred Employees have contributed to Seller’s Flexible Spending Account Plan through the Closing Date for the calendar year that includes the Closing, over (2) the total amount that has been paid from Seller’s Flexible Spending Account Plan through the Closing Date for medical expense and dependent care claims incurred by the U.S. Transferred Employees in such calendar year and (B) Purchaser shall transfer to Seller in cash an amount equal to the excess, if any, of (1) the total amount that has been paid from Seller’s Flexible Spending Account Plan through the Closing Date for medical expense and dependent care claims incurred by the U.S. Transferred Employees in the calendar year that includes the Closing, over (2) the total amount that U.S. Transferred Employees have contributed to Seller’s Flexible Spending Account Plan through the Closing Date for such calendar year. After the Closing Date, Purchaser’s Flexible Spending Account Plan shall be responsible for reimbursement of all previously unreimbursed reimbursable medical claims incurred by U.S. Employees in Seller’s plan year in which the Closing Date occurs. No later than 10 days prior to the Closing Date, Seller shall provide to Purchaser all preliminary election and balance information with respect to the Business Employees under the Seller’s Flexible Spending Account Plan in an electronic format reasonably acceptable to Purchaser, and as soon as reasonably practicable after the Closing Date, Seller shall provide to Purchaser updates to such election and balance information to reflect any changes that occur through the Closing Date.
(g)    Purchaser shall have the sole responsibility on and after the Closing for providing “continuation coverage” benefits and for compliance with Section 4980B of the Code and Sections 601-608 of ERISA, in each case with respect to all Transferred Employees and “qualified beneficiaries” of Transferred Employees, for whom a “qualifying event” occurs after the Closing. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” will have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(h)    Effective on or prior to the Closing Date, Seller shall use its reasonable best efforts to cause the individual listed on Section 6.02(h) of the Disclosure Schedule to cease to be a Business Employee and become an independent contractor of a Purchased Entity.
Section 6.03.    Incentive Compensation. As of the Closing Date, Purchaser shall assume all obligations to each Transferred Employee pursuant to any cash incentive or bonus program covering such Transferred Employee as of the Closing Date, including obligations for (i) any cash incentives or bonuses for performance measurement periods completed prior to the Closing Date that remain unpaid as of the Closing Date, which shall be paid by Purchaser to the Transferred Employee in the amount and on approximately the same date as such cash incentive or bonus would have been payable by the Seller Group if the Transferred Employee had remained employed by the Seller Group through the applicable payment date, and (ii) any cash incentive or bonuses for the performance measurement period in which the Closing Date occurs, in each of cases (i) and (ii) to the extent included in Working Capital as of the Closing Date. Consistent with Purchaser’s obligations under Section 6.01(c), Purchaser shall, or shall cause its Affiliates to, pay incentive or bonus compensation to Transferred Employees on the same basis as in effect prior to the Closing Date for the applicable performance measurement period, which include the Closing Date.
Section 6.04.    Workers’ Compensation Claims. As of the Closing, Purchaser shall (a) assume and become solely responsible for the costs and administration of any and all workers’ compensation claims of any Transferred Employee, including any U.S. Transferred Employee, for (i) injuries that relate entirely to an accident that occurred or injury that was identifiably sustained after the Closing Date, (ii) injuries identifiably sustained by any Transferred Employee, including U.S. Transferred Employees, after the Closing Date that are aggravations or reinjuries of injuries or illnesses that were sustained on or before the Closing Date, and (iii) treatment after the Closing Date required by Transferred Employees, including U.S. Transferred Employees following complete recovery from injuries sustained on or before the Closing Date. Except as expressly set forth in the preceding sentence, Seller shall otherwise retain all Liabilities and the responsibility for the costs and administration of any and all workers’ compensation claims of any Transferred Employee, including any U.S. Transferred Employee, for injuries that relate to an accident that occurred or injury that was identifiably sustained on or before the Closing Date. Seller shall retain responsibility for payments and expenses and the administration of any workers’ compensation claims of any Former Business Employees and any Business Employees, in either case, employed in the U.S. who do not become U.S. Transferred Employees.
Section 6.05.    WARN Liability. Seller shall be solely responsible for any and all Liabilities under the WARN Act resulting from employment losses of any employee who does not become a U.S. Transferred Employee, except to the extent that any WARN Liability results from Purchaser’s failure to comply with its obligations under ARTICLE VI. Purchaser shall be solely responsible for any and all Liabilities under the WARN Act relating to any plant closing or mass layoff (or similar triggering event) occurring after the Closing or from Purchaser’s or its Subsidiaries’ actions on or after the Closing Date, in each case with respect to any U.S. Transferred Employees, except to the extent resulting from any error or omission in the list provided by Seller pursuant to the last sentence of Section 6.01(c).
Section 6.06.    No Third-Party Beneficiaries. The provisions of this ARTICLE VI are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (a) constitute the establishment or adoption of or an amendment to any employee benefit plan or otherwise be treated as an amendment or modification of any Seller Benefit Plan or other compensation or benefit plan, agreement or arrangement, (b) limit the right of Seller, Purchaser or any of their respective Affiliates to amend, terminate or otherwise modify any Seller Benefit Plan or other compensation or benefit plan, agreement or arrangement, (c) confer upon or give to any Person, other than the Parties to this Agreement and their respective permitted successors and assigns, any legal or equitable, Third-Party beneficiary or other rights or remedies with respect to the matters provided for in this ARTICLE VI under or by reason of any provision of this Agreement or (d) subject to applicable Law, create any Purchaser obligation to continue to employ any Transferred Employee for any specific period of time following the Closing Date or to provide any Transferred Employee any right to any term or condition of employment with Purchaser or any of its Affiliates. Notwithstanding anything to the contrary in this ARTICLE VI, the Parties expressly acknowledge and agree that (i) nothing in this Agreement shall be deemed or construed to require Purchaser to continue to employ any particular Transferred Employee for any period after Closing and (ii) nothing in this Agreement shall be deemed or construed to limit Purchaser’s right to terminate the employment of any Transferred Employee during any period after the Closing Date.
Section 6.07.    Employee Data Protection.
(a)    For one (1) year following the Closing, Purchaser shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable Laws regarding the maintenance, use, sharing and processing of Employee Personal Data, including, but not limited to (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Closing Date, and (ii) taking any other steps necessary to ensure compliance with local data protection Laws, including but not limited to, the execution of any separate agreements with the Seller Group to facilitate the lawful processing of certain Employee Personal Data (such agreements to be executed before or after the Closing Date, as necessary).
(b)    For one (1) year following the Closing, Purchaser shall, and shall cause its Subsidiaries to, share and otherwise process Employee Personal Data only on a need-to-know basis, only as legally permitted and only to the extent necessary to perform its obligations under the Transaction Agreements or Seller’s written instructions. For one (1) year following the Closing, Purchaser and its Subsidiaries shall use reasonable technical and organizational measures to ensure the security and confidentiality of Employee Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss. Purchaser agrees that, before the Closing Date, neither it nor its Subsidiaries shall disclose any Employee Personal Data to Third-Parties without the express written approval of Seller, unless required by applicable Law. For one (1) year following the Closing, Purchaser or one of its Subsidiaries shall promptly inform Seller of any breach of this security and confidentiality undertaking that is discovered prior to the Closing Date, unless prohibited from doing so by applicable Law.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01.    Conditions to Obligations of Both Parties. The obligation of Seller and Purchaser to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    the filings of Purchaser and Seller pursuant to the HSR Act and the Foreign Antitrust Laws in the jurisdictions set forth in Section 5.05(b) of the Disclosure Schedule shall have been made, the applicable Governmental Approvals with respect thereof shall have been obtained and all waiting periods and any extensions thereof shall have expired or been terminated; and
(b)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order (other than with respect to the matter set forth on Section 7.01(b) of the Disclosure Schedule) that is in effect and has the effect of making the Transactions illegal, or otherwise restraining or prohibiting consummation of the Transactions (each, a “Closing Legal Impediment”).

Section 7.02.    Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions shall be subject to the fulfillment, or waiver by Seller in its sole discretion, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Purchaser contained in ARTICLE IV shall be true and correct (disregarding materiality, material adverse effect or similar qualifications therein) as of the date hereof and as of the Closing Date as though made on and as of the date hereof and the Closing (provided that representations and warranties made only as of a specified date shall be true and correct only as of such specified date), except where the failure to be true and correct would not have a material adverse effect on the ability of Purchaser to consummate the Transactions, and (iii) Seller shall have received a certificate signed by an officer of Purchaser to the foregoing effect.
(b)    Closing Deliveries. Purchaser shall have executed and delivered to (or caused to be executed and delivered) Seller all of the documents set forth in Section 2.06.
Section 7.03.    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Purchaser in its sole discretion, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it or any of its Subsidiaries on or prior to the Closing, (ii) (A) the representations and warranties of Seller contained in ARTICLE III (other than the Fundamental Representations and Section 3.05(b)) shall be true and correct (disregarding materially, Material Adverse Effect or similar qualifications therein) as of the Closing as though made on the Closing (provided, that representations and warranties made as of a specified date shall be true and correct only as of such specified date), except where the failure to be true and correct would not have a Material Adverse Effect, (B) the Fundamental Representations shall be true and correct (except for de minimis inaccuracies) as of the date hereof and as of the Closing as though made on and as of the Closing (provided, that the representations and warranties made only as of a specified date shall be so true and correct only as of such specified date), and (C) Section 3.05(b) shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing, and (iii) Purchaser shall have received a certificate signed by an officer of Seller to the foregoing effect.
(b)    Closing Deliveries. Seller shall have executed and delivered (or caused to be executed and delivered) to Purchaser all of the documents set forth in Section 2.05.
Section 7.04.    Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s material breach of Section 5.05.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01.    Termination. This Agreement may be terminated prior to the Closing:
(a)    by the mutual written consent of Seller and Purchaser;

(b)    by either Seller or Purchaser in the event any Governmental Authority having jurisdiction over Seller or Purchaser shall have issued a final, nonappealable Governmental Order permanently prohibiting the Closing that has not been vacated, withdrawn or overturned;
(c)    by Seller, if Purchaser shall have breached any representation or warranty or failed to comply with any covenant applicable to Purchaser that would cause any of the conditions set forth in Section 7.02(a)(i) or Section 7.02(a)(ii) not to be satisfied, and such condition is incapable of being satisfied by the earlier of (i) the Termination Date and (ii) 10 Business Days after receipt of written notice of failure of such condition; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to Seller if Seller has materially breached any covenant or other agreement contained herein or would at such time be unable to satisfy any conditions in Section 7.03(a) or (c);
(d)    by Purchaser, if Seller shall have breached any representation or warranty or failed to comply with any covenant applicable to Seller that would cause any of the conditions set forth in Section 7.03(a) or (c) not to be satisfied, and such condition is incapable of being satisfied by the earlier of (i) the Termination Date and (ii) 10 Business Days after receipt of written notice of failure of such condition; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Purchaser if it has materially breached any covenant or other agreement contained herein or at such time would be unable to satisfy any conditions in Section 7.02(a); or
(e)    by either Party, upon written notice to the other in the event that the Closing has not occurred on or before January 3, 2023 (as may be extended from time to time pursuant to this Agreement, the “Termination Date”); provided, however, that, if on the initial Termination Date set forth above, all conditions to the Closing have been satisfied or waived (other than the conditions set forth in Section 7.01 to the extent related to the Foreign Antitrust Law set forth on Section 5.05(b) of the Disclosure Schedule) (or are conditions that by their nature are to be satisfied at the Closing, so long as such conditions are then capable of being satisfied) on or prior to such date, then the Termination Date will automatically be extended to April 3, 2023.
Section 8.02.    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination, which shall include the basis for such termination, to the other Party.
Section 8.03.    Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.01, this Agreement shall become null and void and of no further force or effect, and there shall be no Liability on the part of any Party or their respective officers, directors, equityholders, Affiliates, agents, successors or assigns, except as set forth in Section 5.04, this Section 8.03, and ARTICLE X; provided, however, subject to the last sentence of Section 10.13, that nothing herein shall relieve either Party from Liability arising from Fraud or any material breach of this Agreement prior to or in connection with such termination. For the avoidance of doubt, Purchaser acknowledges and agrees that, in the event this Agreement is terminated pursuant to Section 8.01, Purchaser shall remain subject to, and shall continue to comply with, the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.
Section 8.04.    Amendment; Extension; Waiver. No provision of this Agreement, including any Disclosure Schedule or Exhibits hereto or thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. For the avoidance of doubt, no consent from any Indemnified Party (other than the Parties) shall be required to amend this Agreement. At any time prior to the Closing, either Seller or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any breaches of or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any subsequent or other breach or default of a similar nature.
ARTICLE IX
INDEMNIFICATION
Section 9.01.    Indemnification by Seller.
(a)    Subject to the provisions of this ARTICLE IX, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates and the directors, officers, managers and employees of Purchaser and its Affiliates (including the Purchased Entities) (collectively, the “Purchaser Indemnified Parties”) from and against all Losses that any such Purchaser Indemnified Party actually suffers or incurs to the extent arising out of, relating to or resulting from (i) any Excluded Liability, (ii) any breach by Seller of any of its covenants or agreements contained in this Agreement or any Transaction Agreement (other than the Transition Services Agreement, Distribution Agreement and Supply Agreement), or (iii) the Retained Businesses.
(b)    Subject to any other limitations set forth in this ARTICLE IX, the indemnification provided for in Section 9.01(a)(ii) shall terminate (i) in the case of any covenant or agreement to be performed or complied with prior to the Closing, 12 months after the Closing Date or (ii) in the case of all other covenants or agreements (including this indemnity), in accordance with its terms or until fully performed (and no claims shall be made for indemnification pursuant to Section 9.01(a)(ii) after such applicable date); provided, however, that any claim for indemnity for any Losses for which Seller has received notice in accordance with Section 9.03(a) on or prior to the date the applicable indemnification would otherwise terminate in accordance with this Section 9.01(b) shall survive solely for purposes of the specific matters in such claim until the liability of Seller shall have been determined pursuant to this ARTICLE IX and Seller shall have reimbursed the applicable Purchaser Indemnified Parties for the amount of such Losses that are payable with respect to such claim in accordance with this ARTICLE IX. For the avoidance of doubt, notwithstanding anything to the contrary, this ARTICLE IX is not intended to limit the survival periods contained in the R&W Policy, which contains survival periods that control for purposes thereunder. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any claims or recoveries by Purchaser with respect to Fraud.
Section 9.02.    Indemnification by Purchaser.
(a)    Subject to the provisions of this ARTICLE IX, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates and the directors, officers, managers and employees of Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses that any such Seller Indemnified Party actually suffers or incurs to the extent arising out of, relating to or resulting from (i) any Assumed Liability, (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement or any Transaction Agreement (other than the Transition Services Agreement, Distribution Agreement and Supply Agreement), or (iii) the operation of the Distribution Business following the Closing.
(b)    The indemnification provided for in Section 9.02(a)(ii) shall terminate (i) in the case of any covenant or agreement to be performed or complied with prior to the Closing, 12 months after the Closing

Date or (ii) in the case of all other covenants or agreements (including this indemnity), in accordance with its terms or until fully performed (and no claims shall be made for indemnification pursuant to Section 9.02(a)(ii) after such applicable date); provided, however, that any claim for indemnity for any Losses for which Purchaser has received notice in accordance with Section 9.03(a) on or prior to the date the applicable indemnification would otherwise terminate in accordance with this Section 9.02(b) shall survive solely for purposes of the specific matters in such claim until the liability of Purchaser shall have been determined pursuant to this ARTICLE IX and Purchaser shall have reimbursed the applicable Seller Indemnified Parties for the amount of such Losses that are payable with respect to such claim in accordance with this ARTICLE IX.
Section 9.03.    Notification of Claims.
(a)    A Person that is entitled to be indemnified under this ARTICLE IX (the “Indemnified Party”) shall promptly, and in any event within 30 days of becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder, notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a Third-Party against the Indemnified Party, such claim being a “Third-Party Claim”), which notice shall (i) identify the provision of this Agreement upon which the claim for indemnity is based, (ii) describe in reasonable detail the facts and circumstances giving rise to such claim for indemnity (and annex thereto all supporting documentation available at such time, including any correspondence in respect of any Third-Party Claim and paid invoices for any claimed Losses), to the extent known, and (iii) include a summary, to the extent known, of the Losses for which the Indemnified Party claims to be entitled hereunder, it being understood that notices for claims must be delivered prior to the expiration of any applicable survival period specified in Section 9.01(b) or Section 9.02(b); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. Following delivery of any claim of indemnity for any Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, reasonably promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.03(a) with respect to any Third-Party Claim, the Indemnifying Party shall have the sole and absolute right (but not the obligation), to control, defend against, negotiate, settle and otherwise deal with any Third-Party Claim with counsel of its choice so long as (i) the Indemnifying Party gives written notice to the Indemnified Party, within forty-five (45) days following notice by the Indemnified Party to the Indemnifying Party of the Third-Party Claim, stating that the Indemnifying Party has elected to assume such defense at the cost and expense of the Indemnifying Party, (ii) the Third-Party Claim involves only money damages and does not seek a non-de minimis injunction or other equitable relief against the Indemnified Party or its Affiliates, (iii) the Indemnified Party has not been advised by counsel that an actual or likely potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, and (iv) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action or Taxes. In the event that the Indemnifying Party assumes the control, defense, negotiation, settlement and other dealings in respect of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third-Party Claim; provided, further, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, it shall defend such Third-Party Claim actively and diligently and it shall keep the Indemnified Party reasonably advised of the status of such Third-Party Claim the defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto.
(c)    To the extent the Indemnifying Party elects not to control, defend against, negotiate, settle or otherwise deal with any Third-Party Claim, the Indemnifying Party nevertheless shall have the right to consult in the defense or prosecution of such Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. If the Indemnifying Party (i) does not deliver the notice contemplated by Section 9.03(a), or (ii) is not permitted to defend the Indemnified Party against the Third-Party Claim pursuant to the terms of Section 9.03(b), the Indemnified Party may defend the Third-Party Claim in any manner it may deem reasonably appropriate at the sole cost and expense of the Indemnifying Party.
(d)    Seller or Purchaser, as the case may be, shall, and shall cause each of its Subsidiaries and Representatives to, reasonably cooperate fully with the Party controlling the defense of any Third-Party Claim (the “Controlling Party”) in the defense, negotiation and settlement of such Third-Party Claim, including by making available to the Controlling Party all witnesses, pertinent records, materials and information in such Party’s possession or under such Party’s control relating thereto as is reasonably required by the Controlling Party and at the Controlling Party’s expense. Notwithstanding anything to the contrary contained in Sections 9.03(a) through 9.03(e), neither the Indemnifying Party nor the Indemnified Party may settle any Third-Party Claim absent the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement would obligate the other Party to pay or cause to be paid any money, impose any restriction, condition or Lien that would reasonably be expected to adversely affect the other Party or any of its assets, or involve any admission of wrongdoing by the other Party; provided, that, in the event the Indemnified Party refuses to consent to the settlement of any Third-Party Claim involving only money damages and no admission of wrongdoing, then the liability of the Indemnifying Party in respect of such Third-Party Claim shall not exceed the amount for which the Third-Party Claim would have been so settled.
(e)    After the giving of any notice of a claim for indemnity under Section 9.03(a), the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE IX shall be determined, subject to the terms and conditions of this ARTICLE IX, by: (i) written agreement between the Indemnifying Party and the Indemnified Party; (ii) a final judgment or decree of any court of competent jurisdiction in accordance with Sections 10.10 and 10.11; or (iii) by any other means to which the Indemnifying Party and Indemnified Party agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
(f)    If there shall be any conflicts between the provisions of this Section 9.03 and Section 5.07(c), the provisions of Section 5.07(c) shall control with respect to Tax contests.
Section 9.04.    Exclusive Remedies.
(a)    Except in the event of Fraud, with respect to any equitable remedies contemplated by Section 10.13 (including in respect of Section 5.17) or, with respect to matters addressed by Section 2.10 or Section 5.07(c), and subject to Purchaser’s rights pursuant to the R&W Policy, from and after the Closing, the right to assert claims for indemnity and receive indemnity payments pursuant to this ARTICLE IX shall be the sole and exclusive remedy of the Purchaser Indemnified Parties and Seller Indemnified Parties arising under, related to or with respect to this Agreement and the Transaction

Agreements (other than the Transition Services Agreement, the Supply Agreement and the Distribution Agreement), and the limitations on liability, recovery and recourse set forth in this ARTICLE IX may not be avoided by seeking damages for breach of contract, tortious conduct (including negligence) or otherwise (whether predicated on common law, statute, strict liability or otherwise). Purchaser on behalf of itself and each other Purchaser Indemnified Party waives and releases all claims against the Seller Group under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other Environmental Laws for Liabilities arising under such laws as a result of conditions or events affecting or related to the Purchased Assets, the Assumed Liabilities, the Distribution Business or matters addressed in this Agreement or the Transactions; provided, however, that the foregoing waiver and release shall not apply to any claims or Liabilities asserted against any Purchaser Indemnified Party or the Distribution Business after the Closing in relation to any current or former facilities or operations primarily related to the Retained Businesses. Without limiting the generality of the foregoing, each Party hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled. For the avoidance of doubt, except as specifically set forth in the Transition Services Agreement or any other Ancillary Agreement, the Parties agree that Section 9.01 is the Purchaser Indemnified Parties’ and Seller Indemnified Parties’ sole and exclusive remedy with respect to Losses suffered as a result of the Transactions contemplated by any of the Ancillary Agreements. The provisions of this Section 9.04 and the limited remedies provided in this ARTICLE IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price and the terms and conditions of this Agreement.
(b)    Except in the event of Fraud or with respect to the indemnification obligations of Seller in Section 9.01(a), Purchaser, on behalf of itself and each other Purchaser Indemnified Party, acknowledges and agrees that the sole and exclusive source of recovery of the Purchaser Indemnified Parties for breaches of Seller’s representations and warranties in this Agreement shall, in each case, be to make a claim against the R&W Policy. For the avoidance of doubt, this Section 9.04(b) shall remain in full force and effect irrespective of whether (i) the R&W Policy is never issued to Purchaser, (ii) the R&W Policy is revoked, cancelled or modified in any manner, or (iii) any Purchaser Indemnified Party makes a claim under the R&W Policy and such claim is denied by the insurer.
(c)    The representations and warranties of Purchaser and of Seller contained in this Agreement shall terminate at Closing and neither Purchaser not Seller shall have any rights or remedies thereafter with respect to any breach of or inaccuracy in such representations and warranties; provided, that the foregoing shall not affect Purchaser’s rights under the R&W Policy.
Section 9.05.    Additional Indemnification Provisions.
(a)    With respect to the indemnification obligations contained in this ARTICLE IX, all Losses shall be net of proceeds from any insurance arrangement or any indemnification by, reimbursement or cash receipts from, or indemnification agreement with any Third-Party (each such source of recovery, a “Collateral Source”) that have been paid or are payable to the Indemnified Party in connection with the facts giving rise to the right of indemnification, less the amount of Taxes, expenses or out-of-pocket costs incurred to obtain such proceeds (any such proceeds, “Collateral Source Proceeds”). Purchaser shall not make any claim for indemnification under this ARTICLE IX in respect of any matter that was taken into account in the determination of Working Capital or the calculation of any adjustment to the Purchase Price pursuant to ARTICLE II, as it is the intention of Seller and Purchaser that the procedures set forth in ARTICLE II shall provide the sole and exclusive remedies for such claims. Seller shall not be required to indemnify any Purchaser Indemnified Party, and Purchaser shall not be required to indemnify any Seller Indemnified Party, to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

(b)    If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this ARTICLE IX, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.
(c)    For the avoidance of doubt, any costs and expenses incurred by the Controlling Party in connection with a Third-Party Claim, including legal costs and expenses, shall not be deemed to be Losses for purposes of determining the indemnifiable amount of Losses with respect to such Third-Party Claim.
(d)    Purchaser and Seller agree that, any indemnification payment under this ARTICLE IX, shall be treated as an adjustment to the Purchase Price for all Tax purposes except as otherwise required by applicable Law.
Section 9.06.    Mitigation. Each of the Parties shall, and shall cause its applicable Subsidiaries to, take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder. In the event any Indemnified Party shall fail to so take such commercially reasonable steps, then, notwithstanding anything to the contrary contained in this Agreement, the applicable Indemnifying Party shall not be required to indemnify such Indemnified Party to the extent of any Loss that would reasonably be expected to have been avoided if such Indemnified Party had taken such steps.
Section 9.07.    Third-Party Remedies. If any Purchaser Indemnified Party or Seller Indemnified Party is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of any Collateral Source Proceeds, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after Seller or Purchaser (as applicable) has made a payment to an Purchaser Indemnified Party or Seller Indemnified Party (as applicable) hereunder and in respect thereof), Purchaser or Seller (as applicable) shall (and shall use commercially reasonable efforts to cause the applicable Purchaser Indemnified Party or Seller Indemnified Party (as applicable) to) (a) promptly notify Seller or Purchaser (as applicable) and provide such information as such Party may reasonably request relating to such right of recovery and the steps taken or to be taken by the other Party in connection therewith, (b) take commercially reasonable steps to pursue such recovery and to consider in good faith any suggestions of the Seller or Purchaser (as applicable) regarding the same; provided, that the foregoing shall not require Purchaser or Seller (as applicable) to initiate any Action against any Person, and (c) keep Seller or Purchaser (as applicable) reasonably informed of the progress of any action taken in respect thereof. Thereafter, any claim against Seller or Purchaser (as applicable) shall be limited (in addition to the limitations on the liability of Seller referred to in this Agreement) to the amount by which the Losses suffered by Purchaser Indemnified Parties or Seller Indemnified Party (as applicable) exceed the amounts actually recovered by any Purchaser Indemnified Party or Seller Indemnified Party (as applicable) (net of Purchaser’s or Seller’s (as applicable) reasonable out-of-pocket costs and expenses incurred in the recovery of such amount). If any Purchaser Indemnified Party or Seller Indemnified Party recovers any amounts in respect of Losses from any Third-Party at any time after Seller or Purchaser, as applicable, has paid all or a portion of such Losses to such Purchaser Indemnified Party or Seller Indemnified Party, as applicable, pursuant to the provisions of this ARTICLE IX, Purchaser or Seller (as applicable) shall, or shall cause such Purchaser Indemnified Party or Seller Indemnified Party (as applicable) to, promptly pay over to Seller or Purchaser, as applicable, the excess of the amount so received (to the extent previously paid by Seller or Purchaser, as applicable) over Purchaser’s or Seller’s, as applicable, reasonable out-of-pocket costs and expenses incurred in the recovery of such amount.

Section 9.08.    Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in no event shall any Party have any Liability hereunder for any punitive, exemplary or special damages (including, for the avoidance of doubt, any damages arising from the special circumstances of any Indemnified Party, whether or not such special circumstances were communicated to the Indemnifying Party at or prior to the Closing); provided, that this Section 9.08 shall not apply to damages or Liability with respect to any Third-Party Claim.
ARTICLE X
GENERAL PROVISIONS
Section 10.01.    Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the Transactions shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Purchaser shall pay all filing and other similar fees payable in connection with any filings or submissions required under the (i) HSR Act, or (ii) any other Competition and Investment Laws.
Section 10.02.    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by email (provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office or other automatically generated responses) or is followed up within one (1) Business Day after email via overnight courier service, return receipt requested), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day following sending by overnight delivery via an international courier service, return receipt requested and, in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):
(a)    if to Seller:
Avient Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Attention: Lisa Kunkle and Joel Rathbun
Email:    lisa.kunkle@Avient.com
    joel.rathbun@Avient.com
with a copy to:
Jones Day
250 Vesey Street,
New York, New York 10281
Attention:    James Dougherty
    Benjamin Stulberg
Email:    jpdougherty@jonesday.com
    blstulberg@jonesday.com
(b)    if to Purchaser:
H.I.G. Middle Market, LLC
1271 Avenue of the Americas, 23rd Floor
New York, NY 10020

Attn: Robert Jang
Email: rjang@higcapital.com
with a copy to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    Carl Marcellino
Email:     carl.marcellino@ropesgray.com
Section 10.03.    Public Announcements. Purchaser and Seller shall not, and shall cause their respective Affiliates and Representatives to not, without the approval of the other, make any press release or other public announcement concerning the Transactions, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the Parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement or disclosure to be issued; provided, however that (a) Seller shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby to public stockholders and analysts in a manner customary for investor communications regarding a transaction of this nature, and (b) Purchaser and its Affiliates and their respective professional advisors shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby in connection with the customary fundraising, marketing, informational or reporting activities of Purchaser or its Affiliates, provided that in the case of each clause (a) and (b), the information contained in such materials is consistent with the information and scope of disclosure included in a press release or other document previously approved for external distribution by the Parties.
Section 10.04.    Severability; Specificity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Notwithstanding the foregoing, the Parties intend that the remedies and limitations set forth in this Agreement (including Section 8.03, Section 8.04, this Section 10.04, Section 10.06, Section 10.07, Section 10.10, Section 10.11, Section 10.13 and Section 10.17) shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (i) the liability of Purchaser or any of its Affiliates or (ii) the obligations hereunder or under that certain limited guarantee, dated as of the date hereof, from Guarantor in favor of Seller.
Section 10.05.    Entire Agreement. The Transaction Agreements, including the Exhibits and the Disclosure Schedule, and the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous Contract, discussions, negotiations, undertakings and understandings, whether written or oral, between the Parties with respect to such subject matter or any prior course of dealings. The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of the Transaction Agreements, and the Parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in the Transaction Agreements, except in the case of Fraud. To the extent there is any inconsistency between the terms contained in the body of this Agreement (without reference to the Exhibits) and any Ancillary Agreement, the terms of contained in the body of this Agreement (without reference to the Exhibits) shall control unless each of the Parties expressly agrees in writing at the time such Ancillary Agreement is entered into (with reference to this Section 10.05) that the terms of such Ancillary Agreement control. Furthermore, the Parties each hereby acknowledge that the Transaction Agreements embody the justifiable expectations of sophisticated Parties derived from arm’s-length negotiations, and all Parties to the Transaction Agreements specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.
Section 10.06.    Assignment. No Party to this Agreement may assign this Agreement (by operation of Law or otherwise) without the prior written consent of the other Party; provided, however that, Seller may assign its right to receive any payment under this Agreement to any one or more of its wholly owned Affiliates without the prior written consent of Purchaser and Purchaser may assign this Agreement and any or all of its respective rights and obligations under this Agreement (a) to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, (b) to any successor of all or substantially all of, the Purchased Assets or the Distribution Business or Purchased Entities; provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder. Any attempted assignment in violation of this Section 10.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 10.07.    No Third-Party Beneficiaries. Except as set forth in ARTICLE IX (with respect to Purchaser Indemnified Parties and the Seller Indemnified Parties), nothing in the Transaction Agreements, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Parties specifically acknowledge that any Debt Financing Source is an intended Third-Party beneficiary of the provisions of this Section 10.07, Section 10.08, Section 10.10, Section 10.11, Section 10.17 and Section 10.18, in each case, to the extent contemplated thereby. From and after the Closing, all of the Persons identified as Third-Party beneficiaries in the first sentence of this Section 10.07 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were Parties to this Agreement. Without limiting the generality of the foregoing, the representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.08.    Amendment. Except as provided in Section 8.04, no provision of this Agreement, including any Exhibits or Disclosure Schedule hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto signed by the Parties. No consent from any Indemnified Party under ARTICLE IX (other than the Parties to this Agreement) shall be required in order to amend this Agreement. Notwithstanding anything to the contrary herein, this Section 10.08, Section 10.07, Section 10.10, Section 10.11, Section 10.17 and Section 10.18 (and any other provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Source, without the prior written consent of such Debt Financing Source.
Section 10.09.    Disclosure Schedule. Any disclosure with respect to a Section or Section of the Disclosure Schedule shall be deemed to be disclosed for other Sections or Section of the Disclosure Schedule to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent on its face to a reader of such disclosure. Matters reflected in any Section or

Section of the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Section of the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or outside of the Ordinary Course of Business; or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 10.10.    Governing Law; Submission to Jurisdiction. Except as otherwise provided in this Section 10.10 and Section 2.10, all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedule shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as otherwise provided in this Section 10.10 and Section 2.10, any Action seeking to enforce any provision of, or based on any right arising out of, this Agreement or the Transactions may be brought against any of the Parties only in the Delaware Chancery Court or any federal court sitting in the State of Delaware or of the United States of America for the District of Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. No Party, nor any of its Affiliates, shall bring, or support, any Action, whether at Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any debt commitment letter, any Debt Financing or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in: (a) any New York State court sitting in the Borough of Manhattan; or (b) if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and each Party agrees (on behalf of itself and its Affiliates) that the Laws of the State of New York shall govern any such Action and submits for itself and its property with respect to any such Action to the exclusive jurisdiction of the aforementioned courts in this Section 10.10.
Section 10.11.    Waiver of Jury Trial. EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.12.    Bulk Sale Laws. Purchaser hereby waives compliance by the Seller Group with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of the Purchased Assets.
Section 10.13.    Specific Performance. Purchaser and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, (a) Seller shall be entitled to specific performance against Purchaser (i) of Purchaser’s obligations to consummate the Closing upon the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.03, (ii) to enforce and to prevent any breach by Purchaser of its covenants under this Agreement and (iii) of Purchaser's obligation to enforce the Guarantor's obligation under the Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to Section 5 thereof, and (b) Purchaser shall be entitled to specific performance against Seller (i) of Seller’s obligation to consummate the Closing upon the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02, and (ii) to enforce and to prevent any breach by Seller of its covenants under this Agreement. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the Parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Action based upon, arising out of or relating to this Agreement, any claim or argument that there is an adequate remedy at Law or that an award of specific performance is not otherwise an available or appropriate remedy. Notwithstanding anything to the contrary in this Agreement or any Transaction Agreement, Seller and its Affiliates shall in no event be entitled to both (A) a grant of specific performance that seeks, and results in, the consummation of the Closing and (B) monetary damages.
Section 10.14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 10.15.    Disclaimer of Warranties.
(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), OR ANY OTHER TRANSACTION AGREEMENT, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE DISTRIBUTION BUSINESS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE DISTRIBUTION BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE TRANSACTIONS OR ANY OTHER RIGHTS OR LIABILITIES TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. SELLER IS SELLING THE DISTRIBUTION BUSINESS, THE PURCHASED ASSETS AND TRANSFERRING THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), ANY TRANSACTION AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT DELIVERED HEREUNDER OR THEREUNDER SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), OR ANY OTHER TRANSACTION AGREEMENT PURCHASER EXPRESSLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION, AND ACKNOWLEDGES AND AGREES THAT IT IS NOT ENTITLED TO RELY UPON, AND THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM, ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION MADE BY ANY PERSON. PURCHASER FURTHER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR ANY OTHER TRANSACTION AGREEMENT.
(b)    Purchaser acknowledges and agrees that, except for the specific representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedule) or any other Transaction Agreement, Seller makes no representations or warranties with respect to, and that Purchaser will not have any right or remedy arising out of any Losses relating to or resulting from, Purchaser’s businesses or any Contract (other than any Transaction Agreement) or other relationship between Seller or any of Seller’s Affiliates and Purchaser or any of Purchaser’s Affiliates. Purchaser acknowledges that none of Seller or any of its Affiliates or Representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or any of its Affiliates or Representatives to Purchaser or any other information which is not included in this Agreement or another Transaction Agreement, and neither Seller nor any of its Affiliates or Representatives or any other Person will have or be subject to any Liability to Purchaser, any Affiliate of Purchaser or any other Person resulting from (i) the distribution of any such information to, or use of any such information by, Purchaser, any Affiliate of Purchaser or any of their respective Representatives or (ii) any errors in or omissions from any such information.
(c)    Purchaser acknowledges and agrees that, except for the specific representations and warranties expressly set forth in ARTICLE III (as modified by the Disclosure Schedule) or any other Transaction Agreement, none of the Seller Group or any of its Affiliates, Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Distribution Business made available to Purchaser, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Distribution Business, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller or in any other form, or (ii) any information delivered or made available pursuant to Section 5.02.
(d)    In connection with Purchaser’s investigation of the Distribution Business, the Purchased Assets and the Assumed Liabilities, Purchaser has received or may receive certain projections, including projected statements of operating revenues and income from operations of the Distribution Business and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties. Accordingly, except for the specific representations and warranties expressly set forth in ARTICLE III (as modified by the Disclosure Schedule), any Ancillary Agreement or any certificate or document delivered hereunder or thereunder, Purchaser hereby acknowledges that neither Seller nor any other Person are making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and Purchaser hereby disclaims any reliance on such estimates, projections and other forecasts and plans and agrees that it has not relied thereon.
(e)    Notwithstanding anything to the contrary in this Agreement, no provision of this Section 10.15 shall in any respect amend, modify or limit any representation or warranty set forth in ARTICLE III (as modified by the Disclosure Schedule), any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder.
(f)    Notwithstanding anything to the contrary contained in this Agreement (including Section 10.15(a)-(e)) or any other Transaction Agreement, Purchaser does not waive, and shall be deemed to not have waived, and nothing in this Agreement shall affect, Purchaser’s right to bring any claim or action based on Fraud.
Section 10.16.    Privileged Matters.
(a)    As to all communications among counsel for the Seller Group (including Jones Day and in-house counsel of the Seller Group), Seller and any other member of the Seller Group that relate in any way to the Transactions, the Retained Businesses, any Excluded Assets to Excluded Liabilities (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Purchaser or any of its respective Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of Purchaser, any of its Affiliates (including after the Closing, the Purchased Entities) or Representatives, or any Person purporting to act on behalf of or through Purchaser will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, Purchaser, its Affiliates (including after the Closing, the Purchased Entities), and any of their respective successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing. The Privileged Communications may be used by Seller or any other member of the Seller Group (other than, including after the Closing, the Purchased Entities) in connection with any dispute that relates in any way to the Transactions, including in any claim for indemnification brought by Purchaser. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Affiliates and a Third-Party (other than a Party or any of their respective Affiliates) after the Closing, Purchaser may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Seller or the Seller Group to such Third-Party; provided, however, that neither Purchaser nor any of its Affiliates (including after the Closing, the Purchased Entities) may waive such privilege without the prior written consent of Seller.
(b)    Upon receipt by Purchaser or any of its Affiliates of any subpoena, discovery or other request from any Third-Party that actually calls for the production or disclosure of Privileged Communications or if Purchaser or any of its Affiliates obtains knowledge that any current or former employee of Purchaser receives any subpoena, discovery or other request from any Third-Party that actually calls for the production or disclosure of Privileged Communications, Purchaser will promptly notify Seller of the existence of the request and will provide Seller a reasonable opportunity to assert any rights it may have under this Section 10.16 or otherwise to prevent the production or disclosure of Privileged Communications. Purchaser will not, and will cause its Affiliates not to, produce or disclose to any Third-Party any of the Privileged Communications under this Section 10.16 unless (i) Seller has provided its express written consent to such production or disclosure or (ii) required to do so by applicable Law or a court of competent jurisdiction has entered a Governmental Order finding that the Privileged Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
(c)    The access to information being granted pursuant to Section 5.02 and the disclosure to Seller and Purchaser of Privileged Communications relating to the Distribution Business pursuant to this Agreement in connection with the Transactions will not be asserted by Seller or Purchaser to constitute, or otherwise deemed, a waiver of any privilege that has been or may be asserted under this Section 10.16 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Seller and Purchaser in, or the obligations imposed upon Seller and Purchaser by, this Section 10.16.
Section 10.17.    No Recourse. All Actions under or related to this Agreement may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to the Transaction Agreements.
Section 10.18.    Debt Financing Matters. The Parties hereby agree that (a) no Debt Financing Party shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 10.18 shall limit the liability or obligations of any Debt Financing Parties under any debt commitment letter, (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Party arising out of or relating to the transactions contemplated pursuant to this Agreement, any Debt Financing, any debt commitment letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, (c) the waiver of rights to trial by jury set forth in Section 10.11 applies to any such claim, suit, action or proceeding, (d) only the Purchaser party thereto (including its successors and permitted assigns under any debt commitment letter) and the other parties to any debt commitment letter at their own direction shall be permitted to bring any claim against any Debt Financing Party for failing to satisfy any obligation to fund any Debt Financing pursuant to the terms of any debt commitment letter, and (e) this Section 10.18 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
AVIENT CORPORATION
By: /s/ Joel Rathbun

Name: Joel Rathbun Title: Senior Vice President, Mergers & Acquisitions

[Signature Page to Asset Purchase Agreement]

HILO GROUP BUYER, LLC
By: /s/ Robert Jang

Name: Robert Jang Title: President

[Signature Page to Asset Purchase Agreement]